     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 28, 1997
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                         AMERICAN CRYSTAL SUGAR COMPANY

             (Exact name of Registrant as specified in its charter)

          MINNESOTA                          2063                  84-0004720
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

             101 NORTH THIRD STREET, MOORHEAD, MINNESOTA 56560-1990
                                 (218) 236-4400

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              MR. JOSEPH J. TALLEY
                         AMERICAN CRYSTAL SUGAR COMPANY
                                   TREASURER
                             101 NORTH THIRD STREET
                         MOORHEAD, MINNESOTA 56560-1990
                                 (218) 236-4400

      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

                             RONALD D. MCFALL, ESQ.
               Doherty, Rumble & Butler Professional Association
                       2800 Minnesota World Trade Center
                             30 East Seventh Street
                           St. Paul, Minnesota 55101
                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
     SECURITIES TO BE REGISTERED         BE REGISTERED          PER UNIT         OFFERING PRICE     REGISTRATION FEE
Common Stock, par value $10.00.......         500                $10.00              $5,000              $1.52
Preferred Stock, par value $76.77....        61,500            $1,500.00          $92,250,000          $27,954.55

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         AMERICAN CRYSTAL SUGAR COMPANY
                             CROSS REFERENCE SHEET
                          PURSUANT TO S-K ITEM 501(B)

ITEM NUMBER AND CAPTION                                                               LOCATION IN PROSPECTUS
-----------------------------------------------------------------------  -------------------------------------------------
       1.  Forepart of the Registration Statement and Outside Front
             Cover Page of Prospectus..................................  Outside Front Cover

       2.  Inside Front and Outside Back Cover Pages...................  Outside Back Cover

       3.  Summary Information, Risk Factors, and Ratio of Earnings to
             Fixed Charges.............................................  Summary, Selected Financial Data, Factors to be
                                                                           Considered

       4.  Use of Proceeds.............................................  Use of Proceeds

       5.  Determination of Offering Price.............................  Determination of Offering Price

       6.  Dilution....................................................  Dilution

       7.  Selling Security Holders....................................  Not Applicable

       8.  Plan of Distribution........................................  Plan of Distribution

       9.  Description of Securities to be Registered..................  Description of Common Stock and Preferred Stock

      10.  Interests of Named Experts and Counsel......................  Not Applicable

      11.  Information with Respect to the Registrant

                 (a)  Description of Business..........................  Description of Business

                 (b)  Description of Property..........................  Property and Processing Facilities

                 (c)  Legal Proceedings................................  Legal Proceedings

                 (d)  Market Price, Dividends, etc.....................  Description of Common Stock and Preferred Stock

                 (e)  Financial Statements.............................  Financial Statements

                 (f)  Selected Financial Data..........................  Selected Financial Data

                 (g)  Supplementary Financial Information..............  Not Applicable

                 (h)  Management's Discussion..........................  Management's Discussion and Analysis of Financial
                                                                           Condition and Results of Operations

                 (i)  Disagreements with Accountants...................  Not Applicable

                 (j)  Directors and Executive Officers.................  Management

                 (k)  Executive Compensation...........................  Executive Compensation

                 (l)  Security Ownership...............................  Principal Shareholders

                 (m)  Certain Relationships and Related Transactions...  Related Party Transactions

      12.  Disclosure of Commission Position on Indemnification for
             Securities Act Liabilities................................  Not Applicable

                   SUBJECT TO COMPLETION, DATED JULY 28, 1997
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS
DATE            , 1997

                                     [LOGO]

                         AMERICAN CRYSTAL SUGAR COMPANY

        500 SHARES OF COMMON STOCK AND 61,500 SHARES OF PREFERRED STOCK

                               ------------------

    The shares of Common Stock (the "Common Stock") and Preferred Stock (the "Preferred Stock") offered hereby are available for purchase only by members of the Company or "farmer-producers" who wish to become members of the Company, which is a cooperative of sugarbeet growers. Members of the Company as of July 25, 1997 will be granted the first right to purchase their pro rata portion of 60,000 of the shares of the Preferred Stock offered hereby, with such pro rata portion rounded to the next whole share of Preferred Stock, all subject to the terms and conditions described elsewhere in this Prospectus. (Such portion of the offering is referred to as Pool 1.) If all of the Preferred Stock offered hereby is not purchased by the members of the Company on a pro rata basis in Pool 1 by November 21, 1997, then current members who have indicated an interest in acquiring additional shares of Preferred Stock and have acquired their entire pro rata portion in Pool 1 will be able to purchase shares of Preferred Stock in the second segment of the Company's offering, referred to as "Pool 2". In Pool 2, each member may indicate an interest in purchasing additional shares in an amount up to two (2) times the number of shares of Preferred Stock which such member is entitled to purchase in Pool 1. The shares of Preferred Stock available for sale in Pool 2 will be allocated among those members desiring to acquire such shares in proportion to the number of shares requested and the number of shares available for sale in Pool 2. Any Preferred Stock remaining available for purchase after completion of the Pool 2 procedures will be designated as "Pool 3" shares. Members of the Company wishing to purchase Preferred Stock in addition to the shares purchased in Pool 1 and Pool 2 and farmer-producers who wish to become members of the Company will be able to purchase such Preferred Stock if they obtain the right to purchase such remaining Preferred Stock in a random drawing for the right to purchase such remaining Preferred Stock. Each party wishing to purchase shares in this offering must have submitted appropriate materials to the Company no later than November 21, 1997; however, in light of the random drawing and other procedures needed to complete portions of this offering other than the pro rata purchase of shares by current shareholders, the Company believes that all offering procedures will not be completed until late December, 1997 or early January, 1998. (See "Plan of Distribution," "Summary" and "Description of Business.") The shares of Common Stock will be offered only to persons who were not members of the Company on July 25, 1997, but who purchase shares of Preferred Stock in this offering. Shares of the Preferred Stock and the Common Stock may be purchased only by farm operators who, in connection with their ownership of such shares, will become contractually obligated to sell sugarbeets to the Company. There is only a limited, private market for the Common Stock and the Preferred Stock; such shares may be transferred only with the consent of the Company's Board of Directors. (See "Determination of Offering Price" and "Plan of Distribution"). The Company does not have a commitment from any party to purchase all or any portion of the Preferred Stock offered hereby. Consequently, less than all of the Preferred Stock may be sold. The Company has not established a minimum number of shares of Preferred Stock which must be sold. Instead, the Company will accept subscriptions for, and complete sales of, any portion of the Preferred Stock offered hereby.

    SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK AND PREFERRED STOCK OFFERED HEREBY.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
   OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
         OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                                                                  UNDERWRITING        PROCEEDS TO
                                                            PRICE TO PUBLIC       DISCOUNT(1)          COMPANY(2)
Common Stock(3)..........................................         $10                  $0                $5,000
Preferred Stock(4).......................................        $1,500                $0             $92,250,000
Total....................................................         $ --                 $0             $92,255,000

(1) The Company will offer and sell the Shares itself and will not pay any discounts or commissions. Certain of the Company's officers will be responsible for completing offers and sales of the Shares. Such activities will be considered part of the services provided by such officers in their capacity as officers of the Company.

(2) Before deducting expenses of the offering payable by the Company, estimated at $157,500.

(3) Each prospective purchaser wishing to become a member of the Company must acquire one (1) share of Common Stock, which share is required for membership in the Company. If the prospective purchaser is already a member of the Company, he or she will already own a share of Common Stock and will not be required to acquire an additional share of Common Stock. See "Description of Common Stock and Preferred Stock."

(4) A portion of the purchase price for shares of Preferred Stock will not be paid upon execution of a Subscription Agreement and instead will be payable in six (6) annual installments. Therefore, assuming that the maximum number of shares of Preferred Stock is sold, the amount of proceeds that will be immediately available to the Company following the closing of the offering described herein is approximately $42,300,000. (See "Plan of Distribution" and "Use of Proceeds.")
                            ------------------------

    The Preferred Stock is being offered by the Company in three different pools. The Common Stock and Preferred Stock will not be represented by certificates, as all of the Company's shares are uncertificated. Confirmation of the purchase of any Common Stock or Preferred Stock will be delivered to subscribers at the end of December, 1997 with respect to shares sold in Pool 1, at the end of January, 1998 with respect to shares sold in Pool 2, and on or before February 27, 1998 with respect to shares sold in Pool 3.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of Section 15(d) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and other information with the Securities and Exchange Commission (the "Commission"). The reports and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available for inspection at the Commission's Regional Offices located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a website (the "Commission Website") that contains reports and other information regarding the Company. The address of the Commission Website is http:\\www.sec.gov.

    The Company furnishes its members with annual reports containing audited financial statements.

                                    SUMMARY

    THIS SUMMARY OF CERTAIN PROVISIONS OF THIS PROSPECTUS IS INTENDED ONLY FOR QUICK REFERENCE AND IS NOT A COMPLETE PRESENTATION OF ALL RELEVANT FACTS. IT IS QUALIFIED IN ITS ENTIRETY BY THE OTHER INFORMATION PROVIDED IN THIS PROSPECTUS.

AMERICAN CRYSTAL SUGAR COMPANY

    American Crystal Sugar Company ("American Crystal" or the "Company") is a Minnesota agricultural cooperative corporation owned by approximately 2,586 sugarbeet growers in the Minnesota and North Dakota portions of the Red River Valley. (The Red River Valley, the largest sugarbeet growing area in the United States, forms a band approximately 35 miles wide on either side of the North Dakota and Minnesota border and extends approximately 200 miles south from the border of the United States and Canada.) The Company currently processes sugarbeets from a base level of approximately 440,000 acres, subject to tolerances for overplanting and underplanting established by the Board of Directors each year. By owning and operating five sugarbeet processing facilities in the Red River Valley, the Company provides its shareholders with the ability to process their sugarbeets into sugar and by-products, such as molasses and beet pulp. The sugar is pooled and then marketed through the services of a marketing agent under contract with the Company. The sugar marketing agent, United Sugars Corporation, is a cooperative owned by its members, American Crystal, Southern Minnesota Beet Sugar Cooperative and Minn-Dak Farmers Cooperative. The Company's molasses, beet pulp and Concentrated Separated By-product (a by-product of the molasses desugarization process) are also marketed through a marketing agent, Midwest Agri-Commodities Company. Midwest Agri-Commodities Company is a cooperative whose members are the Company, Minn-Dak Farmers Cooperative and Southern Minnesota Beet Sugar Cooperative. The Company is also one of three members of ProGold Limited Liability Company, a joint venture which operates a corn wet-milling plant in Wahpeton, North Dakota.

    American Crystal was organized in 1973 by sugarbeet growers to acquire the business and assets of American Crystal Sugar Company, then a publicly held New Jersey corporation in operation since 1899.

    American Crystal's corporate headquarters are located at 101 North Third Street, Moorhead, Minnesota 56560 (telephone number (218) 236-4400). Its fiscal year ends August 31. See "Description of Business."

SECURITIES OFFERED

    The Company is offering a total of 500 shares of its Common Stock, $10 par value, and 61,500 shares of its Preferred Stock, $76.77 par value, for sale to sugarbeet farm operators in the territory in which the Company is engaged in business. To become a member of the Company, each sugarbeet farm operator must acquire (or already own) a share of the Company's Common Stock. During the first portion of the offering, designated as "Pool 1," members of the Company as of July 25, 1997 will be granted the first right to purchase their pro rata portion of 60,000 of the shares of the Preferred Stock offered hereby, with such pro rata portion rounded to the next whole share of Preferred Stock. The application of the rounding procedure increases the number of shares offered from 60,000 to 61,500 shares of Preferred Stock. (Such rights will grant each of the current members the right to purchase an additional number of shares of Preferred Stock, equal to approximately 13.5% of the number of shares of Preferred Stock owned by such member on July 25, 1997 before rounding to the nearest whole share.) If the Company's members as of July 25, 1997 do not purchase all of the Preferred Stock offered to them on a pro rata basis in Pool 1, then current members who have indicated an interest in acquiring additional shares of Preferred Stock and have purchased his or her entire pro rata portion of the shares of Preferred Stock in Pool 1, will be able to purchase shares of Preferred Stock in addition to those which they have purchased under their pro rata purchase rights. In this second portion of the offering, designated as "Pool 2," each member may purchase additional shares in an amount up to two (2) times the number of shares of Preferred Stock which such member is entitled to purchase pursuant to their pro rata purchase rights in Pool 1. If the Company has received indications of interest in purchasing additional shares in Pool 2 which do not exceed the number of shares available for sale in Pool 2, each member will be entitled to purchase all requested shares. If the Company has received indications of interest in purchasing additional shares in Pool 2 which exceed the number of shares available for purchase in Pool 2, the available shares will be allocated proportionally among those members in the manner described in "Plan of Distribution," except that the Company will not issue any fractional shares of its Preferred Stock. Any Preferred Stock available for purchase after completion of the Pool 2 procedures described above will be designated as "Pool 3 Shares". All Pool 3 Shares will be available for purchase by (i) parties who were not members of the Company as of July 25, 1997 and seek to become members of the Company through the purchase of a share of Common Stock and some number of shares of Preferred Stock and (ii) members of the Company as of July 25, 1997 who purchase their pro rata portion of Pool 1 and all shares of Preferred Stock available to them in Pool 2. The Pool 3 Shares will be allocated to such prospective purchasers in a random drawing to be held in December 1997, until no additional shares of Preferred Stock remain for sale or until the Company elects to terminate the Offerings described herein.

    All of the shares of Common Stock and Preferred Stock purchased in this offering will be issued upon completion of the offering. At the time of execution of a Subscription Agreement for the purchase of shares in Pool 1, each purchaser who was a member of the Company as of July 25, 1997 will be required to provide (i) subject to the conditions and requirements described in the "Plan of Distribution", payment in full for the first forty-two percent (42%) of the shares of Preferred Stock (rounded to the next whole share) available to such member in Pool 1 and (ii) an initial payment of One Hundred Dollars ($100) for each other share of Preferred Stock for which the member has subscribed in Pool
1. Within twenty (20) days after receipt of a notice from the Company that the subscriber is entitled to purchase shares of Preferred Stock in Pool 2, each purchaser who was a member of the Company as of July 25, 1997 will be required to provide (i) subject to the conditions and requirements described in this section, payment in full for forty-two percent (42%) of the shares of Preferred Stock (rounded to the next whole share) available to such member in Pool 2 and
(ii) an initial payment of One Hundred Dollars ($100) for each other share of Preferred Stock for which the member has subscribed in Pool 2. Within twenty
(20) days after receipt of a notice from the Company that the subscriber is entitled to purchase shares of Preferred Stock in Pool 3, each purchaser will be required to provide, subject to the conditions and requirements described in the "Plan of Distribution", payment in full for the shares of Preferred Stock (rounded to the next whole share) available to such member in Pool 3. Payment for shares of Preferred Stock on the installment basis described above is available to members of the Company as of July 25, 1997 only with respect to that number of shares acquired IN EXCESS of forty two percent (42%) of the shares of Preferred Stock acquired in Pool 1 and the number of shares in excess of forty two percent (42%) of the shares of Preferred Stock which such member wishes to acquire due to obtaining the right to purchase such shares in Pool 2. That is, a member who wishes to purchase less than forty two percent (42%) of all shares of Preferred Stock available under that member's pro rata purchase rights will be required to pay for such shares in full upon execution of that member's Subscription Agreement. A party who was not a member of the Company as of July 25, 1997 will be required, within twenty (20) days after receipt of a notice from the Company that the subscriber is entitled to purchase shares of Preferred Stock in Pool 3, to provide (i) payment for the share of Common Stock required as a condition of membership in the Company, and (ii) subject to the conditions and requirements described in the "Plan of Distribution", payment in full for the shares of Preferred Stock (rounded to the next whole share) to be purchased by such subscriber.

    The remaining portion of the purchase price for shares of Preferred Stock acquired in Pool 1 and Pool 2 and not paid for in full at the time of subscription will be due and payable in six (6) annual installments, due on each anniversary of the date on which executed Subscription Agreements are required to be returned to the Company, being November 21, 1997. With respect to each share to be paid for by installment payments, the annual installment will be $233.33, exclusive of rounding, the Company will provide the subscriber with an invoice for such amounts 30 days prior to the due date of each such installment. As security for payment of the remaining installments, the Company will retain a security interest in those shares of Preferred Stock for which payment has not yet been made in full. Upon payment of each installment, the Company will release its lien on an additional number of shares of Preferred Stock (rounded down to the nearest whole share), in proportion to the amount of the installment payment. Shares may not be transferred until the Company has received payment in full; in addition, any prepayment of amounts due with respect to shares of Preferred Stock will be applied to the last installment payment then remaining payable.

    Each member is entitled to one vote, based upon ownership of a share of Common Stock. Ownership of Preferred Stock entitles a member to grow sugarbeets for sale to the Company. Each share of Preferred Stock will entitle the holder to grow one acre of sugarbeets for the Company. (Under the Company's Bylaws, the Board of Directors has the authority to adjust the ratio of Preferred Stock owned by a member to the number of acres of sugarbeets which may be planted by virtue of ownership of those shares. However, it is management's current intention and recommendation to the Board of Directors that the relationship between the shares of Preferred Stock and acres of sugarbeet production be maintained at a ratio of 1 to 1 for the foreseeable future, subject to tolerances for overplanting and underplanting established by the Board each year. Those tolerances can and will vary from year to year; for the 1997 sugarbeet crop, the Board of Directors established a tolerance of plus 8% or minus 2% of the number of acres represented by issued and outstanding shares of Preferred Stock.) In connection with the purchase of Preferred Stock, each purchaser will be required to enter into a Growers' Contract, obligating the member to sell the sugarbeets grown on one acre of farm land to the Company for each share of Preferred Stock owned by such member. However, only those shares of Preferred Stock to be issued in this offering for which the Company has received full payment prior to April 1, 1998 will represent the right and obligation to deliver the sugarbeets grown on an acre of farm land in the 1998 crop season. Shares which have been purchased but for which the Company has not received full payment will represent the right and obligation to deliver the sugarbeets grown on one half ( 1/2) of an acre of farmland during the 1998 crop season. Subject to adjustment by the Board of Directors in accordance with the Company's governing documents and the Growers' Contract, such shares shall represent the right and obligation to deliver the sugarbeets grown on a full acre of farm land in the 1999 crop season and years thereafter. The transfer of both the Common Stock and Preferred Stock is subject to approval by the Board of Directors and may only be transferred to another sugarbeet farm operator. Neither the Common Stock nor the Preferred Stock bear dividends. See "Plan of Distribution" and "Description of Common Stock and Preferred Stock."

RISK FACTORS

    A decision to purchase Preferred Stock subjects the purchaser to certain risks and immediate dilution. Accordingly, a decision to purchase Preferred Stock may not be appropriate for persons who cannot afford to be subjected to such risks. See "Risk Factors."

PAYMENTS TO MEMBERS FOR CROPS

    Sugarbeets delivered to American Crystal by its members are processed and the resulting sugar is marketed on a cooperative basis. A particular member's share of the net proceeds from the sale of sugar is determined by the amount of sugar recoverable from the sugarbeets the member delivers to the Company. All members of American Crystal are credited with the same unit price per hundredweight (100 pounds) of recoverable sugar delivered, a price which is determined when the sugarbeets of all of the members have been processed and most of the sugar has been sold. The price paid for sugarbeets is determined by reducing the adjusted value of recovered sugar from the beets a member delivers by the member's share of the Company's member business operating expenses and any unit retains. Each member also receives a pro rata share of net revenues from by-product sales, based on the tonnage of sugarbeets delivered by the member. See "Description of Business--Growers' Contracts."

                            SELECTED FINANCIAL DATA

    The selected financial data of the Company should be read in conjunction with the financial statements and related notes included elsewhere in this Prospectus.

                                            NINE MONTHS ENDED
                                            MAY 31, UNAUDITED                FISCAL YEAR ENDED AUGUST 31,
                                           --------------------  -----------------------------------------------------
                                             1997       1996       1996       1995       1994       1993       1992
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                (IN THOUSANDS, EXCEPT FOR RATIOS)
Revenues.................................  $ 489,557  $ 511,592  $ 688,012  $ 605,960  $ 563,420  $ 542,665  $ 545,220
Net Proceeds Before Accounting Change....  $ 355,557  $ 302,406  $ 310,206  $ 320,549  $ 273,785  $ 303,842  $ 269,388
Cumulative Effect of Accounting
  Change(1)..............................     --         --         --         --      $ (12,214)    --         --
Net Proceeds(2)..........................  $ 355,557  $ 302,406  $ 310,206  $ 320,549  $ 261,571  $ 303,842  $ 269,388
Total Assets.............................  $ 713,368  $ 586,623  $ 465,136  $ 420,890  $ 324,469  $ 303,318  $ 278,989
Long-Term Debt, including current
  maturities.............................  $ 174,600  $ 159,819  $ 190,919  $ 119,029  $ 115,834  $  98,039  $  91,615
Members' Investments.....................  $ 166,034  $ 132,395  $ 152,136  $ 142,047  $ 115,609  $ 120,113  $ 107,679
Property and Equipment
  Additions, net of retirements..........  $  34,181  $  20,831  $  43,168  $  48,394  $  50,824  $  35,659  $  42,046
Working Capital..........................  $  20,293  $  17,244  $  32,071  $  28,046  $  30,859  $  32,819  $  27,254
Ratio of Long-Term Debt to Equity(3).....     0.97:1     1.01:1     1.17:1      .75:1      .88:1      .71:1      .71:1
Ratio of Net Proceeds to Fixed
  Charges(4).............................        9.2       14.0       14.3       11.6       15.0       14.2       15.0

                                         NINE MONTHS ENDED
                                         MAY 31, UNAUDITED                      FISCAL YEAR ENDED AUGUST 31
                                        --------------------  ----------------------------------------------------------------
PRODUCTION DATA(5)                        1997       1996       1996       1995       1994       1993       1992       1991
--------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Acres harvested.......................        459        429        429        413        396        400        397        400
Tons purchased........................      8,313      8,029      8,029      8,332      6,450      6,748      6,915      5,345
Tons purchased per acre harvested.....       18.1       18.7       18.7       20.2       16.3       16.9       17.4       13.4
Net beet payment per ton of sugarbeets
  purchased, plus unit retains(6).....             $   38.69  $   38.69  $   39.15  $   42.59  $   45.11  $   39.21  $   48.81
Sugar hundredweight--
  Produced............................     21,958     20,162     19,947     21,369     18,093     18,979     16,474     15,057
  Sold, including purchased sugar.....     14,330     16,543     22,179     19,702     19,450     17,957     17,262     14,936
  Purchased sugar sold................        697        274        490        509        293         81        195         15
Pulp and molasses tons--
  Produced............................        748        814        651        643        488        667        724        570
  Sold................................        431        442        638        659        472        688        706        569

------------------------------

(1) During 1994, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post-Retirement Benefits Other than Pensions" and Financial Accounting Standards No. 112, "Employers Accounting for Post-Employment Benefits." The cumulative effect of application of the new standards resulted in the reduction of net proceeds shown above for the year ended August, 1994. See note number 8 to the Financial Statements for the fiscal year ended August 31, 1996, for a more detailed description of the accounting change.

(2) Net Proceeds are the Company's gross revenues, less the costs and expenses of producing and marketing sugar, by-products and beet seed, but before payments to members for sugarbeets. Payments to be made to members for the delivery of sugarbeets are liabilities of the Company. (For a more complete description of the calculation of Net Proceeds, see "Description of Business-- Growers' Contracts.")

(3) Calculated by dividing the Company's long term debt, exclusive of the current maturities of such debt, by members' investments.

(4) Computed by dividing (i) the sum of Net Proceeds plus interest plus depreciation by (ii) the sum of interest plus principal payments. Although the Company does lease certain items, such as some office furniture, office equipment and computers, due to the proportionately small amounts involved, such lease payments have not been included in the total of the Company's Fixed Charges or the calculation of this ratio.

(5) Information for a fiscal year relates to the crop planted and harvested in the preceding calendar year (e.g., information for the fiscal year ended August 31, 1997 relates to the crop of 1996).

(6) Information not yet available for the nine months ended May 31, 1997.

                                  RISK FACTORS

INTRODUCTION

    The financial results of American Crystal's operations and the payments made to its members for their beets may be directly and materially affected by many factors, including prevailing prices of sugar and by-products, American Crystal's ability to market its sugar competitively, the weather, government programs and regulations, and costs and expenses, including those related to energy and transportation.

COMPETITION

    American Crystal sells sugar through United Sugars Corporation in all of its markets in direct competition with beet and cane sugar produced by other sugar companies. Because sugar is a fungible commodity, competition for sales volume is based primarily upon customer service, price and reliability, though differences in proximity to various geographic markets within the United States result in differences in freight and shipping costs which in turn affect pricing and competitiveness in general.

    In addition to sugar, the overall sweetener market includes corn-based sweeteners, such as regular and high fructose corn syrups, and non-nutritive, high-intensity sweeteners such as aspartame. Differences in functional properties and prices have tended to define the use of these various sweeteners. For example, corn sweeteners are generally limited to applications where a liquid sweetener can be used. Non-nutritive sweeteners presently do not provide the bulk and other physical properties of sugar. Although the various sweeteners are not interchangeable in all applications, the substitution of other sweeteners for sugar has occurred in certain products, such as soft drinks. The Company is not able to predict the availability, development or potential use of these and other alternative sweeteners and their possible impact on the Company and its members.

    According to U.S. Department of Agriculture (USDA) statistics, the Red River Valley is generally one of the most cost efficient sugarbeet producing areas in the nation. As a result, the Company's management believes that it possesses the ability to compete successfully with other producers of sugar in the United States. In spite of this competitive advantage, substitute products and sugar imports could have a material and adverse effect on the Company's operations in the future.

WEATHER AND OTHER FACTORS

    The sugarbeet, as with most other crops, is affected by weather conditions during the growing season. Additionally, weather conditions during the processing season affect the Company's ability to store beets held for processing. Growing and storage conditions different from the Company's expectations may change the quantity and quality of sugarbeets available for processing and therefore may affect the quantity of sugar produced by the Company. See "Description of Business--Growers' Contracts" for more information regarding such variations in crops and production.

    A significant reduction in the quantity or quality of sugarbeets harvested resulting from adverse weather conditions, disease or other factors could result in increased per unit processing costs and decreased production, with adverse financial consequences to the Company and its members.

GOVERNMENT PROGRAMS AND REGULATIONS

    Domestic sugar prices are supported under a program administered by the USDA. Under the current program, which was initiated in 1981 and extended under the Food Security Act of 1985, the Food, Agriculture, Conservation and Trade Act of 1990 and the Federal Agriculture Improvement and Reform Act of 1996 (the "FAIR Act"), the price of sugar is required to be maintained above the price at which producers could forfeit sugar to repay nonrecourse loans obtained through the Commodity Credit Corporation (CCC). The USDA maintains sugar prices without cost to the U.S. Treasury by regulating the quantity of sugar imports. Under the "Tariff Rate Quota" implemented October 1, 1990, sugar producing countries are assigned a fixed quantity of imports duty-free or subject to minimal duties. Unlimited additional quantities may be imported upon payment of a tariff of 16 cents per pound prior to shipment. (To date, only minute quantities of sugar have been imported under this higher tariff level.)

    The Uruguay Round agreement under the General Agreement on Tariffs and Trade
(GATT) mandates imports of at least 1,257,000 short tons of sugar per year into the United States. The FAIR Act maintains the basic 18 cent per pound loan rate for raw sugar and puts in place a 22.90 cent per pound loan rate for refined beet sugar. Both loan rates are effective for crop years 1996 through 2002. Price support loans are to be made on a non-recourse basis provided that United States sugar imports for domestic usage exceed 1.5 million short tons raw value in a given fiscal (October through September) year. Loans made on a non-recourse basis enable the sugar processor to forfeit sugar to the CCC if sugar prices are below the loan rate. If imports during a given year are less than 1.5 million short tons, loans must be made on a recourse basis, meaning that processors will not be able to forfeit sugar to the CCC at its full loan value. In order to recover the full value of a recourse loan, the CCC could require that cash or other assets be provided in addition to the sugar used as collateral when the loan is made. Another new provision of the FAIR Act is a one cent per pound penalty paid by processors if the processor defaults on sugar price support loans.

    The nature and scope of future legislation affecting the sugar market cannot be predicted and there can be no assurance that price supports will continue in their present form. If the price support program, including the Tariff Rate Quota system described above, were eliminated in its entirety or if the protection the United States' price support program provides from foreign competitors were materially reduced, the Company could be materially and adversely effected. In such a situation, if the Company were not able to adopt strategies which would allow it to compete effectively in a greatly changed domestic market for sugar, the adverse affects could impact the Company's continued viability and the desirability of growing sugarbeets for delivery to the Company. Such events could significantly impair the value of the shares of Preferred Stock in which are embodied the right and obligation to deliver sugarbeets.

COMPANY'S INVOLVEMENT IN PROGOLD LIMITED LIABILITY COMPANY

    As described elsewhere in this Prospectus, the Company is one of the three members of ProGold Limited Liability Company ("ProGold"). ProGold was established as a joint venture mechanism for the Company, Minn-Dak Farmers Cooperative and Golden Growers Cooperative for the purpose of constructing and operating a corn wet-milling plant capable of processing corn to produce corn sweeteners and related corn products. The Company is a 46% owner of ProGold and has invested a total of approximately $48,024,000 in that entity. ProGold's wet-milling facility recently became operational and has begun producing corn sweeteners and other products from the corn delivered to ProGold by its three members, with the corn deliveries being provided by the members of ProGold in proportion to their ownership interests in the joint venture. The products produced through operation of the corn wet-milling facility are being sold through the efforts of United Sugars Corporation and Midwest Agri-Commodities Company.

    Due to unexpected changes in market conditions, ProGold is expected to suffer significant losses for several years. As a result of its ownership interest in ProGold and its activities to procure corn for processing at ProGold's facility, the Company will be exposed to a variety of financial risks associated with the losses which ProGold is expected to incur. First, the losses suffered by ProGold are to be charged to ProGold's reserves to the extent of such reserves. ProGold may require additional capital investment from its three members in order to continue operations and to satisfy ProGold's various obligations, including obligations to its lenders. Although ProGold's members must unanimously approve any requirement for member capital contributions in excess of $5,000,000 per year, (the Company's share of which is $2,300,000), the Company and its representatives' on the ProGold Board of Governors may determine that it is in the best interests of the Company to contribute additional capital to ProGold even in light of the anticipated losses to be incurred by ProGold. Second, as described elsewhere in this Prospectus, the Company procures corn for itself and on behalf of the other members of ProGold for processing at the

ProGold facility. When that corn is procured and delivered to ProGold, the Company does not receive direct payment upon delivery. Instead, the Company is to receive payment for the corn delivered to fulfill the Company's delivery obligation through payment of its proportionate share of ProGold's revenues, less its proportionate share of ProGold's operating expenses. To the extent that ProGold's operations do not result in a profit, the Company will receive distributions from ProGold in an amount less than the Company's cost to acquire the corn delivered to ProGold for processing. To the extent that the Company's relationship with ProGold reduces the Company's financial resources, the Company can be expected to experience a reduction of its own reserves and working capital. Even if there is no reduction of the revenues available for distribution to the Company's members, a significant reduction of the Company's reserves and working capital may have the effect of deferring planned capital improvements or eliminating the Company's ability to engage in those capital improvements. To the extent that the Company's reserves and working capital are unable to satisfy the Company's proportionate share of ProGold losses, the Company could be required to increase its unit retains withheld from amounts distributed to members, thereby reducing revenues available for distribution to members in the form of net beet payments.

ENERGY AND TRANSPORTATION

    American Crystal uses large quantities of energy in its operations, principally for heating the cossettes (sliced beets), evaporating water from juices containing sugar, drying wet beet pulp, and generating electrical power. Each of the Company's five factories currently burn low sulphur coal as their primary source of energy. However, the Company is in the process of converting certain of its dryer facilities to operate with natural gas as the energy source. (The factories in East Grand Forks, Crookston and Moorhead have been converted to natural gas operation.) The Company presently obtains all of its coal from Montana under a supply contract expiring July 31, 2005. The Company has also entered into a contract with a gas marketing company to meet the dryer facilities' natural gas requirements primarily from Canadian sourced gas supplies, with an initial term ending October 31, 2001. The Company has also entered into a related contract, with a term ending in November, 2011, for transportation of gas from the Canadian border. Changes in the cost and sources of energy may affect the financial results of the Company's operations and the Net Beet Payment to members for their crops.

    Transportation is another significant expense. Transportation costs include the delivery costs of beets, sugar and the Company's major operating supplies, including coal, coke, limerock and chemicals. Transportation costs for the delivery of operating supplies are included in the cost of the supplies and represent a major part of the Company's operating costs in connection with the production of sugar and sugarbeet by-products.

    As described elsewhere in this Prospectus, the Company markets its sugar through United Sugars Corporation and its sugarbeet by-products through Midwest Agri-Commodities Company. While those entities are responsible for marketing and distributing the Company's products, the costs involved in such marketing and distribution reduce the proceeds received by the Company from those organizations in exchange for sugar and sugarbeet by-products. Most of the Company's products are now quoted and sold to customers for a price which includes the cost of delivery. As noted above, the cost of transporting sugar has a significant impact on the geographic markets into which the Company is able to sell its products. A significant change in transportation costs could have an adverse impact on the Company.

ENVIRONMENTAL MATTERS

    American Crystal is subject to extensive federal and state environmental laws and regulations with respect to water and air quality, solid waste disposal and odor and noise control. The Company conducts an on-going and expanding control program designed to meet these environmental laws and regulations. American Crystal believes that it is in substantial compliance with applicable environmental laws and regulations.

    The Company cannot predict whether future changes in environmental laws or regulations might increase the cost of operating its facilities and conducting its business. Any such changes could have adverse financial consequences for the Company and its members.

LIMITED TRANSFERABILITY AND MARKETABILITY; COMPANY'S RIGHT OF FIRST REFUSAL; NO
  OBLIGATION TO REPURCHASE

    The purchase of the Common Stock and Preferred Stock should be considered a long-term decision by each prospective member. Because the number of acres of sugarbeets a member may grow for sale to the Company is directly related to the number of shares of Preferred Stock owned, a limited, private market for Preferred Stock exists. However, it is not anticipated that a general public market for the Company's shares of Common Stock or Preferred Stock will develop due to the limitations on transfer and the various membership requirements which must be satisfied in order to acquire such shares.

    A member desiring to sell his or her Common Stock or Preferred Stock must first offer them to the Company for purchase at par value. If the Company declines to purchase such shares, either class may be sold to a new member (i.e., another farm operator not already a member) and Preferred Stock may be sold to one or more existing members or farm operators approved for membership, in each case subject to approval by the Board of Directors. To date, the Company's Board of Directors has not exercised the Company's right of first refusal to purchase shares offered for sale by its members. In the absence of the exercise of such right of first refusal, the Company is aware of sales of Preferred Stock at prices in excess of the par value of those shares. However, as the Company does not require parties seeking approval for transfers to provide information regarding the transfer price, the Company does not possess verifiable information regarding the transfer price involved in recent transfers of the Company's Preferred Stock. See "Description of Common Stock and Preferred Stock."

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

    This Prospectus contains forward-looking statements regarding, among other items, the Company's growth strategy and anticipated trends in the Company's business. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of the factors described under "Risk Factors" and elsewhere herein, including, among others, regulatory or economic influences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will in fact transpire or prove to be accurate.

                        DETERMINATION OF OFFERING PRICE

    There is only a very limited, private market for the Company's Preferred Stock and no market for shares of the Company's Common Stock. The price for the Common Stock offered hereby is the par value of such shares as established by the Company's Articles of Incorporation. Ownership of the Company's Preferred Stock provides a shareholder with the opportunity to (1) produce sugarbeets on the farm, (2) participate in the Company's value added processing and (3) market sugar and by-products through the Company's marketing agents, United Sugars Corporation and Midwest Agri-Commodities Company. The price for the Preferred Stock offered hereby has been determined by the Company's Board of Directors after giving consideration to many complex factors. Although many factors have been considered, the specific offering price for the preferred stock does not have any direct relationship to the assets, earnings, book value, or other measurable criteria of the Company. The Company makes no representations, whether express or implied, as to the value of the Preferred Stock offered hereby. There can be no assurance that such shares can be sold at either the offering price or any other price in the future.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the Preferred Stock offered hereby, after payment of expenses of the offering totaling approximately $157,500 are estimated to be approximately $92.09 million if the maximum number of shares of Preferred Stock is sold. Of that amount, it is estimated that approximately $42.3 million will be immediately available to the Company following the closing of the offering and during the 1998 fiscal year if all of the share of Preferred Stock are sold. A significant portion of the purchase price for shares of Preferred Stock will be payable on an installment basis. The Company intends to use such proceeds as working capital for the Company's business activities. Such amounts will be used in connection with the Company's other sources of working capital, for the purposes described below.

    The Company's sources of working capital during the 1998 fiscal year beginning on September 1, 1997 are projected as follows:

                                                                           APPROXIMATE AMOUNT
CATEGORY                                                                      (IN MILLIONS)
-------------------------------------------------------------------------  -------------------
Net Proceeds of Offering.................................................       $    42.3(1)
Unit Retains.............................................................            16.6
Depreciation and Amortization............................................            26.6
Long Term Debt...........................................................            43.0
                                                                                   ------
                                                                                $   128.5
Non-Member Loss other than ProGold Loss..................................            (3.8)
                                                                                   ------
                                                                                $   124.7
                                                                                   ------
                                                                                   ------

    The projected sources of working capital listed above are based upon the Company's best estimates of the availability of the Company's resources during the fiscal year beginning on September 1, 1997. In particular, the Company's estimates are based upon decisions by the Board of Directors regarding unit retains to be established with regard to the 1996 sugarbeet crop and the availability of long-term debt financing. The Company's projections regarding the availability of working capital resources are subject to a variety of risks and uncertainties, including the total amount of the Company's Non-Member loss for the fiscal year to end on August 31, 1997, the discretion of the Board of Directors in establishing unit retains and the continued availability of long-term debt financing. See "Risk Factors--Forward Looking Statements and Associated Risks".

    During the upcoming 1998 fiscal year, the Company intends to use such working capital for the following purposes:

                                                                           APPROXIMATE AMOUNT
CATEGORY                                                                      (IN MILLIONS)
-------------------------------------------------------------------------  -------------------
Payment of Current Maturities of Long Term Debt..........................       $    18.8
Revolvement of Unit Retains..............................................             7.7
Payments to Estates of Deceased Members..................................             0.7
Property Additions and Improvements......................................            72.5
Investment in United Sugars Corporation..................................             7.0
Investment in ProGold Limited Liability Company..........................            12.0(2)
                                                                                   ------
                                                                                $   118.7
                                                                                   ------
                                                                                   ------

------------------------

(1) In the event that the Company sells less than all of the Preferred Stock available in this offering, the Company will increase its borrowing to the extent reasonably necessary to obtain the working capital required for the Company's planned activities. Later this year, the Company will begin negotiations with its lenders to obtain financing for the fiscal year beginning on September 1, 1997. Although the

    Company does not have a binding commitment from its banks to provide the specified amount, the Company believes that its relationships with its lenders are good. The various uses of working capital shown above are listed in the order of their priority to the Company.

(2) This amount reflects the Company's belief regarding the additional investment which may be requested by ProGold Limited Liability Company during the fiscal year beginning on September 1, 1997. As noted elsewhere in this document, the members of ProGold are contractually committed to provide no more than $5,000,000 in capital investment in ProGold during any year; the Company's proportionate share of that amount is $2,300,000. Additional amounts may be required only with the unanimous consent of all of the members of ProGold, including the Company. No action has been taken by the members of ProGold which would obligate the Company to provide capital investment in excess of the Company's portion of the $5,000,000 described above, nor has the Company's Board of Directors taken any action indicating a willingness to invest more than the amounts to which the Company is contractually committed.

    The foregoing use of the Company's working capital is based upon the Company's assumptions concerning its business objectives, finances and other matters affecting the Company. It also assumes that all of the Preferred Stock offered hereby will be sold. If current assumptions are not accurate, other unforeseen conditions affecting the Company's business arise, or if less than all of the shares of Preferred Stock offered are sold, there could be material changes to the Company's projections. The Company would first seek debt financing to allow it to complete its planned activities during the fiscal year beginning on September 1, 1997. If such debt financing is not available or is not available on appropriate terms, the Company could find it advisable to allocate its working capital, including the offering proceeds, in a manner different from that described above. Such adjustments may involve deferral or reduction of certain capital expenditures.

    Based on the Company's current financial resources and assuming the availability of (i) the proceeds from the sale of all of the Preferred Stock and
(ii) debt financing in amounts and on terms and conditions acceptable to the Company, the Company would not be required to raise additional equity capital (other than through Unit Retains) to continue its current expansion plan for increased processing capacity. However, the Company may consider obtaining additional equity capital through future sales of its securities in order to pursue strategic objectives.

    Pending application of the proceeds of this offering, the Company will use the funds to reduce its borrowings or invest in short-term interest-bearing securities.

                                    DILUTION

    The net tangible book value of the Company, based on the Company's financial statements as of May 31, 1997 was $163,437,828 or approximately $374.07 per share of Preferred Stock. "Net tangible book value per share" represents the tangible assets of the Company less total liabilities divided by the number of shares of Preferred Stock outstanding. Without taking into account changes in net tangible book value subsequent to May 31, 1997 other than to give effect to
(i) the sale of the Preferred Stock offered hereby and (ii) the application of the net proceeds of such sales, the pro forma net tangible book value of the Company at May 31, 1997 would increase to $255,530,328, or approximately $512.68 per share if the maximum number of Shares are sold. Accordingly, the net tangible book value of the shares of Preferred Stock held by the present shareholders of the Company will be increased by approximately $138.61 per share if the maximum number of shares of Preferred Stock is sold. The new investors will incur dilution of approximately $987.32 per share of Preferred Stock if the maximum number of such shares are sold.

    Dilution per share of Preferred Stock represents the difference between the price for each share of Preferred Stock to be paid by new investors and the net tangible book value per share as of May 31, 1997, as adjusted to give effect to the offering of shares of Preferred Stock made hereby. The dilution per share of Preferred Stock, calculated as described above, is illustrated in the following table:

Offering price per share.........................................  $1,500.00
                                                                   ---------
Net tangible book value per share before offering................  $  374.07
Increase to current stockholders in net tangible book value per share due to offering..........................................  $  138.61
                                                                   ---------
Net tangible book value per share after offering.................  $  512.68
                                                                   ---------
Dilution per share to new investors..............................  $  987.32
                                                                   ---------
                                                                   ---------

    In the event that the Company sells less than the maximum number of shares of Preferred Stock offered hereby, each purchaser in this offering can expect to incur dilution in excess of that described above.

    The following table summarizes, as of the date of this Prospectus, the differences among current stockholders and new members with respect to the number of shares of Preferred Stock purchased from the Company, the total consideration paid, and the average consideration paid per share, assuming the sale of the maximum number of shares of Preferred Stock. See "Plan of Distribution."

                                                              PRESENT         PURCHASERS IN
                                                           STOCKHOLDERS       THIS OFFERING
                                                        -------------------  ----------------
Average cost per share................................   $          207.98   $       1,500.00
Percent of outstanding shares owned after offering....                87.7%              12.3%
Total investment of group.............................   $   90,871,500.00   $  92,250,000.00
Percentage of total investment........................                49.6%              50.4%

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS:

    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS OF THE COMPANY SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

LIQUIDITY AND CAPITAL RESOURCES

    Because American Crystal operates as a cooperative, payments for member delivered sugarbeets, the principal raw material used in producing the sugar and agri-products it sells, are subordinated to all member business expenses. In addition, actual cash payments to members are spread over a period of approximately one year following delivery of their sugarbeet crops to American Crystal and are net of unit retains allocated to them, both of which remain available to meet American Crystal's capital requirements. This member financing arrangement may result in an additional source of liquidity and reduced outside financing requirements in comparison to a similar business operated on a non-cooperative basis. However, because sugar is sold throughout the year (while sugarbeets are processed primarily in the fall and winter) and because substantial amounts of equipment are required for its operations, American Crystal has utilized substantial outside financing on both a seasonal and long-term basis to fund such operations. The majority of such financing has been provided by the St. Paul Bank for Cooperatives (the "Bank"). American Crystal has a long-term debt commitment with the Bank in 1997 of $216 million. The Company also has a seasonal line of credit with the Bank of $240 million, including any amounts obtained through issuance of instruments in its commercial paper program. American Crystal also has a line of credit with Norwest Bank for $10 million. The Company utilizes a commercial paper program, which provides for short-term borrowings of up to $75 million.

    As described in "Risk Factors" and in "Description of Business," the Company is a member of ProGold Limited Liability Company ("ProGold"). Due to unexpected changes in market conditions, ProGold is expected to suffer significant losses for several years. To the extent that ProGold's operations do not result in a profit, the Company will receive distributions from ProGold in an amount less than the Company's cost to acquire the corn delivered to ProGold for processing. To the extent that the Company's reserves and working capital are unable to satisfy the Company's proportionate share of ProGold losses, the Company could be required to increase its unit retains withheld from amounts distributed to members, thereby reducing revenues available for distribution to members in the form of net beet payments.

RESULTS OF OPERATIONS

    INDUSTRY ENVIRONMENT

    During most of the 1970s and 1980s, the sweetener industry witnessed two significant trends: the increase in consumption of non-nutritive sweeteners, principally aspartame, and the increased use of high fructose corn syrup (HFCS) in place of refined sugar (sucrose) in certain food products, primarily beverages.

    During the late 1980s and the early 1990s, the domestic consumption of U.S. sugar continuously increased, from 146 million hundredweights in 1986 to 180 million hundredweights in 1996. The growth has been at a compounded rate of approximately 2% a year during that period, although sugar consumption is currently growing at a rate of approximately 1.6% per year. The Company believes that this recent market trend has been due to population growth and general acceptability of sugar as a desirable natural ingredient of a normal diet.

    Consumption of corn sweeteners is projected to grow at an annual rate of 4 to 5% over the next five years. Food manufacturers are currently increasing their research and development budgets to expand their ingredients to include corn sweeteners. Information received by the Company from industry experts suggests that a number of companies are switching some of their corn sweetener production capacity into the production of additives for functional foods. These additives may include B complex, lysine, glycerin, and various vitamins.

    The Company's results of operations are substantially dependent on market factors, including domestic prices for refined sugar. These market factors are influenced by a variety of forces, including sugarbeet production, weather conditions and United States farm and trade policy, that the Company is unable to predict. See "Business--Government Programs and Regulations." In addition, weather conditions during the growing, harvesting and processing seasons, as well as diseases and insects, may materially affect the quality and quantity of sugarbeets available for purchase as well as the unit costs of raw materials and processing. Sugar prices are currently at a premium due to sugarbeet shortages and insufficient refinery capacity during 1995 and 1996.

COMPARISON OF THE NINE MONTHS ENDED MAY 31, 1997, AND 1996

    Revenue for the nine months ended May 31, 1997, was $489.6 million, a decrease of $22.0 million from the same period in 1996. Revenue from total sugar sales decreased 5.2%, reflecting a 10.6% decrease in hundredweight sold and a 6.1% increase in the average selling price per hundredweight. Revenue from pulp sales increased 22.3%, due to a 16.1% increase in the volume of pulp sold and a 5.3% increase in the average selling price per ton. Revenue from molasses sales decreased 21.6%, due to a 21.7% decrease in the volume of molasses sold partially offset by a .2% increase in the average selling price per ton. Revenue from Concentrated Separated By-Products ("CSB") increased 15.6%, due to a 6.3% decrease in the volume of CSB sold and a 23.4% increase in the average selling price per ton.

    Cost of product sold, exclusive of payments to members for sugarbeets, decreased $101.9 million. The decrease was primarily due to the amount of products sold compared to the prior year. Changes in product inventory levels decreased the cost of products sold by $125 million. The cost associated with sugar purchased to meet customer needs was up $13.4 million due to the short supply of inventory at the beginning of the fiscal year. Fixed and committed expenses decreased by 5.5% due to lower maintenance costs.

    Selling expenses decreased $3.3 million. The decrease is attributable primarily to the decrease in the volume of sugar and by-products sold. General and administrative expenses increased $1.5 million due primarily to higher personnel costs and other general cost increases.

    Interest expense increased $1.3 million from $11.7 million during the nine months ended May 31, 1996, to $13.0 million for the same period in 1997. This resulted from higher average borrowing levels for long and short-term debt.

    Non-member business activities resulted in a loss of $10.2 million during the nine months ended May 31, 1997 compared with a loss of $2.4 million for the same period in 1996. The majority of this loss is related to American Crystal's investment in ProGold Limited Liability Company.

    Payments to members for sugarbeets increased by $60.9 million from $304.9 million during the nine-months ended May 31, 1996 to $365.8 million during the same period in 1997. The increase is attributable primarily to a higher anticipated per-ton beet payment for the current fiscal year and additional tons harvested.

COMPARISON OF THE YEARS ENDED AUGUST 31, 1996, AND 1995

    Revenue for the year ended August 31, 1996, was $688.0 million, an increase of $82.0 million from 1995. Revenue from total sugar sales increased 15.4%, reflecting a 12.6% increase in hundredweight sold and a 2.5% increase in the average selling price per hundredweight. Revenue from pulp sales decreased 7.5%, due to a 16.9% decrease in the volume of pulp sold partially offset by an 11.3% increase in the average selling price per ton. Revenue from molasses sales increased 32.4%, due to a 29.0% increase in the volume of molasses sold and a 2.6% increase in the average selling price per ton. Revenue from Concentrated Separated By-Products ("CSB") increased 4.6%, due to a 2.4% increase in the volume of CSB sold and a 2.2% increase in the average selling price per ton. Revenue from beet seed sales was down 4.5%, primarily due to decreased sales volume offset by an increase in sales prices.

    Cost of product sold, exclusive of payments to members for sugarbeets, increased $72.5 million. The increase was primarily due to changes in product inventory levels between 1996 and 1995, which impacted the cost of product sold unfavorably by $77.1 million. Direct processing costs for sugar and pulp decreased 2.5% primarily due to the harvesting and processing of a 3.6% smaller crop. Fixed and committed expenses decreased by 2.9% due to a shorter processing campaign.

    Selling expenses increased $17.9 million. The increase was attributable primarily to increased sales volume. General and administrative expenses increased $4.5 million due primarily to higher information services costs, capital projects expense and general increases in personnel costs, partially offset by a favorable settlement of an IRS tax case.

    Interest expense decreased $3.2 million from $14.5 million in 1995, to $11.3 million in 1996. This resulted from lower 1996 average interest rates for both long-term and short-term debt, partially offset by higher average borrowing levels.

    Non-member business activities resulted in a loss of $396,000 in 1996 and a loss of $15,000 in 1995.

    Unit retains of $16.0 million and $16.6 million were withheld from members in 1996 and 1995, respectively. The unit retain per-ton-purchased was $2.00 in 1996 and 1995.

    Payments to members for sugarbeets decreased by $14.9 million from $309.5 million in 1995 to $294.6 million in 1996. The decrease is attributable primarily to a decrease in tons harvested and a lower average sugar content from the 1995 crop of sugarbeets.

COMPARISON OF THE YEARS ENDED AUGUST 31, 1995, AND 1994

    Revenue for the year ended August 31, 1995 was $606 million, an increase of $42.5 million from 1994. Revenue from total sugar sales increased 4.6%, reflecting a 1.3% increase in hundredweight sold and a 3.3% increase in the average selling price per hundredweight. Revenue from pulp sales increased 42.8%, due to a 41.6% increase in the volume of pulp sold and an 0.8% increase in the average selling price per ton. Revenue from molasses sales increased 49.9% due to a 36.1% increase in the volume of molasses sold and a 10.1% increase in the average selling price per ton. Revenue from beet seed sales was down 4.1% primarily due to decreased sales volume.

    Cost of product sold, exclusive of payments for sugarbeets, decreased $25.4 million from $169.1 million in 1994 to $143.7 million in 1995. This was primarily due to changes in product inventory levels between 1995 and 1994, which impacted the cost of product sold favorably by $61.2 million. Also, the cost of product sold was partially offset by increased process costs associated with a large crop and higher costs for purchased sugar due to increased sales volume.

    Selling, general and administrative expenses increased $19.1 million from $113.7 million to $132.8 million. This was due primarily to higher selling expenses associated with the increased volumes of products sold. General and administrative expenses increased 15.4% due primarily to higher outside service costs and general increases in personnel costs.

    Interest expenses increased $6.6 million from $7.9 million in 1994 to $14.5 million in 1995. This resulted from a higher 1995 average borrowing level and higher interest rates for both long-term and short-term debt.

    Non-member business activities resulted in a loss of $15,000 in 1995 and a loss of $544,000 in 1994.

    Unit retains of $16.6 million and $19.3 million were withheld from members in 1995 and 1994, respectively. The unit retain per-ton-purchased was $2.00 in 1995 and $3.00 in 1994.

    Payments to members for sugarbeets increased by $54.1 million from $255.4 million in 1994, to $309.5 million in 1995 due primarily to an increase in tons harvested in the 1994 crop.

COMPARISON OF THE YEARS ENDED AUGUST 31, 1994, AND 1993

    Revenue for the year ended August 31, 1994 was $563.4 million, an increase of $20.7 million from 1993. Revenue from total sugar sales increased 6.0%, reflecting an 8.3% increase in hundredweight sold partially offset by a 2.2% decrease in the average selling price per hundredweight. Revenue from pulp sales decreased 12.1% due to a 12.8% decrease in the volume of pulp sold partially offset by an 0.8% increase in the average selling price per ton. Revenue from molasses sales decreased 45.5% due to a 53.6% decrease in the volume of molasses sold partially offset by a 17.4% increase in the average selling price per ton. The large decrease in molasses volume was due primarily to the reprocessing of molasses into refined sugar through the desugarization process. Revenue from beet seed sales was up 7.3% primarily due to increased sales volume.

    Cost of product sold, exclusive of payments for sugarbeets, increased $48.6 million from $123.0 million in 1993, to $169.1 million in 1994. This was primarily due to changes in product inventory levels between 1994 and 1993, which impacted the cost of product sold unfavorably by $37.7 million. Also, contributing to this variance was increased depreciation and process costs associated with the desugarization process and higher costs for purchased sugar due to increased sales volume.

    Selling, general and administrative expenses increased $4.5 million from $109.2 million to $113.7 million. This was due primarily to higher sugar selling expenses associated with the increased volume of sugar sold partially offset by lower pulp and molasses selling expenses associated with the lower sales volumes of these products. General and administrative expenses and research expenses decreased 19.8% due primarily to lower personnel costs in 1994 and reorganization costs incurred in 1993.

    Interest expense increased $700,000 from $7.2 million in 1993, to $7.9 million in 1994. This resulted from a higher 1994 average borrowing level for long-term debt partially offset by lower average interest rates for long-term debt and lower average borrowings for short-term debt.

    Non-member business activities resulted in a loss of $544,000 in 1994 and a loss of $77,000 in 1993.

    Unit retains of $19.3 million and $20.2 million were withheld from members in 1994 and 1993, respectively. The unit retain per-ton-purchased was $3.00 in 1994 and 1993.

    Payments to members for sugarbeets decreased by $28.7 million from $284.1 million in 1993, to $255.4 million in 1994 due primarily to a decrease in tons harvested and the lower sugar content of the 1993 crop.

1996 CROP AND ESTIMATED FISCAL YEAR 1997 INFORMATION

    As noted in the "Growers Contracts" subsection of the "Description of Business", the agreements between the Company and its members regarding the delivery of sugarbeets to the Company require payment for members' sugarbeets in four installments throughout the year after harvest of the applicable sugarbeet crop. As only the final payment is made after the close of the fiscal year in question, the first three payments to members for their sugarbeets are, of necessity, based upon the Company's then-current estimates of the Net Beet Payment arising from the processing of the crop in question and the subsequent sale of the products obtained from processing those sugarbeets. Because the 1997 crop has only recently been planted, the Company is not yet able to provide any meaningful estimates of financial results for the 1997 crop. The following discussion contains a summary of the Company's current estimates of the financial results to be obtained from the Company's processing of the 1996 sugarbeet crop. There can be no assurance that such estimates will prove accurate; in addition, the Company believes that the estimates set forth in this section will be subject to change as a result of factors beyond the control of the Company. As indicated above, the Company will prepare new estimates in connection with the third beet payment to members due for the 1996 sugarbeet crop which will be payable in September of 1997.

    The sugarbeet crop grown during 1996 produced a total of 8.3 million tons of sugarbeets, or approximately 18.1 tons of sugarbeets per acre from roughly 459,000 acres, compared with 16.8 tons per acre, which is the ten-year average of tons per acre for the years from 1986 through 1995. The sugar content of the 1996 crop was 17.3%, in comparison to a ten year average for the applicable period of approximately 17.5%. The Company produced a total of roughly 22.2 million hundredweight of sugar from the 1996 sugarbeet crop, representing an estimated increase of approximately 300,000 hundredweight of sugar in comparison to the 1995 sugarbeet crop. Such sugar production provides a total sugar recovery of approximately 267 pounds of sugar for each ton of sugarbeets harvested by the Company.

    By-products revenue from molasses, beet pulp and Concentrated Separated By-Product are included in the Company's total revenue. As the Company's estimates of the net selling prices for the by-products from the 1996 crop are greater than the net selling prices for such products produced from the 1995 crop, the Company anticipates obtaining additional revenue of $6.85 per ton of sugarbeets.

    The Company's operating costs, which are currently estimated to be $26.49 per ton, must be deducted from the revenues generated from the sale of products produced from each ton of sugarbeets. The deduction of those operating costs results in an estimated gross beet payment of $45.58 per ton of sugarbeets. With the subsequent deduction of a hauling allowance of $.83 per ton and anticipated unit retains of $2.00 per ton for the fiscal year ending on August 31, 1997, the Company's current estimated Net Beet Payment is $42.75 per ton of sugarbeets. If successful in achieving the estimated results, the Company's Net Beet Payment will exceed the ten year average Net Beet Payment by roughly $2.85 per ton.

THE COMPANY'S CURRENT STRATEGIC PLAN

    The Company's Board of Directors and management have been involved in a continuing process of reviewing the Company's current business plans for the future. In considering the Company's future activities, the Company's Board of Directors and management have focused on possible scenarios in which the marketplace might present a future environment in which prices for the Company's products remain relatively stable while the Company's costs might increase at roughly the rate of inflation. In order to prevent the possible negative impact if such a scenario were to arise, the Company's Board of Directors and management have identified three key strategies which the Company intends to pursue. First, the Company believes that it would be in the best interests of the Company to increase its market share. Second, the Company believes it appropriate to optimize the selling price for its products while, third, maintaining its current low cost producer status by further reducing costs.

    With respect to increasing the Company's share of the domestic market for sugar, the Company believes that it could sell more product if it could produce the additional sugar. However, including the sugarbeet production represented by the shares of Preferred Stock to be sold in the offering described in this prospectus, the Company's facilities will be near or exceed their current production capacity. Instead of investing the substantial sums necessary to build another sugarbeet processing facility, the Company's management proposes to increase the Company's capacity to process sugarbeets through sequential increases in processing capacity at some of the Company's current facilities over the course of the next ten years. The Company believes that adopting such a procedure will allow the Company to complete an appropriate course of expansion without being exposed to excessive debt or financing risk and while still allowing the Company to retain the flexibility to reconsider the decision with respect to each incremental increase in production capacity immediately prior to engaging in that activity. The Company also believes that it may be possible for the Company to increase its market share through acquisitions of or joint ventures with other sugar producers. The Company will consider each such transaction if and when such opportunities arise.

    In order to obtain the best selling price for its products, the Company intends to focus on sales and marketing strategies which allow the Company to provide its customers with an appropriate mixture of the Company's products. For example, the Company is one of three members of ProGold Limited Liability Company ("ProGold"), a joint venture formed for the purpose of constructing and operating a corn wet-milling plant capable of processing corn to produce corn sweeteners and various by-products. ProGold's plant became operational in late 1996. Through its involvement with ProGold, the Company plans to seek opportunities to sell both sugar and corn sweetener products to the same customers.

    To pursue the goal of maintaining and improving upon its current status as a low cost producer, the Company intends to focus on working with its members to increase the productivity of the members' sugarbeet farming operations. In addition, the Company plans to focus on cost reduction at the factory level. At the member level, the Company expects to focus on, among others, programs for nitrogen management and new seed varieties. At the factory level, the Company intends to pursue on-going maintenance and improvements related to, for example, diffuser replacement at the East Grand Forks factory and expansion of sugarbeet storage facilities.

                            DESCRIPTION OF BUSINESS

GENERAL

    American Crystal is a Minnesota agricultural cooperative corporation owned by approximately 2,586 sugarbeet growers in the Minnesota and North Dakota portions of the Red River Valley. (The Red River Valley, the largest sugarbeet growing area in the United States, forms a band approximately 35 miles wide on either side of the North Dakota and Minnesota border and extends approximately 200 miles south from the border of the United States and Canada.) The Company currently processes sugarbeets from a base level of approximately 440,000 acres, subject to tolerances for overplanting and underplanting established by the Board of Directors each year. By owning and operating five sugarbeet processing facilities in the Red River Valley, the Company provides its shareholders with the ability to process their sugarbeets into sugar and by-products, such as molasses and beet pulp. The sugar is pooled and then marketed through the services of a marketing agent under contract with the Company. The sugar marketing agent, United Sugars Corporation, is a cooperative owned by its members, American Crystal, Southern Minnesota Beet Sugar Cooperative and Minn-Dak Farmers Cooperative. The Company's molasses, beet pulp and Concentrated Separated By-Product (CSB) (a by-product of the molasses desugarization process) are also marketed through a marketing agent, Midwest Agri-Commodities Company. Midwest Agri-Commodities Company is a cooperative whose members are the Company, Minn-Dak Farmers Cooperative and Southern Minnesota Beet Sugar Cooperative. The Company is also one of three members of ProGold Limited Liability Company, a joint venture which operates a corn wet-milling plant in Wahpeton, North Dakota.

    American Crystal was organized in 1973 by sugarbeet growers to acquire the business and assets of American Crystal Sugar Company, then a publicly held New Jersey corporation in operation since 1899.

    American Crystal's corporate headquarters are located at 101 North Third Street, Moorhead, Minnesota 56560 (telephone number (218) 236-4400). Its fiscal year ends August 31.

PRODUCTS AND PRODUCTION

    American Crystal is engaged primarily in the production and marketing of sugar from sugarbeets. American Crystal also markets beet pulp, molasses and CSB, which are by-products of the sugar it produces, and sugarbeet seed.

    American Crystal processes sugarbeets grown by its members in five factories located in the Red River Valley area of Minnesota and North Dakota. The growing area is divided into five factory districts, each containing one sugarbeet processing plant.

    The period during which the Company's plants are in operation to process sugarbeets into sugar and by-products is referred to as the "campaign." During the campaign, each of the Company's factories is operated twenty-four hours per day, seven days per week. The campaign is expected to begin in September, when a small portion of the sugarbeet crop is harvested, and continues until the available supply of beets has been depleted, which generally occurs in April or May of the following year. Based on current processing capacity, an average campaign lasts approximately 245 days, assuming normal crop yields.

    Once the sugarbeets are harvested, rapid processing is important to maximize sugar extraction and minimize spoilage. Members transport their crop by truck to receiving stations designated by the Company and receive a hauling allowance under the Grower's Contract. Beets are then stored in factory yards and at outlying piling stations until processed.

    American Crystal's total sugar production is presently influenced by the amount and quality of sugarbeets grown by its members, the processing capacity of the Company's plants and by the ability to store harvested beets. Most of the beet harvest is stored in piles. Although frozen sugarbeets may be stored for extended periods, beets stored in unprotected piles at temperatures above freezing must be processed within approximately 150 days. In most years, therefore, the cold weather in North Dakota and Minnesota offers an advantage to the Company as it permits the outdoor storage of sugarbeets in below-freezing weather conditions. By contrast, unprotected piles of sugarbeets would experience cycles of freezing and thawing and, therefore, be subject to some deterioration. Subject to such freeze and thaw cycles, beets on the exterior of piles freeze naturally. Beets near the center of the piles, however, may not freeze and thus may be subject to spoilage. The Company utilizes a process called "split pile storage" in which beets from the center of the piles are removed for processing first. Split pile storage permits more of the stored beets to freeze naturally.

    American Crystal also utilizes a ventilation technique to further reduce spoilage. In this process, fans circulate air through ventilation channels constructed within beet piles in order to precool and then deep freeze the beets. Approximately 11% of an average crop may be stored in ventilated storage sites. Enclosed cold storage facilities are also used to extend the beet storage period at each of the Company's factory locations. Cold storage sites presently have the capacity to cover approximately 8% of an average crop.

    Once the sugarbeets arrive in the factory, the basic steps in producing sugar from them include: washing; slicing into thin strips called "cossettes"; extracting the sugar from the cossettes in a diffuser; purifying the resulting "raw juice" and boiling it, first in an evaporator to thicken it and then in vacuum pans to crystalize the sugar; separating the sugar crystals in a centrifuge; drying the sugar; storing sugar in bulk form and grading and screening the crystals for packaging and bulk shipping.

    The Company's sugarbeet by-products include molasses and beet pulp. After the extraction of raw juice from the cossettes, the remaining pulp is dried and processed into animal feeds. The Company processes approximately one-half of its molasses through its molasses desugarization facility to extract additional sugar. The remaining molasses and CSB from the molasses desugarization process are marketed through Midwest Agri-Commodities Company and are sold primarily to yeast and pharmaceutical manufacturers and for use in animal feeds.

    The Company also has its own Seed Division, which has been in existence since the 1920's. The goal of the Seed Division is to ensure that the Company's shareholders have the highest quality sugarbeet hybrids available to maximize their production. Since the mid-1970s, American Crystal has had an effective working arrangement with Danisco Seed of Denmark. Exchange of germplasm between American Crystal and Danisco provides a wide genetic base in developing hybrids by both companies. The Seed Division markets its seed to sugarbeet growers in Michigan, Ohio, Montana, Wyoming, Colorado, Nebraska, Idaho, Oregon and Washington.

RECENT CROPS

    The 1997 sugarbeet crop has only recently been planted. As a result, the Company is not yet able to provide any meaningful estimates of financial results for the 1997 crop.

    The sugarbeet crop grown during 1996 produced a total of approximately 18.1 tons of sugarbeets per acre from roughly 459,000 acres. That production exceeded
16.8 tons per acre, which is the ten-year average of tons per acre for the years from 1986 through 1995. The sugar content of the 1996 crop was 17.3%, in comparison to a ten year average for the applicable period of 17.5%. The Company produced a total of roughly 22.2 million hundredweight of sugar from the 1996 sugarbeet crop.

    American Crystal's members harvested approximately 8.0 million tons of sugarbeets from 430,000 acres for the 1995 crop. The approximately 18.7 ton per acre crop yield was higher than the then-current 16.6 ton per acre 10 year average. Sugar content for the 1995 crop was approximately 16.4%, which is 1.1% lower than the then-current ten year average of 17.5%. Beet processing began on September 7, 1995 and the Company produced 20.2 million hundredweights of sugar during the 1995-1996 campaign.

    For a discussion of the 1996, 1995 and 1994 crops and results of operations for fiscal years 1996, 1995 and 1994, see "Management's Discussion and Analysis of Financial Condition and Results of Operations".

MARKET AND COMPETITION

    According to United States government estimates, the United States market for sugar during the year beginning on October 1, 1995 and ending on September 30, 1996 totaled approximately 176 million hundredweights of sugar. That estimate suggests the continuation of a trend of growth in the market in recent years at a compounded rate of approximately 2% per year. For example, from a market of approximately 146 million hundredweights in 1986, the total domestic market grew to a total of approximately 180 million hundredweights in 1996. Given the size of the total market, the Company's sugar production and sales represented slightly more than 11.1% of the total domestic market for refined sugar in 1994 and 1995.

    The growth in the market for refined sugar in the late 1980s and the early 1990s is a reversal of trends in the 1970s and early 1980s which resulted in a reduced market for refined sugar. During the 1970s and early 1980's, high fructose corn syrup was increasingly used as a replacement for refined sugar in certain food products. (The prime example of this trend was the use of high fructose corn syrup in beverages such as soft drinks.) In addition, non-nutritive sweeteners such as aspartame were developed and used in food products. While high fructose corn syrup and non-nutritive sweeteners constitute a large portion of the overall sweetener market, the Company believes that the recent trend of increased use of refined sugar results from population growth and increased acceptance of the use of sugar as a desirable natural ingredient in a normal diet.

    The trends described in the preceding paragraph are illustrated by the following chart:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           MILLION SHORT TONS RAW VALUE
81/2                              9.206
82/3                              8.874
83/4                              8.578
84/5                              8.097
85/6                              7.794
86/7                              8.046
87/8                              8.193
88/9                              8.264
89/0                              8.531
90/1                              8.901
91/2                              9.006
92/3                              9.197
93/4                              9.333
94/5                              9.337
95/6                              9.700

    The Company's main competitors in the domestic market are beet sugar processors including Holly Sugar Corporation (a division of Imperial Holly Corporation), Western Sugar Company (a subsidiary of Tate & Lyle, PLC.), Amalgamated Sugar Company, Michigan Sugar Company (wholly-owned by Savannah Foods and Industries, Inc.) and Monitor Sugar Company, Inc. The Company's products also compete with cane sugar refined by Savannah Foods and Industries, Inc., Hawaiian Sugar Company, U.S. Sugars, Imperial Holly Corporation and Domino Sugar (a subsidiary of Tate & Lyle, PLC) Because sugar is a fungible commodity, competition for sales volume is based primarily upon price, customer service and reliability.

    According to USDA statistics, the Red River Valley is generally one of the most cost efficient sugarbeet producing areas in the nation. As a result, the Company's management believes that it possesses the ability to compete successfully with other producers of sugar in the United States. In spite of this competitive advantage, substitute products and sugar imports could have a material and adverse effect on the Company's operations in the future.

    Consumption of corn sweeteners is projected to grow at an annual rate of 4 to 5% over the next five years. However, as noted elsewhere herein, forward-looking statements such as the projected increase in the consumption of corn sweeteners are subject to uncertainty. See "Risk Factors--Forward-Looking Statements and Associated Risks." Food manufacturers are currently increasing their research and development budgets to expand their ingredients to include corn sweeteners. Information received by the Company from industry experts suggests that a number of companies are switching some of their corn sweetener production capacity into the production of additives for functional foods. These additives may include B complex, lysine, glycerin, and various vitamins.

GOVERNMENT PROGRAMS AND REGULATION

    Domestic sugar prices are supported under a program administered by the USDA. Under the current program, which was initiated in 1981 and extended under the Food Security Act of 1985, the Food, Agriculture, Conservation and Trade Act of 1990 and the Federal Agriculture Improvement and Reform Act of 1996 (the "FAIR Act"), the price of sugar is maintained above the price at which producers could forfeit sugar to repay nonrecourse loans obtained through the Commodity Credit Corporation (the "CCC"). The USDA maintains sugar prices without cost to the U.S. Treasury by regulating the quantity of sugar imports. Under the "Tariff Rate Quota" implemented October 1, 1990, sugar producing countries are assigned a fixed quantity of imports duty-free or subject to minimal duties. Unlimited additional quantities may be imported upon payment of a tariff of 16 cents per pound prior to shipment. (To date, only minute quantities of sugar have been imported under this higher tariff level.)

    The Uruguay Round agreement under the General Agreement on Tariffs and Trade
(GATT) mandates imports of at least 1,257,000 short tons of sugar per year into the United States. The FAIR Act maintains the basic 18 cent per pound loan rate for raw sugar and puts in place a 22.90 cent per pound loan rate for refined beet sugar. Both loan rates are effective for crop years 1996 through 2002. Price support loans are to be made on a non-recourse basis provided that United States sugar imports for domestic usage exceed 1.5 million short tons raw value in a given fiscal (October through September) year. Loans made on a non-recourse basis enable the sugar processor to forfeit sugar to the CCC if sugar prices are below the loan rate. If imports during a given year are less than 1.5 million short tons, loans must be made on a recourse basis, meaning that processors will not be able to forfeit sugar to the CCC at its full loan value. In order to recover the full value of a recourse loan, the CCC could require that cash or other assets be provided in addition to the sugar used as collateral when the loan is made. Another provision of the FAIR Act is a one cent per pound penalty paid by processors if the processor defaults on sugar price support loans.

    The nature and scope of future legislation affecting the sugar market cannot be predicted and there can be no assurance that price supports will continue in their present form. If the price support program, including the Tariff Rate Quota system described above, were eliminated in its entirety or if the protection the United States' price support program provides from foreign competitors were materially reduced, the Company could be materially and adversely effected. In such a situation, if the Company were not able to adopt strategies which would allow it to compete effectively in a greatly changed domestic market for sugar, the adverse affects could impact the Company's continued viability and the desirability of growing sugarbeets for delivery to the Company. Such events could significantly impair the value of the shares of Preferred Stock in which are embodied the right and obligation to deliver sugarbeets.

MARKETING, CUSTOMERS AND PRICES

    Since January, 1994, American Crystal's sugar has been marketed by United Sugars Corporation, a cooperative common marketing agency. United Sugars Corporation was formed in late 1993, at which time American Crystal contributed approximately $6,880,000, in the form of certain assets, to the capital of United Sugars Corporation. In exchange for that capital contribution, the Company received an ownership interest of approximately 69%. (American Crystal's representatives on the United Sugars Corporation Board of Directors total one-third of the members of the United Sugars Corporation Board of Directors and, therefore, American Crystal does not possess a controlling interest in the day-to-day affairs of United Sugars Corporation, except to the extent that certain Board actions must also be approved by the members of the association including, for example, mergers or consolidations, sales or liquidations of substantially all of the association's assets, and dissolution of the association.) Upon completion of the incorporation and capitalization of United Sugars Corporation, American Crystal entered into a "Uniform Member Marketing Agreement" with United Sugars Corporation. Under that agreement, the sugar produced by American Crystal is pooled with sugar produced by Minn-Dak Farmers Cooperative and Southern Minnesota Beet Sugar Cooperative and is then sold through the efforts of United Sugars Corporation. The Company receives payment for its sugar by receiving its pro rata share of the net proceeds from the sale of the pooled sugar. The net proceeds of such sales represent the gross proceeds of sale of the sugar, adjusted for the various costs and expenses of marketing the pooled sugar, including the Company's pro rata share of the marketing and sales expenses incurred by United Sugars Corporation. Any net proceeds from the operation of United Sugars Corporation are distributed to the various members on a patronage basis.

    In 1993 and earlier years, American Crystal marketed most of its sugar through direct sales efforts, supplemented by the efforts of sugar brokers retained by the Company. Since 1994, the Company has marketed its sugar exclusively through United Sugars Corporation. The Company's sugar is sold in bulk, as liquid sugar and in cartons and bags ranging in size from 1 to 100 pounds.

    The Company's sugar is marketed by United Sugars Corporation primarily to industrial users such as confectioners, breakfast cereal manufacturers and bakeries. For the fiscal year ended August 31, 1996, 85% (by weight) of the Company's sugar production was sold to industrial users. The remaining portion is marketed by United Sugars Corporation through sugar brokers to wholesalers and retailers under the "Crystal Sugar" brand name and various private labels for household consumption. In addition, a recently-executed licensing agreement with Pillsbury Company will allow United Sugars Corporation to sell sugar nationwide under the "Pillsbury" name.

    Customers are located primarily in Illinois, Minnesota, Iowa, Wisconsin, Pennsylvania, Michigan, Indiana, Ohio, Missouri and Tennessee. During fiscal 1996, the Company's 10 largest customers purchased approximately 51% (by weight) of the Company's sugar sold.

    The prices at which United Sugars Corporation sells the Company's sugar fluctuates periodically based on changes in domestic sugar supply and demand. The largest proportion of American Crystal's sales are contracted one or more quarters in advance, with the effect of stabilizing fluctuations in revenue from quarter to quarter. Retail (grocery) products are sold on a spot price basis. Sugar prices are currently at a premium due to sugarbeet shortages and insufficient refinery capacity during 1995 and 1996.

    American Crystal markets dried beet pulp, molasses and CSB through Midwest Agri-Commodities Company, a cooperative whose members are American Crystal, Minn-Dak Farmers Cooperative and Southern Minnesota Beet Sugar Cooperative. Beet pulp is marketed to livestock feed mixers and livestock feeders in the United States and foreign markets. For the year ended August 31, 1996, the majority of American Crystal's pulp production was exported to Japan and Europe. The market for beet pulp is affected by the availability and quality of competitive feedstuffs. Beet molasses is marketed primarily to yeast manufacturers, pharmaceutical houses, livestock feed mixers and livestock feeders. By-product sales accounted for approximately 9.5% of the Company's total revenues during fiscal 1996. This relationship is primarily a function of the average market prices for sugar, pulp and molasses and is not necessarily indicative of future relationships between by-product and sugar revenues, because prices of these commodities fluctuate independently of each other.

    For a short period of time in the early 1990s, the Company (through United Sugars Corporation) sold a portion of its sugar in the Canadian market. Due to the imposition of significant duties, the Company does not currently consider Canada to be a market for its products. The Company believes that consumption in the United States represents an adequate market for the Company's sugar.

GROWERS' CONTRACTS

    American Crystal purchases virtually all of its sugarbeets from members under contract with the Company. All members have five-year contracts with the Company covering the growing seasons of 1993 through 1997 (the "Growers' Contracts"). Each member will be obligated to enter into a new five-year contract for subsequent years. In addition, each member has an annual contract with the Company specifying the number of acres the member is obligated to grow during that year. Each share of Preferred Stock held by a member entitles that member to grow one acre of sugarbeets for sale to the Company. The Company's Board of Directors has the discretion to adjust the acreage which may be planted for each share of Preferred Stock held by the members. However, it is management's current intention and recommendation to the Board of Directors that the relationship between shares of Preferred Stock and acres of sugarbeet production be maintained at a ratio of 1 to 1 for the foreseeable future, subject to tolerances for overplanting and underplanting established by the Board each year.

    The total price for sugarbeets paid to a member (the "Net Beet Payment") is based on the "Gross Beet Payment," as adjusted by certain allowances, costs and deductions. The Gross Beet Payment is the value of recovered sugar from the beets a member delivers plus the member's share of by-product revenues, minus the member's share of member business operating costs, including depreciation and interest. The following allowances, costs and deductions, if applicable, are used to adjust the Gross Beet Payment to arrive at the Net Beet Payment: hauling allowance program costs, early delivery allowance program costs, minimum payment allowance program costs, and unit retains. Growers are paid a hauling allowance based on the distance they must transport beets for delivery to the Company and may also receive minimum beet payments and an allowance for early delivery of beets prior to the commencement of the stockpiling of harvested sugarbeets. The costs of these programs are shared among members on the basis of the net tonnage of beets delivered by each member.

    Under the current Growers' Contracts, payments to members for sugarbeets must be made in at least four installments: (i) on or about November 15, the Company pays its members an amount equal to 60% of the Company's estimate of the grower's Net Beet Payment; (ii) on or about March 31, the Company pays an amount which combined with the November payment equals 85% of the estimated Net Beet Payment; (iii) on or about September 30, the Company pays an amount which combined with the November and March payments equals 95% of the estimated Net Beet Payment; and (iv) not more than 15 days after completion and acceptance of the audit of the Company's annual financial statements, the Company pays the remainder of the member's Net Beet Payment. Except for unit retains, the Company must pay to members for their sugarbeets all proceeds from the sale of sugar and by-products in excess of related member business operating costs, as described above.

    The following tables summarize the "Gross Beet Payment" and "Net Beet Payment" and the "Sugar Content of Sugarbeets" for each of the last 10 completed fiscal years, respectively:

                                                      1987        1988        1989        1990        1991        1992
                                                   ----------  ----------  ----------  ----------  ----------  ----------
                                                            DISTRIBUTION OF NET PROCEEDS--TOTALS (IN THOUSANDS)

Net Proceeds.....................................  $ 222,816   $ 270,736   $ 216,878   $ 209,510   $ 259,229   $ 269,388
Non-Member (Income)/Loss.........................        328        (802)        844         698       1,058       1,075
Hauling Allowance................................      5,115       5,769       3,482       3,900       4,140       5,522
                                                   ----------  ----------  ----------  ----------  ----------  ----------
Gross Beet Payment...............................  $ 228,259   $ 275,703   $ 221,204   $ 214,108   $ 264,427   $ 275,985
Unit Retains.....................................     (8,745)     (9,610)     (7,316)     (7,995)     (8,010)    (10,364)
Member Tax ADJ, Net..............................       (524)     (3,141)      1,908       1,922         589         676
Hauling Allowance................................     (5,115)     (5,769)     (3,482)     (3,900)     (4,140)     (5,522)
                                                   ----------  ----------  ----------  ----------  ----------  ----------
Net Beet Payment.................................  $ 213,875   $ 257,183   $ 212,314   $ 204,135   $ 252,866   $ 260,775
                                                   ----------  ----------  ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------  ----------  ----------


                                                             DISTRIBUTION OF NET PROCEEDS--PER TON HARVESTED(1)
Net Proceeds.....................................  $   38.19   $   42.22   $   44.44   $   39.27   $   48.50   $   38.95
Non-Member (Income)/Loss.........................       0.05       (0.12)       0.17        0.13        0.20        0.16
Hauling Allowance................................       0.88        0.90        0.71        0.73        0.77        0.80
                                                   ----------  ----------  ----------  ----------  ----------  ----------
Gross Beet Payment...............................  $   39.12   $   43.00   $   45.32   $   40.13   $   49.47   $   39.91
Unit Retains.....................................      (1.50)      (1.50)      (1.50)      (1.50)      (1.50)      (1.50)
Member Tax ADJ, Net..............................      (0.09)      (0.49)       0.39        0.36        0.11        0.10
Hauling Allowance................................      (0.88)      (0.90)      (0.71)      (0.73)      (0.77)      (0.80)
                                                   ----------  ----------  ----------  ----------  ----------  ----------
Net Beet Payment.................................  $   36.65   $   40.11   $   43.50   $   38.26   $   47.31   $   37.71
                                                   ----------  ----------  ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------  ----------  ----------

                                                                       SUGAR CONTENT OF SUGARBEETS(1)
Tons Harvested (In Thousands):...................      5,835       6,413       4,881       5,336       5,345       6,915
Tons Purchased Per Acre Harvested:...............       17.6        19.3        13.4        14.5        13.4        17.4
Sugar Content of Beets:..........................       17.1%       18.1%       18.2%       16.7%       18.6%       17.0%

                                                      1993        1994        1995        1996
                                                   ----------  ----------  ----------  ----------

Net Proceeds.....................................  $ 303,842   $ 261,571   $ 320,549   $ 310,206
Non-Member (Income)/Loss.........................         77         544          15         396
Hauling Allowance................................      5,413       4,531       6,144       6,038
                                                   ----------  ----------  ----------  ----------
Gross Beet Payment...............................  $ 309,332   $ 266,646   $ 326,708   $ 316,640
Unit Retains.....................................    (20,223)    (19,328)    (16,648)    (16,040)
Member Tax ADJ, Net..............................        447      12,585       5,621           0
Hauling Allowance................................     (5,413)     (4,531)     (6,144)     (6,038)
                                                   ----------  ----------  ----------  ----------
Net Beet Payment.................................  $ 284,143   $ 255,372   $ 309,537   $ 294,562
                                                   ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------

Net Proceeds.....................................  $   45.03   $   40.55   $   38.47   $   38.64
Non-Member (Income)/Loss.........................       0.01        0.09        0.00        0.05
Hauling Allowance................................       0.80        0.70        0.74        0.75
                                                   ----------  ----------  ----------  ----------
Gross Beet Payment...............................  $   45.84   $   41.34   $   39.21   $   39.44
Unit Retains.....................................      (3.00)      (3.00)      (2.00)      (2.00)
Member Tax ADJ, Net..............................       0.07        1.95        0.67        0.00
Hauling Allowance................................      (0.80)      (0.70)      (0.74)      (0.75)
                                                   ----------  ----------  ----------  ----------
Net Beet Payment.................................  $   42.11   $   39.59   $   37.15   $   36.69
                                                   ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------

Tons Harvested (In Thousands):...................      6,748       6,450       8,332       8,029
Tons Purchased Per Acre Harvested:...............       16.9        16.3        20.2        18.7
Sugar Content of Beets:..........................       18.0%       17.6%       16.8%       16.4%

------------------------

(1) Information provided with respect to net proceeds, gross beet payment, net beet payment, tons harvested per acre and sugar content of beets represents an average of the financial and production results experienced by the Company's members. As described elsewhere in this prospectus, the return to members for their sugarbeets is based upon the value of the recovered sugar from the beets delivered to the Company by each member. As a result of variations in the sugar content of the sugarbeets delivered by the various members to the Company, the payments received by the various members also vary.

RESEARCH AND DEVELOPMENT

    American Crystal operates a research complex in Moorhead, Minnesota. The Research Center is primarily involved in the development of technologies related to improved factory operations, development of process efficiency technology, and development of new technologies in beet seeds. The Company's research and development expenses for 1996, 1995, and 1994 were approximately $4,535,000, $4,669,000, and $4,566,000, respectively.

    In recent years research conducted by the Company has been diversified into technical services and agriculture research. Technical services has focused primarily on the testing and evaluation of technologies related to improved factory operations and development of process efficiency concepts. Technical services research also concentrates on developing tests and recommending instrumentation for use in monitoring beet sugar processes, including molasses desugarization. The results of these efforts will allow plant operators to be proactive and to react to problems quickly, thereby improving the overall recovery of sugar from the beets.

    The Company is also engaged in ongoing research with respect to beet seed. This research focuses primarily on the development of agricultural practices for the piling and storage of sugarbeets, as well as the monitoring and treatment of sugarbeet diseases and insect infestations. Additionally, coded variety testing and reporting are key services this area provides for the growers. The results of this testing is critical in assisting growers' decision making during the selection of beet seed for planting. The Company and its members also contribute resources to a number of public research institutions for general research related to sugarbeets and their use. Those institutions include North Dakota State University, University of Minnesota, University of Minnesota Crookston, the Beet Sugar Development Foundation and programs operated by the USDA.

ENVIRONMENTAL MATTERS

    American Crystal is subject to extensive federal and state environmental laws and regulations with respect to water and air quality, solid waste disposal and odor and noise control. The Company conducts an on-going and expanding control program designed to meet these environmental laws and regulations. American Crystal believes that it is in substantial compliance with applicable environmental laws and regulations.

    The Company was cited in July 1994 by the State of Minnesota for non-compliance with nitrous oxide emissions from the pulp driers at the East Grand Forks facility. The notice of violation indicated that the operation of the East Grand Forks facility created emissions in excess of those described in the permit previously granted by the Minnesota Pollution Control Agency ("MPCA") for that facility. The East Grand Forks facility subsequently converted to the use of natural gas, rather than coal. The conversion to natural gas has resulted in lower nitrous oxide emissions, in compliance with MPCA limits. The MPCA has sent the Company a letter stating that the Company's nitrous oxide emissions from the East Grand Forks facility are currently in compliance with MPCA limits.

    The Company has converted the pulp drier operations in three of its five factories. The conversion from coal to natural gas will allow the Company to operate the driers in compliance with state and federal requirements. The conversion for East Grand Forks was completed in 1995. The conversion for the Moorhead and Crookston facilities was completed in 1996.

    A notice of violation was received in April 1995, from the State of North Dakota regarding emissions from the pulp drier at the Hillsboro factory. The Company retested emissions from the drier and is in compliance with North Dakota emission limits.

JOINT VENTURE WITH PROGOLD LIMITED LIABILITY COMPANY

    American Crystal is one of three members of ProGold Limited Liability Company ("ProGold"). ProGold was formed in July, 1994 as a limited liability company to serve as a joint venture mechanism for the Company, Minn-Dak Farmers Cooperative and Golden Growers Cooperative, a North Dakota cooperative association comprised of corn producers. The joint venture was formed to construct and operate a corn wet-milling plant capable of processing corn to produce corn sweeteners (including high fructose corn syrups) and various by-products. ProGold's plant, which became operational in late 1996, is currently fully operational and has obtained certification from its significant customers.

    American Crystal contributed a total of approximately $48 million for its membership interest in ProGold and received a 46% interest in ProGold. Golden Growers Cooperative contributed approximately $51 million in exchange for a 49% interest in ProGold, while Minn-Dak Farmers Cooperative made a capital contribution of approximately $5.2 million in exchange for a 5% interest in ProGold. Under the terms of the ProGold Member Control Agreement, in each year after September 1, 1997, the ProGold Board of Governors can require that the three members of ProGold provide additional capital contributions in an aggregate amount not to exceed $5 million per year, with each member obligated to provide a portion of that capital contribution proportionate to its ownership interest in ProGold. As a result, the Company could be required to make annual contributions in an amount of up to $2.3 million per year, based on the Company's ownership of a 46% interest in ProGold. Any other capital contributions can be required only with the prior written consent of all of ProGold's members, including the Company.

    Representatives of ProGold, the Company, Minn-Dak Farmers Cooperative and Golden Growers Cooperative have entered into various agreements relating to the ownership and operation of ProGold and the corn wet-milling plant. The contracts include (i) contract marketing agreements under which United Sugars Corporation and Midwest Agri-Commodities Company would market various products on behalf of ProGold, (ii) Uniform Member Marketing Agreements under which American Crystal, Minn-Dak Farmers Cooperative and Golden Growers Cooperative are obligated to deliver to ProGold the corn to be processed at the processing plant and (iii) administrative services agreements under which the Company provides services such as accounting, financial planning support and human resources services to both ProGold and Golden Growers Cooperative.

    The Company will be responsible for providing corn to ProGold in proportion to the Company's ownership interest in ProGold. As a result, the Company will need to provide 46% of the corn used at ProGold's facility. In years when the ProGold facility is operating at full capacity, the Company would be required to deliver approximately 13.8 million bushels of corn to ProGold. Under the Company's agreements with ProGold, the Company does not receive payment for the corn upon delivery. Instead, the Company will receive payment of its proportionate share of ProGold's revenues from the sale of corn sweeteners and related products, less its proportionate share of ProGold's operating expenses (which will not include the cost of corn.) The distribution of ProGold's net revenues is intended to provide both compensation for the corn delivered to ProGold by the Company and the Company's share of ProGold's profits, if any. While ProGold intends to distribute net revenues to its members as soon as possible following receipt of proceeds from the sale of its products, the Company anticipates that it will receive periodic distributions from ProGold during each year, with a final distribution to be made following the close of ProGold's fiscal year. However, as described in "Risk Factors", ProGold's current analysis suggests that the ProGold plant will operate at a loss for an extended period of time. To the extent that ProGold's operations do not result in a profit, the Company will receive distributions from ProGold in an amount less than the Company's cost to acquire the corn delivered to ProGold for processing. As described in "Risk Factors" and "Management's Discussion and Analysis", the Company can expect to suffer adverse consequences from the losses expected to be incurred by ProGold.

    In connection with its involvement with ProGold, the Company provides a variety of services related to corn procurement. Doing business under the name "ProGold Grain", the Company, acting through certain of its employees, procures corn to satisfy the obligations of the Company and Minn-Dak Farmers Cooperative to deliver corn to ProGold. In addition, the Company also manages the corn procurement function and corn pool arrangements for Golden Growers Cooperative. In the performance of those services, the Company purchases large quantities of corn, as well as entering into various commodities contracts (including hedge and futures contracts) with the goal of reducing price, delivery and other risks associated with the purchase of corn and sale of corn sweetener. ProGold's corn wet-milling facility is expected to require 30 million bushels of corn for processing each year.

    If, through future operation of the corn wet-milling facility, ProGold is successful in generating profits for distribution to is members, those distributions would become the property of the Company. Under the Company's Articles of Incorporation and Bylaws, the return, if any, from the Company's involvement with ProGold would be classified as amounts received from "non-patronage" sources. The Company's Bylaws currently provide that any non-patronage net income is to become the property of the Company and is not to be distributed directly to the members of the Company. Distributions from ProGold could, in the discretion of the Company's Board of Directors, yield benefits to the Company's members through such means as future reductions of annual unit retain amounts, repayment of unit retains in advance of the current seven year repayment schedule and the use of such returns, if any, for capital investment in the Company. To date, the Company's Board of Directors has not adopted any resolutions or made any commitments regarding the distribution of non-patronage revenues directly to the Company's members or the application of any such amounts for the indirect benefit of the Company's members. As described above, any decisions regarding the application of distributions received by the Company from ProGold will be made in the discretion of the Company's Board of Directors.

                       PROPERTY AND PROCESSING FACILITIES

    American Crystal operates five sugarbeet processing factories in the Red River Valley. The factories are located in Crookston, East Grand Forks and Moorhead, Minnesota and Drayton and Hillsboro, North Dakota. American Crystal owns all of its factories and the land on which they are located. The factories range in size from 150,000 to 400,000 square feet and have a combined beet processing capacity, expressed in terms of quantity of sugarbeets which may be sliced into strips or "cossettes," of approximately 30,400 tons per day. The Crookston, Minnesota plant has a capacity of 5,300 tons of sugarbeets per day, the East Grand Forks, Minnesota plant has a capacity of 8,000 tons of sugarbeets per day and the Moorhead plant has a capacity of 5,300 tons of sugarbeets per day. The Company's Hillsboro, North Dakota plant has a capacity of 5,900 tons of sugarbeets per day, while the Drayton, North Dakota plant has a capacity of 5,900 tons of sugarbeets per day. Each of the processing factories includes the physical facilities and equipment necessary to process sugarbeets into sugar. Each factory has space for sugarbeet storage, including ventilated and cold storage sites. However, only approximately 20% of the sugarbeet crop is stored in either ventilated storage sites or cold storage facilities. Each processing factory includes the washing and slicing equipment necessary to cut the sugarbeets into cossettes, the diffusers necessary to extract sugar from the cossettes in the form of "raw juice" and the purification systems necessary to remove impurities from the raw juice. The factories also contain the evaporators and vacuum pans necessary to thicken the raw juice and then to crystalize the sugar. Each factory also contains the centrifuges and dryers necessary to complete the process. The Company's sugar packaging facilities are located at the Moorhead, Hillsboro, Crookston and East Grand Forks factories. Each of the Company's facilities is currently operating at or near its capacity. The capital expenditures discussed in "Use of Proceeds", along with additional efforts to increase processing capacity at the Company's facilities, will enable the Company to increase its sugarbeet processing capacity to process the additional sugarbeets to be delivered in connection with the shares of Preferred Stock issued in the offering described herein.

    In 1996, the Company completed a number of capital improvements to its sugar factories. For example, beet storage facilities and refined sugar conditioning/storage bins were added at both the Hillsboro and Drayton factories. (The beet storage facilities allow for expanding acres by extending the length of the beet slicing campaign. The sugar conditioning/storage bins are used to condition and store refined sugar.) A clarifier mud press was added to the Moorhead factory to help reduce odors. The Moorhead factory also completed a sugar screening station project designed to improve the packaging operations there. A new beet piler was purchased for the Drayton factory district to increase beet receiving capacity and efficiency. New juice purification stations have been added at Drayton, Crookston and Moorhead. Evaporation equipment at Hillsboro and East Grand Forks has been upgraded.

    The Board of Directors has approved funding for a number of capital expenditures aimed at enhancing the Company's processing capacity. From the date hereof until August 31, 1998, the Company proposes to spend a total of up to $56.9 million on increasing the ability of the current Hillsboro processing facility to slice sugarbeets by approximately 1,800 tons per day. In addition, the Company plans to increase its total number of beet storage facilities.

    American Crystal's corporate office is located in a 30,000 square foot, two-story office building in Moorhead, Minnesota. The Company also has a 100,000 square foot research center situated on approximately 200 acres in Moorhead, Minnesota, a portion of which is used for the offices of United Sugars Corporation, the Company's marketing agent. (United Sugars Corporation does own certain facilities separate from the facilities owned by the Company.) The Company owns both facilities, and owns numerous sites as sugarbeet receiving and storage stations. All the Company's property, plant and equipment is mortgaged or pledged as collateral for its indebtedness to the St. Paul Bank for Cooperatives.

                                   EMPLOYEES

    As of May 31, 1997, American Crystal had 1,207 full-time employees, of which 984 were hourly and 223 were salaried. The Company also had 43 part-time employees. In addition, the Company employs approximately 1,262 additional hourly seasonal workers during the sugarbeet harvest and approximately 531 hourly seasonal workers during the remainder of the sugarbeet processing campaign.

    Substantially all of the hourly employees at the factories, including full-time and seasonal employees, are represented by the American Federation of Grain Millers, AFL-CIO, and are covered by a collective bargaining agreement expiring July 31, 1999. Office, clerical and management employees are not unionized, except for certain office employees at the Moorhead and Crookston, Minnesota, and Hillsboro, North Dakota, factories who are covered by the collective bargaining agreement with the Grain Millers. The Company considers its employee relations to be excellent.

    Substantially all employees who meet eligibility requirements of age and length of service are covered by one of the Company's two retirement plans. Plan A (nonunion employees) and Plan B (union employees) are defined benefit, noncontributory plans. The plans provide for vesting in five years with benefits for early retirement, normal retirement and disability or death. The Company's policy is to fund pension costs accrued, and the plans were fully funded for vested benefits as of February 28, 1997, the end of the most recent plan year. Union and nonunion employees are also eligible to participate in 401(k) savings plans.

                                   MANAGEMENT

BOARD OF DIRECTORS

    The Board of Directors of the Company consists of three directors from each of the five factory districts. Directors must be common shareholders or representatives of common shareholders belonging to the district they represent and are elected by the members of that district. In the case of a common shareholder who is other than a natural person, a duly appointed or elected representative of such common shareholder may serve as a director. The directors have been elected to serve three-year terms expiring in December of the years indicated in the table below. One director is elected each year from each factory district.

    The table below lists the current directors of the Company. Brief biographies for each of the directors are included after the table.

                                                                                                                   TERM
                                                                   YEAR                             DIRECTOR      EXPIRES
NAME AND ADDRESS                                                 OF BIRTH      FACTORY DISTRICT       SINCE       IN DEC.
--------------------------------------------------------------  -----------  --------------------  -----------  -----------
Michael A. Astrup ............................................        1953   Moorhead                    1996         1999
  Box 219
  Dilworth, MN 56529

Jerry D. Bitker ..............................................        1948   Hillsboro                   1996         1999
  R. R. #1, Box 106
  Halstad, MN 56548

Paul Borgen ..................................................        1947   Moorhead                    1985         1997
  R.R. 1, Box 43
  Georgetown, MN 56546

Aime J. Dufault ..............................................        1954   East Grand Forks            1990         1997
  R.R.1, Box 162
  Argyle, MN 56713

                                                                                                                   TERM
                                                                   YEAR                             DIRECTOR      EXPIRES
NAME AND ADDRESS                                                 OF BIRTH      FACTORY DISTRICT       SINCE       IN DEC.
--------------------------------------------------------------  -----------  --------------------  -----------  -----------
Steven M. Goodwin ............................................        1958   East Grand Forks            1995         1998
  R.R. 3, Box 116
  Angus, MN 56712

Court G. Hanson ..............................................        1948   Hillsboro                   1993         1998
  R.R. 2, Box 1
  Blanchard, ND 58009

Lonn M. Kiel .................................................        1953   Crookston                   1994         1997
  R.R. 3, Box 71
  Crookston, MN 56716

David J. Kragnes .............................................        1952   Moorhead                    1995         1998
  R.R. 1, Box 100
  Felton, MN 56536

Francis L. Kritzberger .......................................        1945   Hillsboro                   1996         1997
  R. R. #1, Box 22
  Hillsboro, ND 58045

Wayne Langen .................................................        1939   Drayton                     1988         1997
  P.O. Box 133
  Kennedy, MN 56733

Patrick D. Mahar .............................................        1942   Drayton                     1993         1999
  R.R. 1, Box 363
  Cavalier, ND 58220-9789

Barry W. Malme ...............................................        1947   Crookston                   1986         1998
  R.R. 1, Box 19K
  Shelly, MN 56581

Ronald E. Reitmeier ..........................................        1945   Crookston                   1996         1999
  Route 1, Box 49
  Fisher, MN 56723

G. Terry Stadstad ............................................        1943   East Grand Forks            1993         1999
  R.R. 2, Box 98
  Grand Forks, ND 58203-9644

Robert Vivatson ..............................................        1949   Drayton                     1992         1998
  P.O. Box 63
  Cavalier, ND 58220

    MICHAEL A. ASTRUP. Mr. Astrup has been a director since 1996. He has been a farmer near Dilworth, Minnesota, since 1977.

    JERRY D. BITKER. Mr. Bitker has been a director since 1996 and has been a farmer since 1974 near Halstad and Ada, Minnesota.

    PAUL BORGEN. Mr. Borgen has been a director since 1985 and has been a farmer since 1968. Mr. Borgen's operations are near Georgetown, Minnesota, where Mr. Borgen serves as President of Paul Borgen Farms, Inc. Mr. Borgen serves on the Boards of Directors of United Sugars Corporation and American Sugarbeet Growers Association, Washington, D.C.

    AIME J. DUFAULT. Mr. Dufault has been a director since 1990. He has farmed near Argyle, Minnesota since 1974.

    STEVEN M. GOODWIN. Mr. Goodwin has been a director since 1995. Mr. Goodwin has been a farmer since 1980 and owns and operates a farm near Angus, Minnesota.

    COURT G. HANSON. Mr. Hanson has been a director since 1993 and has been a farmer since 1971. Mr. Hanson is president of C. Hanson Farm, Inc., operating near Blanchard, North Dakota. Prior to farming, Mr. Hanson was an assistant national bank examiner from 1970 to 1973.

    LONN M. KIEL. Mr. Kiel has been a director since 1994 and has been farming near Crookston, Minnesota since 1982. He is the President of Kiel Corporation and also serves on the Board of Directors of the Crookston Fuel Company.

    DAVID J. KRAGNES. Mr. Kragnes has been a director since 1995. Mr. Kragnes has been a farmer since 1972, with his farming operation located near Felton, Minnesota.

    FRANCIS L. KRITZBERGER. Mr. Kritzberger has been a director since 1996. He has previously served as a director with the Company, from July 30, 1989 until July 30, 1993. Mr. Kritzberger has been a farmer since 1964.

    WAYNE LANGEN. Mr. Langen has been a director since 1988 and a farmer since 1963. Mr. Langen is a partner of Langen Bros. Joint Venture and operates its farming operations near Kennedy, Minnesota. Mr. Langen serves on the Board of Directors of Kennedy Farmers Elevator Company, United Sugars Corporation and Midwest Agri-Commodities Company.

    PATRICK D. MAHAR. Mr. Mahar has been a director since 1993 and has been a farmer since 1962. He is currently a partner of Mahar Farms near Cavalier, North Dakota. Mr. Mahar previously served as president of the Red River Valley Sugarbeet Growers Association, Fargo, North Dakota, and as president of the American Sugarbeet Growers Association, Washington, D.C. Mr. Mahar is currently serving on the Boards of Directors of First State Bank and Farmers Coop Elevator, both of Cavalier, North Dakota.

    BARRY W. MALME. Mr. Malme has been a director since 1986. Mr. Malme has been a farmer near Shelly, Minnesota since 1974. Mr. Malme is a director of Midwest Agri-Commodities Company.

    RONALD E. REITMEIER. Mr. Reitmeier has been a director since 1996, and has been a farmer since 1968. He previously served on the Board of Directors of PKM Electric Co-op for ten years.

    G. TERRY STADSTAD. Mr. Stadstad has been a director since 1993 and has been farming near Grand Forks, North Dakota since 1965. Mr. Stadstad serves on the Board of Directors of United Sugars Corporation.

    ROBERT VIVATSON. Mr. Vivatson has been a director since 1992. Operating as a farmer near Cavalier, North Dakota since 1975, Mr. Vivatson is a partner of Vivatson Bros. and president of Vivatson Farms Inc. Mr. Vivatson is serving on the Board of Directors of First State Bank, Cavalier, North Dakota and on the Board of Governors of ProGold Limited Liability Company.

    The Board of Directors meets monthly. The Company provides its directors with minimal compensation, consisting of (i) a payment of $200 per month, (ii) a per diem payment of $200 for each day spent on Company activities, including board meetings and other Company functions, and (iii) reimbursement of expenses for attendance at Board of Directors' meetings. The Chairman of the Board of Directors receives a payment of $500 per month, rather than $200 per month; the Chairman also receives a per diem in the amount of $200 for each day spent on Company activities.

EXECUTIVE OFFICERS

    The table below lists the principal officers of the Company, none of whom owns any shares of Common or Preferred Stock. Officers are elected annually by the Board of Directors.

                                               YEAR
NAME                                         OF BIRTH                              POSITION
------------------------------------------  -----------  -------------------------------------------------------------
Daniel J. McCarty.........................        1952   Chief Executive Officer
Marcus F. Richardson......................        1941   Chief Operating Officer
James J. Horvath..........................        1945   Chief Financial Officer
Robert W. Levos...........................        1943   Vice President-Agriculture
Lawrence L. Mathias.......................        1941   Vice President-Human Resources and Public Relations
David A. Berg.............................        1954   Vice President-Business Development
James Dudley..............................        1950   Vice President-Operations
Ralph K. Morris...........................        1940   Secretary
Samuel S.M. Wai...........................        1953   Corporate Controller
Joseph J. Talley..........................        1960   Treasurer and Assistant Secretary
Mark L. Lembke............................        1955   Assistant Secretary & Assistant Treasurer
Daniel C. Mott............................        1959   Assistant Secretary
Ronald K. Peterson........................        1955   Financial Systems Manager & Assistant Treasurer
Brian Ingulsrud...........................        1962   Assistant Treasurer & Assistant Secretary

    DANIEL J. MCCARTY. Mr. McCarty was named Chief Executive Officer in April, 1996. Mr. McCarty has over fifteen years of experience in managing major agricultural businesses. From 1992 through 1995, he was with Pet, Inc. as Group Vice-President and President of the William Underwood subsidiary. He was previously with Del Monte Foods for over ten years, where he was Director of the flagship Del Monte Vegetable brand. Mr. McCarty serves on several Boards of Directors, including United Sugars Corporation, Midwest Agri-Commodities Company, the Sugar Association, Inc. and the U.S. Beet Sugar Association.

    MARCUS F. RICHARDSON. Mr. Richardson has been Chief Operating Officer since 1995. Mr. Richardson has served in various manufacturing positions with the Company since 1980 including, from 1986 to 1995, Vice President Operations. Mr. Richardson currently serves as a director of the Beet Sugar Development Foundation, a non-profit industry association, and on the Board of Governors of ProGold Limited Liability Company. Mr. Richardson also serves on the Board of Directors of the Moorhead Economic Development Authority.

    JAMES J. HORVATH. Mr. Horvath was named Chief Financial Officer in March, 1996. From June, 1994 to March, 1996, Mr. Horvath served as the Company's Vice President-Joint Ventures as well as Chief Manager and Chief Operating Officer of ProGold Limited Liability Company. Mr. Horvath also served as the Company's Vice President Finance from 1985-1994. Mr. Horvath currently serves on the Boards of Directors of United Sugars Corporation and Midwest Agri-Commodities Company.

    ROBERT W. LEVOS. Mr. Levos has been Vice President-Agriculture since 1986. From 1981 to 1986 he was General Agriculturalist. He has been employed by the Company since 1965. Mr. Levos currently serves on the Boards of Directors of West Coast Beet Seed Company and the Beet Sugar Development Foundation.

    LAWRENCE L. MATHIAS. Mr. Mathias has been Vice President-Human Resources and Public Relations since 1990. He was Industrial Relations Manager with the Company from 1976 to 1990. He currently serves on the Board of Directors of Blue Cross Blue Shield of Minnesota.

    DAVID A. BERG. Mr. Berg was named Vice President-Business Development in 1996. He served as the Company's Vice President Strategic Planning from 1994 to 1996, Director-Market Information from 1992-1994, Manager of Marketing and Analysis from 1990 to 1992 and Manager-Economic Research from

1987 to 1990. He currently serves on the Regulatory Task Force of the U.S. Beet Sugar Association and the Domestic Sugar Committee of the New York Coffee, Sugar and Cocoa Exchange.

    JAMES DUDLEY. Mr. Dudley has been Vice President-Operations since 1995. From 1993 until August of 1995, Mr. Dudley served as Regional Manager and then as Factory Operations Manager. Mr. Dudley served as Operations Manager at the Company's Crookston factory from 1985 through 1993.

    RALPH K. MORRIS. Mr. Morris has been Secretary of the Company since 1995. He is a shareholder and the Chief Executive Officer of the law firm of Doherty, Rumble & Butler Professional Association. The firm acts as corporate counsel to American Crystal. Mr. Morris is not an employee of the Company.

    SAMUEL S.M. WAI. Mr. Wai served as the Company's Treasurer from 1985 to 1996. He now serves as the Company's Corporate Controller. He held various financial positions with the Company from 1979 to 1985.

    JOSEPH J. TALLEY. Mr. Talley was named the Company's Treasurer in 1996. He served as Finance Director, Assistant Treasurer and Assistant Secretary from March 1996 until his appointment as Treasurer. From July 1994 to March 1996, Mr. Talley served as Finance Director of ProGold Limited Liability Company. He currently serves as Assistant Treasurer and Assistant Secretary of ProGold Limited Liability Company, as well as Assistant Treasurer and Assistant Secretary of Golden Growers Cooperative. Prior to July 1994, Mr. Talley was a partner with the accounting firm of Eide Helmeke PLLP.

    MARK L. LEMBKE. Mr. Lembke was named Assistant Secretary and Assistant Treasurer in March 1996. Mr. Lembke has also served as the Company's Corporate Accounting Manager since August 1995. From July 1987 through July 1995, Mr. Lembke served as Factory Accounting Supervisor.

    DANIEL C. MOTT. Mr. Mott has been Assistant Secretary of the Company since 1995. He is a shareholder in the law firm of Doherty, Rumble & Butler Professional Association. The firm acts as corporate counsel to American Crystal. Mr. Mott is not an employee of the Company.

    RONALD K. PETERSON. Mr. Peterson has served as the Financial Systems Manager since 1996 and as Assistant Treasurer since 1993. He currently holds both positions. From 1993 through 1996, Mr. Peterson served as the Company's Assistant Secretary. Mr. Peterson also served as the Company's Corporate Accounting Manager from 1991 through 1996. Mr. Peterson has held various financial positions with the Company since 1979.

    BRIAN INGULSRUD. Mr. Ingulsrud became the Company's Financial Planning Manager in 1997. He also serves as Assistant Treasurer and Assistant Secretary. Mr. Ingulsrud began his employment with the Company in 1990, initially serving as a Financial Analyst. In 1994, Mr. Ingulsrud became an Operations Financial Planning Supervisor and in 1995 a Factory Office Manager. Prior to assuming his current position as Financial Planning Manager, in 1996 Mr.Ingulsrud served as SAP Implementation Manager.

                             EXECUTIVE COMPENSATION

    The following table summarizes the amount of compensation paid for services rendered to the Company during the fiscal year ended August 31, 1996 and the two prior fiscal years to those persons serving as the Company's Chief Executive Officer and to the four other most highly compensated executive officers of the Company whose cash compensation exceeded $100,000 per annum.

                           SUMMARY COMPENSATION TABLE

                                       ANNUAL COMPENSATION                     LONG TERM COMPENSATION AWARDS PAYOUTS
                          ----------------------------------------------  ------------------------------------------------
                                                                          RESTRICTED
                                                           OTHER ANNUAL      STOCK     OPTIONS/     LTIP       ALL OTHER
NAME AND PRINCIPAL                    SALARY      BONUS    COMPENSATION    AWARD(S)      SARS      PAYOUTS   COMPENSATION
  POSITION                  YEAR        ($)        ($)        ($)(1)          ($)         (#)        ($)          ($)
------------------------  ---------  ---------  ---------  -------------  -----------  ---------  ---------  -------------
Daniel J. McCarty(2) ...       1996  $ 149,808  $  70,000    $  77,372
  Chief Executive
  Officer

Joseph P.                      1996  $       0  $       0    $       0                                        $ 159,510(4)
  Famalette(3) .........       1995  $ 296,966  $       0    $  48,904                                        $  83,333(4)
  Chief Executive              1994  $ 250,000  $       0    $  34,001                                        $  83,333(4)
  Officer

Marcus F.                      1996  $ 245,000  $  93,683    $  60,550
  Richardson(5) .              1995  $ 268,000  $  81,104    $  31,220
  Chief Operating              1994  $ 190,700  $  76,286    $  13,767
  Officer

James J. Horvath .......       1996  $ 205,330  $  71,866    $  27,646
  Chief Financial              1995  $ 175,000  $  61,250    $  17,603
  Officer                      1994  $ 147,552  $  52,500    $  18,511

Robert W. Levos ........       1996  $ 178,490  $  62,472    $  37,222
  Vice President--             1995  $ 163,750  $  57,313    $  19,192
  Agriculture                  1994  $ 155,948  $  46,785    $   7,683

Lawrence L. Mathias ....       1996  $ 162,840  $  56,994    $  31,121
  Vice President--Human        1995  $ 148,710  $  52,049    $  20,084
  Resources and Public         1994  $ 131,600  $  52,640    $  12,366
  Relations

------------------------

(1) Includes the cost of additional life insurance coverage, use of a company car, costs of tax return preparation, imputed interest, taxable moving expenses reimbursed, the Company's matching contribution for 401(k) and SERP and pension valuations.

(2) Mr. McCarty's employment with the Company began on March 28, 1996. Calculated on an annualized basis, Mr. McCarty's salary for the fiscal year ending on August 31, 1996 was $410,000.

(3) Mr. Famalette's employment with the Company ended on May 31, 1995.

(4) Represents forgiveness of installment payments due under loans from the Company to Mr. Famalette. During Mr. Famalette's tenure with the Company, the Company entered into certain contractual arrangements with Mr. Famalette regarding his employment by the Company. Although the agreements specifically indicated that Mr. Famalette was an employee at will, they were intended to govern both (i) Mr. Famalette's bonuses during the period prior to 1996 and (ii) severance payments due Mr. Famalette should his employment with the Company be terminated. Effective March 2, 1992, the Company and Mr. Famalette entered into a "Compensation, Loan and Severance Agreement". Among other terms, that agreement established Mr. Famalette's initial compensation at $250,000 per year. The agreement also provided for a loan of $250,000 to Mr. Famalette. Evidenced by a promissory note, the loan was to be repaid in three equal installments of $83,333.33. The first such installment was due on March 2, 1993, the next installment was due on March 2, 1994 and the final installment became due on March 2, 1995. However, the "Compensation, Loan and Severance Agreement" provided that for each full year in which Mr. Famalette remained employed as the President and Chief Executive Officer of the Company, the sum of $83,333.33 due under the note would be forgiven. As a result, on March 2, 1993, March 2, 1994, and March 2, 1995 the Company forgave the installment payments due under the promissory note. The "Compensation, Loan and Severance Agreement" specified that the loan and any amounts forgiven under the terms of the agreement were provided to Mr. Famalette in lieu of any other severance benefits to be paid upon termination of Mr. Famalette's employment with the Company. Effective October 1, 1993, the Company entered into a Compensation and Loan Agreement with Mr. Famalette. The agreement governed Mr. Famalette's compensation for Mr. Famalette's employment by the Company. The Compensation and Loan Agreement stated that Mr. Famalette's annual base compensation during the period was to be $250,000, unless adjusted by the Board of Directors of the Company. Effective October 1, 1994, Mr. Famalette's annual base compensation was established as $359,500. The agreement further provided that Mr. Famalette was not eligible for any executive incentive compensation or bonuses, but would receive the loan described in this paragraph. Instead of participating in the executive incentive program described below, Mr. Famalette received a loan in the amount of $420,000. The loan bore no interest and was due in full on January 2, 1997; provided, that the loan was to be forgiven on January 2, 1997 if Mr. Famalette remained in the employ of the Company through September 30, 1996. Upon Mr. Famalette's departure from the Company, an Amendment to the Compensation and Loan Agreement was mutually agreed upon providing that $140,000 of the loan would be forgiven at such time as Mr. Famalette repaid the other $280,000 of the loan. Mr. Famalette has since repaid the whole $280,000. On March 11, 1994, a loan was made to Mr. Famalette. The amount of the loan was $420,000 and bore interest at a rate of 4% per annum. Mr. Famalette repaid the loan in full on August 29, 1994.

(5) Mr. Richardson also served as interim Chief Executive Officer between June 1995 and March 1996.

    Effective April 8, 1996, the Company and Mr. McCarty entered into an "Employment Agreement" regarding Mr. McCarty's employment by the Company. The agreement provides that such employment is for an initial term of three years, after which Mr. McCarty shall serve as an "at will" employee at the pleasure of the Board of Directors. Among other terms, the agreement establishes Mr. McCarty's base compensation at $410,000 per year, and also provides that he may participate in other benefit plans offered by the Company. Pursuant to the agreement, Mr. McCarty was paid a signing bonus by the Company of $70,000 (less applicable deductions), in lieu of participation in the Company's annual management incentive plan through August 31, 1996. If during the initial term the Board of Directors terminates Mr. McCarty's employment with the Company without cause, Mr. McCarty is entitled to receive a severance payment equal to $7,884.62 times the number of weeks between the date of termination and April 7, 1999. The agreement was amended in 1997 to reclassify Mr. McCarty as an "at will" employee at all times. The amendment to the agreement provides for a three-year wage and benefit continuation if the Board of Directors terminates Mr. McCarty's employment without cause. Under the terms of the amendment, Mr. McCarty is subject to a one-year restrictive covenant against his involvement in the production, marketing and sale of refined sugar.

    Certain management employees are entitled to participate in an incentive program that provides for cash awards based partially on the performance of the Company and partially on achievement of certain management performance objectives. Those performance objectives are determined by the Board of Directors. An executive is not eligible for any awards under the incentive program unless that executive's performance for the applicable fiscal year is rated as "fully satisfactory" or better. Depending on the executive's responsibilities, the performance of the Company (measured in terms of revenues returned to the members) and the results of the executive's evaluation for the fiscal year, the program provides for an incentive bonus in amounts ranging from 4% to 40% of the eligible executive's base salary.

    The Company has also adopted a Long Term Incentive Plan ("LTIP") which provides deferred compensation to certain key executives of American Crystal effective September 1, 1995. The LTIP creates financial incentives that reward executives for long-term commitment to the Company and for successfully implementing the Company's long-term growth strategies. Such incentives are based upon contract rights which are available to the executive under the terms of the LTIP, the value of which is related to the value of preferred shares of the Company. The LTIP allows participants to purchase a limited number of contract rights at the end of each three-year cycle. The LTIP establishes both minimum and maximum ownership levels. When an executive reaches his minimum ownership level, he or she may sell any vested shares over the minimum to any qualified grower. The executive or his estate may also sell any vested shares at the time of his termination, disability or death. At the point of sale, the contract right becomes a share of Preferred Stock which the Company issues to the purchasing grower. The executive receives the proceeds of the sale, less appropriate taxes. The long-term cost of the stock will not be to the Company, but to the grower who eventually purchases the stock from the executive.

    A total of 389 contract rights have been granted under the plan, although none have been exercised to date. As of the date hereof, those executives listed above have been granted and hold contract rights with respect to number of shares set forth below. Each contract right listed below carries a stated value upon grant of $1,485 per share.

                                                                                       CONTRACT
EXECUTIVE                                                                               RIGHTS
------------------------------------------------------------------------------------  -----------
Daniel J. McCarty...................................................................         155
Marcus F. Richardson................................................................          83
James J. Horvath....................................................................          34
Robert W. Levos.....................................................................          32
Lawrence L. Mathias.................................................................          27

    Management employees are also eligible to participate in the Company's Retirement Plan "A," a 401(k) savings plan and, beginning on September 1, 1994, a "Supplemental Executive Plan." Those plans are described below.

RETIREMENT PLANS

    The Company has established noncontributory, defined benefit retirement plans which are available to all eligible employees of the Company. Those employees who are covered by a collective bargaining agreement participate in one plan, while employees who are not subject to a collective bargaining agreement, including the executive officers listed on the Summary Compensation Table, participate in another pension plan. That plan is known as Retirement Plan "A." The benefits of the plan are funded by periodic Company contributions to a retirement trust which invests the Company's contributions and the earnings from such contributions in order to pay the benefits to the employees. The plan provides for the payment of monthly retirement benefits determined under a calculation based on years of service and a participant's compensation. Retirement benefits are paid to participants upon normal retirement at the age of 65 or later or upon early retirement. The plan also provides for the payment of certain disability and death benefits.

    The following table reflects the estimated annual benefits payable to a fully-vested executive officer of the Company under Retirement Plan "A," upon retirement at age 65, after 15, 20, 25, 30 and 35 years of annual service at the remuneration levels set forth in the table:

                         AMERICAN CRYSTAL SUGAR COMPANY
                                1996 CALCULATION
                           PLAN A--QUALIFIED BENEFITS

                                                                               YEARS OF SERVICE
                                                             -----------------------------------------------------
REMUNERATION                                                    15         20         25         30         35
-----------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
$125,000...................................................  $  24,595  $  32,794  $  40,993  $  49,191  $  49,191
$150,000...................................................  $  29,846  $  39,794  $  49,743  $  59,691  $  59,691
$175,000...................................................  $  29,846  $  39,794  $  49,743  $  59,691  $  59,691
$200,000...................................................  $  29,846  $  39,794  $  49,743  $  59,691  $  59,691
$225,000...................................................  $  29,846  $  39,794  $  49,743  $  59,691  $  59,691
$250,000...................................................  $  29,846  $  39,794  $  49,743  $  59,691  $  59,691
$300,000...................................................  $  29,846  $  39,794  $  49,743  $  59,691  $  59,691
$400,000...................................................  $  29,846  $  39,794  $  49,743  $  59,691  $  59,691
$500,000...................................................  $  29,846  $  39,794  $  49,743  $  59,691  $  59,691

    The five executive officers named in the Summary Compensation Table have years of service under the plan as follows: Mr. McCarty has served for less than 1 year; Mr. Richardson has served for 16 years; Mr. Horvath has served for 12 years; Mr. Levos has served for 31 years; and Mr. Mathias has served for 21 years.

    The Company maintains a Section 401(k) plan that permits employees to elect to set aside, on a pre-tax basis, a portion of their gross compensation in trust to pay future retirement benefits. The Company matches 100% of the employee's first 4% of compensation. The total annual pre-income tax addition to any employees' account in any calendar year may not exceed the lesser of (i) $30,000 or (ii) 25% of annual compensation less the amount of the contribution and any salary conversion. During 1996, the employee pre-income tax contribution was limited to $9,500. An employee may also contribute up to 10% of his annual compensation on an after-tax basis. Benefits under the 401(k) plan begin to be paid to the employee upon the close of the plan year in which one of the following events has occurred: the date the employee attains age 65, the date the employee terminates his service with the employer and the date specified in a written election made by the employee to receive benefits no later than April 1 of the year following the calendar year in which the employee retires, dies, becomes disabled, reaches age 70 1/2 or is terminated.

    Effective September 1, 1994, certain executive employees of the Company became eligible to participate in a "Supplemental Executive Retirement Plan." That plan was adopted by the Company's Board of Directors on June 30, 1994. Subject to the discretion of the Board of Directors, the plan provides for the Company to credit to the account of each executive eligible to participate in the Supplemental Plan amounts equal to (i) the difference between amounts actually contributed to the Company's 401(k) plan on behalf of the executive and the amounts which could have been contributed if certain provisions of the Internal Revenue Code did not prohibit the contribution of such amounts and (ii) the difference between the benefits actually payable to the executive under the provisions of Retirement Plan "A" and the amounts which would be payable under Retirement Plan "A" if certain provisions of the Internal Revenue Code did not prohibit the payment of such benefits. In addition, the executive may elect to defer a portion of his or her compensation, ranging from 2% to 16%, by regular payroll deductions under the Supplemental Plan, and may also so defer 100% of all bonus and profits-per-acre payments. The Supplemental Plan is an "unfunded" plan, with all amounts to be paid under the Supplemental Plan to be paid from the general assets of the Company when due and also to be subject to the claims of the Company's creditors.

    The following table reflects the estimated annual benefits payable to a fully-vested executive officer of the Company under the Supplemental Plan, upon retirement at age 65, after 15, 20, 25, 30 and 35 years of annual service at the remuneration levels set forth in the table:

                PLAN A--NON QUALIFIED BENEFITS 1996 CALCULATION

                                                                             YEARS OF SERVICE
                                                         --------------------------------------------------------
REMUNERATION                                                15         20          25          30          35
-------------------------------------------------------  ---------  ---------  ----------  ----------  ----------
$125,000...............................................  $       0  $       0  $        0  $        0  $        0
$150,000...............................................  $       0  $       0  $        0  $        0  $        0
$175,000...............................................  $   5,250  $   7,000  $    8,750  $   10,500  $   10,500
$200,000...............................................  $  10,500  $  14,000  $   17,500  $   21,000  $   21,000
$225,000...............................................  $  15,750  $  21,000  $   26,250  $   31,500  $   31,500
$250,000...............................................  $  21,000  $  28,000  $   35,000  $   42,000  $   42,000
$300,000...............................................  $  31,500  $  42,000  $   52,500  $   63,000  $   63,000
$400,000...............................................  $  52,500  $  70,000  $   87,500  $  105,000  $  105,000
$450,000...............................................  $  63,000  $  84,000  $  105,000  $  126,000  $  126,000
$500,000...............................................  $  73,500  $  98,000  $  122,500  $  147,000  $  147,000

                             PRINCIPAL SHAREHOLDERS

    As of the date hereof, no director owns beneficially more than 1% of the Company's issued and outstanding Preferred Stock and the directors, as a group, beneficially own less than 3% of the Company's issued and outstanding Preferred Stock. To the best of the Company's knowledge, no other party beneficially owns more than 1% of the Company's Preferred Stock.

                DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

AUTHORIZED AND OUTSTANDING STOCK

    As of May 31, 1997, American Crystal was authorized to issue 4,000 shares of Common Stock, $10 par value, and 600,000 shares of Preferred Stock, $76.77 par value. As of May 31, 1997, there were 2,562 shares of Common Stock and 436,915 shares of Preferred Stock issued and outstanding.

QUALIFICATIONS FOR SHARE OWNERSHIP

    Ownership of both Common Stock and Preferred Stock is restricted to sugarbeet farm operators in the territory in which the Company is engaged in business. The term "operator" means a person, firm, partnership or corporation who is the legal owner of the sugarbeet crop, has a majority financial interest in the crop, has general control of the sugarbeet operations of the farm where the sugarbeet crop is grown, and is a "bona fide farmer" as that term is defined in the United States Farm Credit Administration regulations (12 C.F.R. Section 613.3020). As used in this Prospectus, "member" means a farm operator who is a common shareholder of the Company.

COMMON STOCK

    No member may own more than one share of Common Stock. Only holders of a share of Common Stock are entitled to vote for the election of directors and on other matters relating to the management and affairs of the Company determined by shareholders. Each member has an equal vote in the election of directors (but only from the member's district) and on other matters, regardless of the number of acres grown or volume of business done with American Crystal. Three directors are elected from each of the Company's five factory districts by the members (common shareholders) in each such district.

    The Board of Directors, may, by resolution, determine that a member is no longer eligible to be a holder of Common Stock. Upon such determination, the Board may refund the par value of the member's share of Common Stock and, upon such payment, the member will cease to have voting rights as a shareholder.

    All of the outstanding shares of Common Stock, and the shares of Common Stock to be sold pursuant to this offering, are validly issued and non-assessable.

PREFERRED STOCK

    Ownership of Preferred Stock entitles a member to grow sugarbeets for sale to American Crystal. The Board of Directors determines the acreage that may be grown for each share of Preferred Stock owned. However, as noted above, after November 30, 1994, each share of Preferred Stock has represented the right to sell the sugarbeets produced on approximately one acre of land to the Company. Management's current intention is that a 1 to 1 ratio between shares and acres be maintained for the foreseeable future, subject to tolerances for overplanting and underplanting established by the Board each year. Those tolerances vary from year to year, in the discretion of the Board of Directors. Shares of Preferred Stock have no voting rights. The Company has no obligation to repurchase the Preferred Stock of a grower found to be ineligible for continued membership.

SALE AND TRANSFER OF SHARES

    A member desiring to sell his or her Common Stock or Preferred Stock must first offer them to the Company for purchase at par value. If the Company declines to purchase such shares, either class may be sold to a new member (i.e., another farm operator not already a member) and Preferred Stock may be sold to one or more existing members or farm operators approved for membership, in each case subject to approval by the Board of Directors. Because the number of acres of sugarbeets a member may grow for sale to the Company is directly related to the number of shares of Preferred Stock owned, a limited, private market for Preferred Stock exists. To date, the Company's Board of Directors has not exercised the Company's right of first refusal to purchase shares offered for sale by its members. In the absence of the exercise of such right of first refusal, the Company is aware of sales of Preferred Stock at prices in excess of the par value of those shares. However, as the Company does not require parties seeking approval for transfers to provide information regarding the transfer price, the Company does not possess verifiable information regarding the transfer price involved in recent transfers of the Company's Preferred Stock.

NO DIVIDENDS

    The Company's Bylaws prohibit the payment of dividends on the Common Stock and Preferred Stock. Shareholders receive distributions from the Company in the form of beet payments and the return of unit retains.

DISTRIBUTION OF ASSETS UPON DISSOLUTION

    The Company's Bylaws establish the following order and priority for distribution of the Company's assets upon dissolution, with each category to be satisfied in full before any distribution is made to the next: first, all debts and liabilities of the Company must be paid; second, the par value of the Preferred Stock must be returned to the holders thereof; third, all capital furnished through patronage and unit retains must be retired without priority as to year on a pro rata basis; fourth, all paid-in surplus theretofore allocated to particular shareholders or former shareholders must be returned; and fifth, the par value of the Common Stock must be returned to the holders thereof. The liquidation value of any property and assets of the Company remaining after such priority distributions are then to be distributed among the holders of Preferred Stock in proportion to the Preferred Stock held by each.

AMENDMENTS TO BYLAWS

    The Company's Bylaws may be amended by a majority of shareholders present at any regular or special meeting at which a quorum is present or represented by mail vote. The notice of such meeting must contain a summary of the proposed amendment.

UNIT RETAINS

    As a means of raising capital, an agricultural cooperative may retain a portion of the payments otherwise due members for their crops. This is called a "unit retain" or "unit retention capital." A unit retain "qualified" under the Internal Revenue Code is not taxable income to the cooperative under federal law and is taxable income to the cooperative's members, but is available for the general business purposes of the cooperative, including debt service. (Unit retains which are not "qualified" are taxable to the cooperative at the time when declared but are not taxed again when distributed to the cooperative's members.)

    American Crystal's Board of Directors may set a variable unit retain annually. Under the Company's Bylaws, the unit retain may be up to 10% of the weighted average gross per ton payment to all members for sugarbeets. For the fiscal years ended August 31, 1989, 1990, 1991 and 1992, American Crystal's unit retain was $1.50 per ton of sugarbeets delivered. The unit retain for the years ended August 31, 1993 and

1994 was $3.00 per ton, while the unit retain in the years ended August 31, 1995 and August 31, 1996 was $2.00 per ton of sugarbeets delivered.

    Cooperatives often have programs to return excess unit retains in subsequent years. American Crystal's unit retains may be returned to members if the Company's Board of Directors, in its discretion, finds the aggregate amount of outstanding unit retains to be in excess of the amounts needed for operating the Company's business and servicing its debts. The Company's Bylaws provide that it is the general policy to pay the oldest outstanding unit retains first. In recent years, the practice of the Company's Board of Directors has been to return unit retains after seven years.

    American Crystal has a policy of refunding all accumulated unit retains of disabled or deceased former members. During the years ended August 31, 1996, 1995, and 1994, such payments were approximately $296,000, $361,000, and $552,000, respectively.

TAX TREATMENT

    Subchapter T of the Internal Revenue Code sets forth rules for the tax treatment of cooperatives and applies both to cooperatives exempt from tax under
Section 521 of the Internal Revenue Code and to non-exempt corporations operating on a cooperative basis. American Crystal is a non-exempt cooperative.

    As a cooperative, American Crystal is not taxed on amounts withheld from its members in the form of qualified unit retains or on the amounts distributed to its members in the form of payments for sugarbeets. Consequently, such amounts are taxed only at the member level.

    Income derived by American Crystal from non-member business is not entitled to the "single tax" benefit of Subchapter T and is taxed to the cooperative at corporate income tax rates. For the fiscal year ended August 31, 1996, American Crystal had approximately $396,000 of net loss after taxes from its non-member business.

                              PLAN OF DISTRIBUTION

    The Company is offering and selling the Common Stock and Preferred Stock without the assistance of any underwriter or agent. Instead, certain of the Company's officers and directors will be responsible for completing the offer and sale of the Common Stock and Preferred Stock. Such officers will not receive any commission or compensation for such activities, other than their normal compensation as employees of the Company.

    With this Prospectus, each current member of the Company will receive a Subscription Agreement, identified as Subscription Document A. That document will indicate the number of shares of Preferred Stock he or she owned as of July 25, 1997. Based upon ownership of those shares of Preferred Stock, such member will be entitled to purchase in this offering his or her pro rata portion of 60,000 of the shares of Preferred Stock offered hereby, with such pro rata portion rounded to the next whole share of Preferred Stock. The number of shares of Preferred Stock represented by such pro rata portion will equal approximately 13.5% of the number of shares of Preferred Stock owned as of July 25, 1997, prior to rounding to the nearest whole share. (In addition to indicating the number of shares of Preferred Stock owned by a member as of July 25, 1997, the Subscription Agreement will also indicate the number of Preferred Stock which the member is entitled to purchase in this Offering.) EACH SUCH MEMBER WILL HAVE UNTIL 5:00 P.M., NOVEMBER 21, 1997 TO INDICATE TO THE COMPANY THAT HE OR SHE WISHES TO PURCHASE HIS OR HER PORTION OF THE PREFERRED STOCK OFFERED HEREBY. TO INDICATE HIS OR HER DESIRE TO PURCHASE SUCH SHARES, EACH MEMBER MUST RETURN TO THE COMPANY AN EXECUTED ORIGINAL OF THE SUBSCRIPTION AGREEMENT, ALONG WITH PAYMENT IN THE AMOUNT DETERMINED UNDER THE SUBSCRIPTION AGREEMENT, WHICH IS TO BE CALCULATED IN THE MANNER DESCRIBED BELOW. (THE OFFER AND SALE OF SHARES OF PREFERRED STOCK TO THE COMPANY'S CURRENT MEMBERS UPON THE BASIS OF THE RIGHTS DESCRIBED IN THIS PARAGRAPH IS REFERRED TO AS "POOL 1".) A MEMBER MAY RETURN HIS OR HER RESPONSE TO THE

COMPANY'S CORPORATE HEADQUARTERS BY PERSONAL DELIVERY OR BY CERTIFIED OR OTHER MAIL. HOWEVER, AS ALL RESPONSES MUST BE RECEIVED PRIOR TO THE DESIGNATED TIME, MEMBERS CHOOSING TO MAIL THEIR RESPONSE TO THE COMPANY ARE CAUTIONED TO ALLOW ADEQUATE TIME FOR AMERICAN CRYSTAL'S RECEIPT OF THE RESPONSE. IF THE COMPANY HAS NOT RECEIVED A RESPONSE FULLY COMPLYING WITH THE REQUIREMENTS DESCRIBED IN THIS SECTION FROM ANY MEMBER BY 5:00 P.M. ON NOVEMBER 21, 1997, EACH MEMBER FROM WHOM THE COMPANY HAS NOT RECEIVED A RESPONSE WILL BE CONCLUSIVELY PRESUMED TO HAVE WAIVED HIS OR HER RIGHT TO PARTICIPATE IN THIS OFFERING.

    A current member of the Company can also participate in a second portion of the offering, designated as "Pool 2", available only to current members of the Company. Each current member can indicate, by returning a completed "Indication of Interest in Purchasing Additional Shares" (identified as Subscription Document B), that he or she is willing to purchase shares of Preferred Stock in addition to the Preferred Stock which he or she has a right to purchase in Pool 1 of this offering. Each member may indicate a desire to purchase additional shares in an amount up to two (2) times the number of shares of Preferred Stock which such member is entitled to purchase in Pool 1 of the offering described in this Prospectus. Such response card must also be received by the Company before 5:00 p.m. on November 21, 1997. A member must purchase his or her pro rata portion of the shares of Preferred Stock offered in Pool 1 in order to be eligible to purchase any additional Preferred Stock in Pool 2. However, the member will be entitled to purchase any such additional Preferred Stock only if the procedure with respect to "Pool 2 Shares" described below results in the member being granted the opportunity to acquire additional Preferred Stock. A member of the Company as of July 25, 1997 may also indicate his or her interest in participating in "Pool 3" of the offering, by returning an executed "Indication of Interest in Purchasing Pool 3 Shares of Preferred Stock", (identified as Subscription Document C). Each such member may purchase a maximum of 50 shares of Preferred Stock in Pool 3, but only if such shares are available for sale in Pool 3 and only if the procedure with respect to Pool 3 described below results in the member being granted the opportunity to purchase any Pool 3 Shares.

    A party who is not a member of the Company as of July 25, 1997 may participate only in that portion of the offering designated as "Pool 3". To do so, a prospective member must indicate, by returning an executed "Indication of Interest in Purchasing Pool 3 Shares of Preferred Stock (identified as Subscription Document C) and an executed form of "Representations and Warranties For New Members" (identified as Subscription Document D), that he or she is willing to purchase the Preferred Stock and meets the various criteria for eligibility for membership in the Company. Each such subscriber may purchase a maximum of 50 shares of the Preferred Stock, but only if shares of Preferred Stock are available for sale in Pool 3 and only if the procedure with respect to "Pool 3 Shares" described below results in the prospective member being granted the opportunity to purchase Pool 3 Shares. The appropriate subscription documents must be received by the Company before 5:00 p.m. on November 21, 1997.

    After November 21, 1997, representatives of the Company will examine all responses received from prospective purchasers of Preferred Stock. All members who have indicated that they desire to acquire their pro rata portion of 60,000 of the share of Preferred Stock offered in this offering will be allocated such portion of the Preferred Stock offered hereby, subject to rounding to the nearest whole share (or such lesser number of shares of Preferred Stock as a current member may request to purchase). The allocation of shares of Preferred Stock on the basis of the pro rata rights to purchase described above will constitute Pool 1 of the offering described in this Prospectus. Any Preferred Stock remaining for sale after the Preferred Stock has been allocated to current members in Pool 1 will be designated as "Pool 2 Shares."

    The Preferred Stock available for purchase in Pool 2 will then be allocated among those members as of July 25, 1997 who have completed Subscription Document B, the "Indication of Interest in Purchasing Additional Shares." The Company's representatives will determine the number of Pool 2 Shares available for purchase. If the Company has received indications of interest in purchasing shares in Pool 2 which do not exceed the number of shares available for sale in Pool 2, each member who has completed subscription Document B will be entitled to purchase all shares requested on Subscription Document B. If the Company has received indications of interest in purchasing shares in Pool 2 which exceeds the number of shares available for purchase in Pool 2, the available shares will be allocated among those members who have completed Subscription Document B such that each participating member will be entitled to purchase that portion of the available Pool 2 Shares which is in the proportion of the number of shares requested by such member on Subscription Document B as compared to all shares requested by members from Pool 2. (The Company will not, however, issue any fractional shares of Preferred Stock.) Upon completion of such allocation of Pool 2 Shares, the Company's representatives will notify each member that he or she is eligible to purchase shares in Pool 2; upon receipt of such notice, such member will have a period of twenty (20) days in which to provide the Company with a completed Subscription Agreement for the purchase of Pool 2 Shares and payment for such shares, as described below. The Company's representatives will also determine if any Pool 2 Shares remain available for sale. If no Pool 2 Shares remain available for sale, the Company's offering will be completed. If Pool 2 Shares remain available and each member of the Company as of July 25, 1997 has purchased all shares of Preferred Stock which such member expressed an interest in purchasing on Subscription Document B, the remaining Pool 2 Shares will be designated as "Pool 3 Shares" and will become subject to the procedures described below for the allocation of Pool 3 Shares.

    Any Preferred Stock available for purchase after completion of the Pool 2 procedures described above will be designated as "Pool 3 Shares". All Pool 3 Shares will be available for purchase by (i) parties who were not members of the Company as of July 25, 1997 and seek to become members of the Company through the purchase of a share of Common Stock and some number of shares of Preferred Stock and (ii) members of the Company as of July 25, 1997 who did not receive the opportunity to purchase all desired shares in Pool 2. (However, any member of the Company who seeks to participate in Pool 3 must have indicated an interest in purchasing the maximum number of shares which could be requested in Pool 2 and purchased the maximum number of shares available to them in Pool 2.) The Pool 3 Shares will be allocated to such prospective purchasers in a random drawing to be held in December 1997, until no additional shares of Preferred Stock remain for sale or until the Company elects to terminate the Offerings described herein. After completion of the drawing, those subscribers whose Subscription Agreements have been drawn in the random drawing will be notified in writing of the number of shares of Preferred Stock which they are eligible to purchase. Payment of the amounts described below will be due within twenty (20) days of the date of the Company's notice to such parties. If payment for such shares is not received by the Company by the applicable due date, such prospective purchaser's ability to purchase any portion of the Pool 3 Shares will be terminated; the Company will then randomly draw a response card from another subscriber, who will be granted the opportunity to purchase the applicable portion of the Pool 3 Shares. The Company will continue with such procedure until all Pool 3 Shares have been purchased or until the Company elects, in its sole discretion, to cease efforts to sell the remaining shares of Preferred Stock. All parties who have purchased shares of Common Stock and/or Preferred Stock in this offering will receive confirmation of such purchase on or about February 27, 1998.

    At the time of execution of Subscription Agreement A for the purchase of shares, each purchaser who was a member of the Company as of July 25, 1997 will be required to provide (i) subject to the conditions and requirements described in this section, payment in full for the first forty-two percent (42%) of the shares of Preferred Stock (rounded to the next whole share) available to such member in Pool 1 and (ii) an initial payment of One Hundred Dollars ($100) for each other share of Preferred Stock for which the member has subscribed in Pool
1. Within twenty (20) days after receipt of a notice from the Company that the subscriber is entitled to purchase shares of Preferred Stock in Pool 2, each purchaser who was a member of the Company as of July 25, 1997 will be required to provide (i) subject to the conditions and requirements described in this section, payment in full for the first forty-two percent (42%) of the shares of Preferred Stock (rounded to the next whole share) available to such member in Pool 2 and (ii) an initial payment of One Hundred Dollars ($100) for each other share of Preferred Stock for which the member has subscribed in Pool 2. Within twenty (20) days after receipt of a notice from the Company that the subscriber is entitled to purchase shares of Preferred Stock in Pool 3, each purchaser will be required to provide, subject to the conditions and requirements described in this section, payment in full for the shares of Preferred Stock (rounded to the next whole share) available to such member in Pool 3.

    Payment for shares of Preferred Stock on the installment basis described above is available to members of the Company as of July 25, 1997 only with respect to that number of shares acquired IN EXCESS of forty two percent (42%) of the shares of Preferred Stock acquired in Pool 1 and that number of shares in excess of forty two percent (42%) of the shares of Preferred Stock which such member wishes to acquire due to obtaining the right to purchase such shares in Pool 2.

    A party who was not a member of the Company as of July 25, 1997 will be required, within twenty (20) days after receipt of a notice from the Company that the subscriber is entitled to purchase shares of Preferred Stock in Pool 3, to provide (i) payment for the share of Common Stock required as a condition of membership in the Company, and (ii) subject to the conditions and requirements described in this section, payment in full for the shares of Preferred Stock (rounded to the next whole share) to be purchased by such subscriber.

    The remaining portion of the purchase price for shares of Preferred Stock not paid in full upon execution of Subscription Agreements A and B will be due and payable in six (6) annual installments, due on each anniversary of the date on which executed Subscription Agreements are required to be returned to the Company, being November 21, 1997. With respect to each share to be paid for by installment payments, the annual installment will be $233.33, exclusive of rounding, the Company will provide the subscriber with an invoice for such amounts 30 days prior to the due date of each such installment.

    As noted elsewhere herein, all shares for which subscriptions have been received will be issued upon completion of the offering described herein, with each share of Preferred Stock to represent the right and obligation to deliver the sugarbeets grown on an acre of farm land. However, only those shares for which payment in full has been received prior to April 1, 1998 will represent the right and obligation to deliver the sugarbeets grown on a full acre of land in the 1998 crop season. Shares which have been purchased but for which the Company has not received full payment prior to April 1, 1998 will represent the right and obligation to deliver the sugarbeets grown on one half ( 1/2) of an acre of farmland during the 1998 crop season. Subject to adjustment by the Board of Directors in accordance with the Company's governing documents and the Growers Contract, such shares shall represent the right and obligation to deliver the sugarbeets grown on a full acre of farm land in the 1999 crop season and years thereafter. As security for payment of the remaining installments, the Company shall retain a security interest in those shares of Preferred Stock for which payment has not yet been made. Upon payment of each installment, the Company will release its lien on an additional number of shares of Preferred Stock, in proportion to the amount of the installment payment. Shares may not be transferred until the Company has received payment in full; in addition, any prepayment of amounts due with respect to shares of Preferred Stock will be applied to the last installment payment then remaining payable.

    Pursuant to the Company's Articles of Incorporation and Bylaws, the Company reserves the right to reject subscriptions from any party, in the Company's sole discretion. As described in "Description of Common and Preferred Stock," each prospective purchaser of Common Stock and Preferred Stock must also satisfy the requirements for membership in the Company contained in the Company's Articles of Incorporation and Bylaws.

                               LEGAL PROCEEDINGS

    From time to time and in the ordinary course of its business, the Company is named as a defendant in legal proceedings related to various issues, including worker's compensation claims, tort claims and contractual disputes. The Company is currently involved in certain legal proceedings which have arisen in the ordinary course of American Crystal's business; the Company is also aware of certain other potential claims which could result in the commencement of legal proceedings. The Company carries insurance which provides protection against certain types of claims. With respect to current litigation and potential claims of which the Company is aware, the Company's management believes that (i) the Company has insurance protection to cover all or a portion of any judgments which may be rendered against the Company with respect to certain claims or actions and (ii) any judgments which may be entered against the Company and which may exceed such insurance coverage or which may arise in actions involving potential liabilities not covered by insurance policies are not likely to have a material adverse effect upon the Company, or its assets or operations.

                           RELATED PARTY TRANSACTIONS

    Each of the Company's directors is also a sugarbeet farmer and a shareholder member or representative of a shareholder member of American Crystal. By virtue of their status as such members of the Company, each director or the member he represents sells sugarbeets to the Company and receives payments for those sugarbeets. Such payments for sugarbeets often exceed $60,000. However, such payments are received by the directors or the entities they represent on exactly the same basis as payments are received by other members of the Company for the delivery of their sugarbeets. Except for the sugarbeet sales described in the preceding sentences, none of the directors or executive officers of the Company have engaged in any other transactions with the Company involving amounts in excess of $60,000.

                              FINANCIAL STATEMENTS

    The financial statements of the Company for the fiscal years ended August 31, 1996, 1995 and 1994 have been audited by Eide Helmeke PLLP, Fargo, North Dakota, independent certified public accountants. Such financial statements have been included herein in reliance upon the report of Eide Helmeke PLLP. Also included are unaudited financial statements for the nine months ended May 31, 1997 and unaudited statements of operations, changes in members' investment and cash flows for the nine months ended May 31, 1996. Such unaudited financial information was prepared by the Company.

                         INDEX TO FINANCIAL STATEMENTS

AMERICAN CRYSTAL SUGAR COMPANY

  FINANCIAL STATEMENTS:

    Report of Independent Auditors....................................................     F-2

    Balance Sheets as of May 31, 1997 (Unaudited) and August 31, 1996, and 1995.......     F-4

    Statements of Operations for the Nine Months Ended May 31, 1997, and 1996
     (Unaudited) and the Years Ended August 31, 1996, 1995, and 1994..................     F-6

    Statements of Changes in Members' Investment for the Nine Months Ended May 31,
     1997, and 1996, (Unaudited) and the Years Ended August 31, 1996, 1995, and
     1994.............................................................................     F-7

    Statement of Cash Flows for the Nine Months Ended May 31, 1997, and 1996,
     (Unaudited) and the Years Ended August 31, 1996, 1995, and 1994..................     F-8

    Notes to Consolidated Financial Statements........................................     F-9

                         REPORT OF INDEPENDENT AUDITORS

To the Members of American Crystal Sugar Company
Moorhead, Minnesota

    We have audited the accompanying balance sheets of the American Crystal Sugar Company (a Minnesota cooperative corporation) as of August 31, 1996, and 1995, and the related statements of operations, changes in members' investments and cash flows for the years ended August 31, 1996, 1995, and 1994. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the American Crystal Sugar Company as of August 31, 1996, and 1995, and the results of its operations and its cash flows for the years ended August 31, 1996, 1995, and 1994, in conformity with generally accepted accounting principles.

    As described in Note 1 to the Financial Statements, the company changed its method of depreciating certain classes of property and equipment in 1996.

October 8, 1996
Fargo, North Dakota

                 (This page has been left blank intentionally.)

                         AMERICAN CRYSTAL SUGAR COMPANY

                                 BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                              MAY 31            AUGUST 31
                                                                            -----------  ------------------------
                                                                               1997         1996         1995
                                                                            -----------  -----------  -----------
                                                                            (UNAUDITED)
Current Assets:
  Cash and Cash Equivalents...............................................          43         3,807        3,420
  Accounts Receivable:
  Trade...................................................................      52,685        50,915       48,113
  Members.................................................................       3,242         3,845        4,207
  Other...................................................................       3,811         1,399        5,194
Advances to Related Parties...............................................      18,892        10,308        6,091
Inventories...............................................................     302,156        72,677      103,291
Prepaid Expenses..........................................................       2,861         3,088        3,825
                                                                            -----------  -----------  -----------
Total Current Assets......................................................     383,690       146,039      174,141
                                                                            -----------  -----------  -----------

Property and Equipment:
  Land....................................................................      12,170        12,059       11,876
  Buildings and Equipment.................................................     612,527       572,446      535,587
  Construction-in-Progress................................................      35,087        41,098       36,934
  Less: Accumulated Depreciation..........................................    (412,198)     (391,665)    (373,709)
                                                                            -----------  -----------  -----------
Net Property and Equipment................................................     247,586       233,938      210,688
                                                                            -----------  -----------  -----------

Other Assets:
  Investments in Banks for Cooperatives (Note 1)..........................      15,795        15,177       13,932
  Investments in Marketing Cooperatives (Note 6)..........................      17,490        15,468        5,545
  Investments in ProGold LLCompany (Note 1)...............................      45,844        51,330       12,452
  Other Assets............................................................       2,963         3,184        4,132
                                                                            -----------  -----------  -----------
Total Other Assets........................................................      82,092        85,159       36,061
                                                                            -----------  -----------  -----------
Total Assets..............................................................   $ 713,368   $   465,136  $   420,890
                                                                            -----------  -----------  -----------
                                                                            -----------  -----------  -----------

   The Accompanying Notes are an Integral Part of These Financial Statements.

                         AMERICAN CRYSTAL SUGAR COMPANY

                                 BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                      LIABILITIES AND MEMBERS' INVESTMENTS

                                                                                MAY 31           AUGUST 31
                                                                              -----------  ----------------------
                                                                                 1997         1996        1995
                                                                              -----------  ----------  ----------
                                                                              (UNAUDITED)
Current Liabilities:
  Short-Term Debt (Note 3)..................................................     184,056       13,643      53,932
  Current Maturities of Long-Term Debt (Note 3).............................      14,300       13,525      12,115
  Accounts Payable:
    Trade...................................................................       8,068       17,060      21,029
    Other...................................................................       2,701        7,490       4,864
  Accrued Continuing Costs (Note 1).........................................      72,723       --          --
  Other Current Liabilities.................................................      17,815       15,132      13,918
  Amounts Due Members.......................................................      63,733       47,118      40,237
                                                                              -----------  ----------  ----------
Total Current Liabilities...................................................     363,396      113,968     146,095

Long-Term Debt, Net of Current Maturities (Note 3)..........................     160,300      177,394     106,914
Deferred Income Taxes (Note 1)..............................................      --           --           1,029
Other Liabilities...........................................................      23,638       21,638      24,805
Commitments and Contingencies (Note 5)......................................      --           --          --
                                                                              -----------  ----------  ----------
Total Liabilities...........................................................     547,334      313,000     278,843
                                                                              -----------  ----------  ----------
Members' Investments (Note 1):
  Preferred Stock...........................................................      33,542       31,879      31,879
  Common Stock..............................................................          26           24          23
  Additional Paid-In Capital................................................      63,752       33,041      32,417
  Unit Retains..............................................................      88,954       97,191      88,487
  Pension Liability Adjustment..............................................      (4,519)      (4,518)     (5,674)
  Retained Earnings.........................................................     (15,721)      (5,481)     (5,085)
                                                                              -----------  ----------  ----------
Total Members' Investments..................................................     166,034      152,136     142,047
                                                                              -----------  ----------  ----------
Total Liabilities and Members' Investments..................................   $ 713,368   $  465,136  $  420,890
                                                                              -----------  ----------  ----------
                                                                              -----------  ----------  ----------

   The Accompanying Notes are an Integral Part of These Financial Statements.

                         AMERICAN CRYSTAL SUGAR COMPANY

                            STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                       NINE MONTHS ENDED MAY
                                                                 31                   YEAR ENDED AUGUST 31
                                                       ----------------------  ----------------------------------
                                                          1997        1996        1996        1995        1994
                                                       ----------  ----------  ----------  ----------  ----------
                                                            (UNAUDITED)
Net Revenue..........................................  $  489,557  $  511,592  $  688,012  $  605,960  $  563,420
Cost of Product Sold.................................     (60,081)     41,833     216,229     143,652     169,112
                                                       ----------  ----------  ----------  ----------  ----------
Gross Proceeds.......................................     549,638     469,759     471,783     462,308     394,308
Selling, General and Administrative Expenses.........     108,242     110,009     155,188     132,752     113,679
Accrued Continuing Costs (Note 1)....................      72,723      50,122      --          --          --
                                                       ----------  ----------  ----------  ----------  ----------
Operating Proceeds...................................     368,673     309,628     316,595     329,556     280,629
                                                       ----------  ----------  ----------  ----------  ----------
Other Income (Expense):
  Interest Income....................................       1,201         319         485         281         641
  Interest Expense...................................     (13,025)    (11,703)    (11,252)    (14,532)     (7,859)
  Other Income.......................................       8,377       4,210       4,200       1,934       2,081
  Other Expenses.....................................      (9,669)        (48)       (371)       (612)     (1,419)
                                                       ----------  ----------  ----------  ----------  ----------
  Other Income (Expense).............................     (13,116)     (7,222)     (6,938)    (12,929)     (6,556)
                                                       ----------  ----------  ----------  ----------  ----------
Proceeds Before Income Taxes.........................     355,557     302,406     309,657     316,627     274,073
Income Taxes (Provision)/ Benefit....................      --          --             549       3,922        (288)
                                                       ----------  ----------  ----------  ----------  ----------
Net Proceeds Before Cumulative Effect of Changes in
  Accounting Principle...............................     355,557     302,406     310,206     320,549     273,785
Cumulative Effect of Changes in Accounting
  Principle..........................................      --          --          --          --         (12,214)
                                                       ----------  ----------  ----------  ----------  ----------
Net Proceeds Resulting from Member and Non-Member
  Business...........................................  $  355,557  $  302,406  $  310,206  $  320,549  $  261,571
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
Distributions of Net Proceeds:
  Credited/(Charged) to Members' Investments:
    Member Tax Accounting Adjustment, Net............  $   --      $   --      $   --      $   (5,621) $  (12,585)
    Non-Member Business Income/(Loss)................     (10,240)     (2,444)       (396)        (15)       (544)
    Unit Retains Declared to Members.................      --          --          16,040      16,648      19,328
                                                       ----------  ----------  ----------  ----------  ----------
Net Credit/(Charge) to Members' Investments..........     (10,240)     (2,444)     15,644      11,012       6,199
Payments to/due Members for Sugarbeets, Net of Unit
  Retains Declared...................................     365,797     304,850     294,562     309,537     255,372
                                                       ----------  ----------  ----------  ----------  ----------
Total................................................  $  355,557  $  302,406  $  310,206  $  320,549  $  261,571
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------

   The Accompanying Notes are an Integral Part of These Financial Statements.

                         AMERICAN CRYSTAL SUGAR COMPANY

                 STATEMENTS OF CHANGES IN MEMBERS' INVESTMENTS
                                 (IN THOUSANDS)

                                                              ADDITIONAL
                                   PREFERRED                    PAID-IN      UNIT      LIABILITY    RETAINED
                                     STOCK     COMMON STOCK     CAPITAL     RETAINS   ADJUSTMENT    EARNINGS     TOTAL
                                  -----------  -------------  -----------  ---------  -----------  ----------  ----------
BALANCE, AUGUST 31, 1994........   $  30,429     $      24     $   5,558   $  81,433   $  (2,386)  $      551  $  115,609
  Member Tax Accounting
    Adjustment, Net.............      --            --            --          --          --           (5,621)     (5,621)
  Non-Member Business (Loss)....      --            --            --          --          --              (15)        (15)
  Unit Retains Withheld from
    Members ($2.00/Ton).........      --            --            --          16,648      --           --          16,648
  Payments to Estates and
    Disabled Individuals........      --            --            --            (374)     --           --            (374)
  Payments of 1987 Crop Unit
    Retains to Members..........      --            --            --          (9,220)     --           --          (9,220)
  Contributed Capital of
    Investee....................      --            --               460      --          --           --             460
  Pension Liability
    Adjustment..................      --            --            --          --          (3,288)      --          (3,288)
  Stock Issued/(Redeemed),
    Net.........................       1,450            (1)       26,399      --          --           --          27,848
                                  -----------          ---    -----------  ---------  -----------  ----------  ----------
BALANCE, AUGUST 31, 1995........      31,879            23        32,417      88,487      (5,674)      (5,085)    142,047
  Member Tax Accounting
    Adjustment, Net.............      --            --            --          --          --           --          --
  Non-Member Business (Loss)....      --            --            --          --          --             (396)       (396)
  Unit Retains Withheld from
    Members ($2.00/Ton).........      --            --            --          16,040      --           --          16,040
  Payments to Estates and
    Disabled Individuals........      --            --            --            (296)     --           --            (296)
  Payments of 1988 Crop Unit
    Retains to Members..........      --            --            --          (7,040)     --           --          (7,040)
  Contributed Capital of
    Investee....................      --            --               624      --          --           --             624
  Pension Liability
    Adjustment..................      --            --            --          --           1,156       --           1,156
  Stock Issued/(Redeemed),
    Net.........................      --                 1        --          --          --           --               1
                                  -----------          ---    -----------  ---------  -----------  ----------  ----------
BALANCE, AUGUST 31, 1996........      31,879            24        33,041      97,191      (4,518)      (5,481)    152,136
  Member Tax Accounting
    Adjustment, Net.............      --            --            --          --          --           --          --
  Non-Member Business (Loss)....      --            --            --          --          --          (10,240)    (10,240)
  Unit Retains Withheld from
    Members ($2.00/Ton).........      --            --            --          --          --           --          --
  Payments to Estates and
    Disabled Individuals........      --            --            --            (558)     --           --            (558)
  Payments of 1989 Crop Unit
    Retains to Members..........      --            --            --          (7,679)     --           --          (7,679)
  Contributed Capital of
    Investee....................      --            --            --          --          --           --          --
  Pension Liability
    Adjustment..................      --            --            --          --              (1)      --              (1)
  Stock Issued/(Redeemed),
    Net.........................       1,663             2        30,711      --          --           --          32,376
                                  -----------          ---    -----------  ---------  -----------  ----------  ----------
BALANCE, MAY 31, 1997...........   $  33,542     $      26     $  63,752   $  88,954   $  (4,519)  $  (15,721) $  166,034
                                  -----------          ---    -----------  ---------  -----------  ----------  ----------
                                  -----------          ---    -----------  ---------  -----------  ----------  ----------

   The Accompanying Notes are an Integral Part of These Financial Statements.

                         AMERICAN CRYSTAL SUGAR COMPANY

                            STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                             NINE MONTHS ENDED
                                                                   MAY 31              YEAR ENDED AUGUST 31
                                                            --------------------  -------------------------------
                                                              1997       1996       1996       1995       1994
                                                            ---------  ---------  ---------  ---------  ---------
                                                                (UNAUDITED)
Cash Provided By (Used In) Operations:
  Net Proceeds Resulting from Member and Non-Member
    Business..............................................  $ 355,557  $ 302,406  $ 310,206  $ 320,549  $ 261,571
  Payments to/due Members for Sugarbeets, Net of
    Unit Retains..........................................   (365,797)  (304,850)  (294,562)  (309,537)  (255,372)
Add/(Deduct) Non-Cash Items:
  Depreciation and Amortization...........................     21,157     19,482     20,314     28,174     25,117
  Loss on Investment Activities...........................      9,204     --         --         --         --
  Deferred Income Taxes...................................     --         --         (1,216)    (3,629)       175
  (Gain)/Loss on the Disposition of Property and
    Equipment.............................................       (146)      (143)       230         50         48
  Non-Cash Portion of Patronage Dividend from the Banks
    for Cooperatives......................................       (618)    (1,884)    (1,404)    (1,653)    (1,111)
  Deferred Gain Recognition...............................       (142)      (168)      (223)      (223)      (149)
Changes in Certain Elements of Working Capital:
  Accounts Receivable:
    Trade.................................................     (1,770)       169     (2,802)   (14,120)    (1,261)
    Members...............................................        603         79        362          8       (231)
    Other.................................................     (2,412)     1,594      3,795     (2,827)      (579)
    Inventories...........................................   (229,479)  (112,900)    30,614    (49,511)    16,243
    Prepaid Expenses......................................        227      1,098        737      1,727        540
    Advances to Related Parties...........................     (8,584)   (13,928)    (4,217)    (1,898)     3,073
    Accounts Payable
      Trade...............................................     (8,992)   (18,806)    (3,969)     6,536     (2,638)
      Other...............................................     (4,789)     2,260      2,626      3,295       (120)
    Other Current Liabilities.............................     72,842     51,428      1,214        525      1,675
    Amount Due Members....................................     16,615     17,169      6,881     (3,658)      (232)
                                                            ---------  ---------  ---------  ---------  ---------
Net Cash Provided By/(Used In) Operations.................   (146,524)   (56,994)    68,586    (26,192)    46,749
                                                            ---------  ---------  ---------  ---------  ---------
Cash Provided By/(Used In) Investing Activities:
  Purchases of Property and Equipment.....................    (34,181)   (20,831)   (43,549)   (48,636)   (50,015)
  Proceeds from the Sale of Property and Equipment........        146        143        151        191        135
  Investments in Banks for Cooperatives...................     --            773        159        770      1,178
  Investments in Marketing Cooperatives...................     (1,880)    (2,992)    (9,700)    (4,482)      (405)
  Investment in ProGold LLC...............................     (1,153)   (35,742)   (38,878)   (12,262)      (190)
  Changes in Other Assets.................................       (399)       175       (271)       178       (449)
                                                            ---------  ---------  ---------  ---------  ---------
Net Cash Used in Investing Activities.....................    (37,467)   (58,474)   (92,088)   (64,241)   (49,746)
                                                            ---------  ---------  ---------  ---------  ---------
Cash Provided By/(Used In) Financing Activities:
  Net Proceeds (Payments) on Short-Term Debt..............    170,413     80,829    (40,289)    53,932     (4,568)
  Proceeds from Long-Term Debt............................     12,866     52,900     85,000     20,300     30,100
  Long-Term Debt Repayment................................    (29,190)   (12,115)   (13,115)   (17,110)   (12,310)
  Changes in Other Long-Term Liabilities..................      1,999      1,715       (995)     3,601     10,734
  Changes in Preferred Stock..............................      1,663     --         --          1,450     --
  Changes in Common Stock.................................          2          1          1          1          3
  Changes in Additional Paid-In Capital...................     30,711     --            623     26,859     --
  Payment of Unit Retains.................................     (8,237)    (7,209)    (7,336)    (9,594)    (8,971)
                                                            ---------  ---------  ---------  ---------  ---------
Net Cash Provided by Financing Activities.................    180,227    116,121     23,889     79,439     14,988
                                                            ---------  ---------  ---------  ---------  ---------
Decrease in Cash and Cash Equivalents.....................     (3,764)       653        387    (10,994)    11,991
Cash and Cash Equivalents, Beginning of Period............      3,807      3,420      3,420     14,414      2,423
                                                            ---------  ---------  ---------  ---------  ---------
Cash and Cash Equivalents, End of Period..................  $      43  $   4,073  $   3,807  $   3,420  $  14,414
                                                            ---------  ---------  ---------  ---------  ---------
                                                            ---------  ---------  ---------  ---------  ---------

   The Accompanying Notes are an Integral Part of These Financial Statements.

                         AMERICAN CRYSTAL SUGAR COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                  (INFORMATION WITH RESPECT TO THE NINE-MONTH
              PERIODS ENDED MAY 31, 1997, AND 1996, IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    ORGANIZATION

    American Crystal Sugar Company (American Crystal) is a Minnesota agricultural cooperative corporation, which processes and markets sugar and sugar beet pulp, molasses and seed. Business done with its shareholders (members) constitutes "patronage business" as defined by the Internal Revenue Code and the net proceeds therefrom are credited to members' investments in the form of unit retains or distributed to members in the form of payments for sugar beets. Members are paid the net amounts realized from the current year's production less member operating costs determined on the basis of financial statement income in conformity with generally accepted accounting principles.

    The financial statements of American Crystal as of May 31, 1997, and for the nine month periods ended May 31, 1997, and 1996, and all information subsequent to August 31, 1996, are unaudited. All adjustments and accruals consisting only of normal recurring adjustments have been made which, in the opinion of management, are necessary for a fair presentation of the financial position and operating results of American Crystal for the interim periods presented.

    At a special meeting of the shareholders held on April 26, 1995, a resolution was adopted to amend the Bylaws of the Company and the Grower Agreement between the Company and each of its shareholders. The resolution changed the method by which the Company calculates the Cooperative's income for purposes of the grower beet payment. Under the previous method, the Company's income for the purposes of the grower beet payment was calculated on the basis of the Company's taxable income. The adopted resolution provided that effective with the fiscal year beginning September 1, 1996, income, for the purposes of the grower beet payment, will be calculated on the basis of the Company's financial statement income in conformity with generally accepted accounting principles.

    CASH AND CASH EQUIVALENTS

    American Crystal considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. American Crystal places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of the FDIC insurance limit.

    RECEIVABLES

    American Crystal grants credit, individually and through its marketing cooperatives, to its customers which are primarily companies in the food processing industry located throughout the United States. Ongoing credit evaluations of customers' financial condition are performed and the company maintains a reserve for potential credit losses. American Crystal does not believe it is dependent upon one or a few customers as no one customer accounted for more than 10% of sales.

    INVENTORIES

    Sugar, pulp and molasses inventories are valued at estimated net realizable value. Maintenance parts and supplies and beet seed inventories are valued at the lower of average cost or market.

                         AMERICAN CRYSTAL SUGAR COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                  (INFORMATION WITH RESPECT TO THE NINE-MONTH
        PERIODS ENDED MAY 31, 1997, AND 1996, IS UNAUDITED) (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    ACCRUED CONTINUING COSTS

    For interim reporting, the net proceeds from member business is determined based on the forecasted beet payment and the percentage of the tons of sugar beets processed to the total estimated tons of sugar beets to process for a given crop year. Accrued continuing costs represent the difference between the projected net proceeds from member business and actual member business crop year revenues realized and expenses incurred through the end of the reporting period. Accrued continuing costs are reflected in the interim Financial Statements as a cost on the Statements of Operations and as a current liability on the Balance Sheet.

    PROPERTY, EQUIPMENT AND DEPRECIATION

    Property and equipment are recorded at cost. Indirect costs and construction period interest are capitalized as a component of the cost of the qualified assets. Property and equipment are depreciated for financial reporting purposes principally using straight-line methods with estimated useful lives ranging from three to 45 years. Statutory lives and methods are used for income tax reporting purposes.

    Indirect costs capitalized were $1.0 million, $845,000 and $1.1 million in 1996, 1995, and 1994, respectively, and $802,000 and $688,000 for the nine-month period ended May 31, 1997, and 1996. Construction-period-interest capitalized was $3.8 million, $1.5 million and $1.4 million in 1996, 1995, and 1994 respectively, and $2.3 million and $1.1 million for the nine month period ended May 31, 1997, and 1996, respectively.

    INVESTMENTS IN THE BANKS FOR COOPERATIVES

    Investments in the Banks for Cooperatives are stated at cost plus unredeemed patronage refunds received or estimated to be received in the form of capital stock. Investment in marketing Cooperatives and ProGold Limited Liability Company are accounted for using the equity method.

    MEMBERS' INVESTMENTS

    PREFERRED AND COMMON STOCK--The ownership of common and preferred stock is restricted to a "farm operator" as defined by the bylaws of American Crystal. Each "farm operator" may own only one share of common stock and is entitled to one vote in the affairs of American Crystal. Each "farm operator" is entitled to grow a specified number of acres of sugar beets in proportion to the shares of preferred stock owned. The preferred shares are non-voting. All transfers of stock must be approved by American Crystal's board of directors and any shareholder desiring to sell stock must first offer it to American Crystal for

                         AMERICAN CRYSTAL SUGAR COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                  (INFORMATION WITH RESPECT TO THE NINE-MONTH
        PERIODS ENDED MAY 31, 1997, AND 1996, IS UNAUDITED) (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) repurchase at its par value. American Crystal has never exercised this repurchase option. The bylaws do not allow dividends to be paid on either the common or preferred stock.

                                                                              SHARES                  SHARES ISSUED
                                                                             PAR VALUE   AUTHORIZED   & OUTSTANDING
                                                                            -----------  -----------  --------------
Preferred Stock:
  May 31, 1997............................................................   $   76.77      600,000        436,915
  August 31, 1996.........................................................       76.77      600,000        415,255
  August 31, 1995.........................................................       76.77      600,000        415,255

Common Stock:
  May 31, 1997............................................................   $   10.00        4,000          2,562
  August 31, 1996.........................................................       10.00        4,000          2,444
  August 31, 1995.........................................................       10.00        4,000          2,343

    UNIT RETAINS--The bylaws authorize American Crystal's board of directors to require additional direct capital investments by members in the form of a variable unit retain of up to a maximum of 10% of the weighted average gross per-ton beet payment.

    American Crystal has a policy whereby the company refunds to the entity legally entitled thereto, the unit retains attributable to a deceased or totally and permanently disabled former shareholder.

    RETAINED EARNINGS--Retained earnings represent the cumulative net income/(loss) resulting from non-member business and the difference between member income as determined for financial reporting purposes and federal income tax reporting purposes prior to 1996. The non-member net loss was $396,000, $15,000 and $544,000 in 1996, 1995, and 1994, respectively, and $10,240,000 and
$2,444,000 for the nine month period ending May 31, 1997, and 1996, respectively.

    INCOME TAXES

    American Crystal is a non-exempt cooperative for federal income tax purposes. As such, American Crystal is subject to corporate income taxes on its net income from non-member sources. The provision for income taxes relates to the results of operations from non-member business, state income taxes and certain other permanent differences between financial and income tax reporting. Deferred income taxes are provided for timing differences between financial and income tax reporting.

    Examinations of the Company's federal income tax returns for the years ended on or before August 31, 1992, were conducted by the Internal Revenue Service
(IRS) in prior years. Statutory notices of deficiency had been issued by the IRS, proposing additional income taxes of $5.4 million, plus accrued interest. Petitions were filed with the Tax Court to contest the proposed increase in income taxes.

    During the nine months ended May 31, 1997, a tentative settlement was reached with the IRS. It is expected that this settlement will not have a material effect on these financial statements.

    Net income tax payments (refunds) for the years ended August 31, 1996, 1995, and 1994, were $(139,000), $183,000, and $63,000, respectively. Net income tax payments for the nine month period ended

                         AMERICAN CRYSTAL SUGAR COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                  (INFORMATION WITH RESPECT TO THE NINE-MONTH
        PERIODS ENDED MAY 31, 1997, AND 1996, IS UNAUDITED) (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
May 31, 1997, were $(6,000). There were no income tax payments for the nine month period ended May 31, 1996.

    ACCOUNTING ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) INVENTORIES:

    The major components of inventories are as follows (dollars in thousands):

                                                                                                  AUGUST 31,
                                                                                  MAY 31,    ---------------------
                                                                                    1997       1996        1995
                                                                                 ----------  ---------  ----------
Refined Sugar, Pulp, Molasses and Beet Seed....................................  $  279,870  $  46,155  $   78,440
Maintenance Parts and Supplies.................................................      22,286     26,522      24,851
                                                                                 ----------  ---------  ----------
    Total Inventories..........................................................  $  302,156  $  72,677  $  103,291
                                                                                 ----------  ---------  ----------
                                                                                 ----------  ---------  ----------

(3) INVESTMENT IN MARKETING COOPERATIVES:

    American Crystal has a one-third ownership interest in Midwest Agri-Commodities Company (Midwest). The amount of the investment is accounted for using the equity method. Earnings are returned to the company in the form of patronage dividends. All beet pulp and molasses produced is sold by Midwest as an agent for American Crystal. The amount of sales and related costs to be recognized by each owner is allocated based on their pro-rata share of production for the year. The owners provide Midwest with cash advances on an on-going basis for operating and marketing expenses incurred by Midwest. As of May 31, 1997, and August 31, 1996, and 1995, American Crystal advanced Midwest $23.5 million, $41.2 million and $34.4 million, respectively. American Crystal had outstanding advances to Midwest of $9.7 million, $3.2 million and $(545,000) as of May 31, 1997, and August 31, 1996, and 1995, respectively. The owners are guarantors of the short-term line of credit Midwest has with the St. Paul Bank for Cooperatives (Bank). As of May 31, 1997, and August 31, 1996, Midwest had outstanding short-term debt with the Bank of $4.0 million and $1.7 million, respectively, of which $2.9 million and $1.4 million, respectively, was guaranteed by American Crystal Company.

    As of January 1, 1994, American Crystal entered into a marketing agreement with United Sugars Corporation (United), whereby United will market the cooperative's production of sugar. The amount of the investment is accounted for using the equity method. American Crystal's investment in United was comprised of contributed assets with a net book value of $1.7 million and transferred liabilities of $1.1 million. Upon transfer, certain assets were revalued based on appraisals that increased the value of those assets by $4.2 million. This increased value was recorded by United as a capital contribution from American Crystal. American Crystal has recorded this $4.2 million as a deferred gain, net of deferred income taxes, and will amortize it over a period of 31 years. The investment in United is reported net of

                         AMERICAN CRYSTAL SUGAR COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                  (INFORMATION WITH RESPECT TO THE NINE-MONTH
        PERIODS ENDED MAY 31, 1997, AND 1996, IS UNAUDITED) (CONTINUED)

(3) INVESTMENT IN MARKETING COOPERATIVES: (CONTINUED) the unamortized deferred gain. During the nine month period ended May 31, 1997, and the year ended August 31, 1996, American Crystal invested an additional $5.8 million and $10 million, respectively in United. This investment was associated with the funding of United's current capital projects. All sugar produced is sold by United as an agent for American Crystal. As of May 31, 1997, American Crystal has a 70% ownership interest in United, however, American Crystal has only one-third voting rights. The amount of sales and related costs to be recognized by each owner is allocated based on their pro-rata share of production for the year. The owners provide United with cash advances on an ongoing basis for operating and marketing expenses incurred by United. During the nine months ended May 31, 1997, and the years ended August 31, 1996, and 1995, American Crystal advanced United $57.1 million, $66.8 million and $59.5 million respectively. American Crystal had net advances to United of $8.5 million, $7.1 million and $6.6 million as of May 31, 1997, and August 31, 1996, and 1995, respectively. American Crystal provides administrative services for United and is reimbursed for costs incurred. American Crystal was reimbursed $643,000, $708,000 and $655,000 for services provided during the nine months ended May 31, 1997, and the years ended August 31, 1996, and 1995, respectively.

                         AMERICAN CRYSTAL SUGAR COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                  (INFORMATION WITH RESPECT TO THE NINE-MONTH
        PERIODS ENDED MAY 31, 1997, AND 1996, IS UNAUDITED) (CONTINUED)

(4) PROGOLD LIMITED LIABILITY COMPANY:

    American Crystal has invested $48 million excluding capitalized interest of $4.3 million as a 46% ownership interest in ProGold Limited Liability Company. ProGold Limited Liability Company was formed to construct and operate a corn wet milling plant, which produces high-fructose corn syrup sweetener. Construction of the plant began in May 1995, with operations beginning in late 1996. Following is summary financial information for ProGold Limited Liability Company.

PROGOLD LIMITED LIABILITY COMPANY SUMMARY INFORMATION:

                                                                                MAY 31
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
Current assets........................................................  $   37,211  $    2,175
Fixed assets..........................................................     233,330     143,875
Other assets..........................................................       6,838       4,566
                                                                        ----------  ----------
Total assets..........................................................     277,379     150,616
                                                                        ----------  ----------
                                                                        ----------  ----------
Current liabilities...................................................      30,682      11,748
Long term liabilities.................................................     154,243      34,220
                                                                        ----------  ----------
Total liabilities.....................................................     184,925      45,968
Equity................................................................      92,454     104,648
                                                                        ----------  ----------
Total liabilities and equity..........................................  $  277,379  $  150,616
                                                                        ----------  ----------
                                                                        ----------  ----------
Sales revenue.........................................................  $   21,932  $   --
Cost of sales.........................................................      30,810      --
                                                                        ----------  ----------
Gross margins (Loss)..................................................      (8,878)     --
Other income..........................................................         211         350
Expenses..............................................................     (11,296)       (987)
                                                                        ----------  ----------
Net income (Loss).....................................................  $  (19,963) $     (637)
                                                                        ----------  ----------
                                                                        ----------  ----------

                         AMERICAN CRYSTAL SUGAR COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                  (INFORMATION WITH RESPECT TO THE NINE-MONTH
        PERIODS ENDED MAY 31, 1997, AND 1996, IS UNAUDITED) (CONTINUED)

(5) LONG-TERM AND SHORT-TERM DEBT:

    The long-term debt outstanding as of May 31, 1997, and August 31, 1996, and 1995, is summarized below:

                                                                                                 AUGUST 31,
                                                                                MAY 31,    ----------------------
                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------
                                                                                         (IN THOUSANDS)
Term loans from the St. Paul Bank for Cooperatives, due in varying amounts through 2008, interest at 6.07% to 9.2%, with first lien on substantially
  all property and equipment.................................................  $  141,300  $  168,800  $   94,900

Term loans from the First Bank, Minneapolis, due in equal amounts through
  2002, interest at 7.60% to 8.25%...........................................       6,000       6,000       7,000

Traill County Industrial Development Revenue Bonds, due in 2011 at variable
  interest rates.............................................................       6,700

Term loan from the Bank of North Dakota due in equal amounts through 2009,
  with interest at 6.34%.....................................................       9,600      10,400      11,200

Solid Waste Disposal Revenue Bonds, due in 2012 at variable interest rates...       5,500

Pollution control and industrial development revenue bonds, due in varying
  amounts through 2018, interest at 6.00% to 8.00%...........................       5,500       5,719       5,929
                                                                               ----------  ----------  ----------

                                                                                  174,600     190,919     119,029

  Less current maturities....................................................     (14,300)    (13,525)    (12,115)
                                                                               ----------  ----------  ----------

    Total long-term debt.....................................................  $  160,300  $  177,394  $  106,914
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

Aggregate maturities of long-term debt are as follows:

MAY 31,
----------------------------------------------------------------------------------
1998..............................................................................  $   14,300
1999..............................................................................      18,800
2000..............................................................................      18,900
2001..............................................................................      18,900
2002..............................................................................      18,900
Thereafter........................................................................      84,800
                                                                                    ----------
  Total...........................................................................  $  174,600
                                                                                    ----------
                                                                                    ----------

    The unused term loan line of credit with the St. Paul Bank for Cooperatives was $75.0 million as of May 31, 1997. There was no unused term loan line of credit with the St. Paul Bank for cooperatives as of August 31, 1996.

    During the nine months ended May 31, 1997, and the year ended August 31, 1996, American Crystal borrowed from the St. Paul Bank for Cooperatives, the Commodity Credit Corporation and issued

                         AMERICAN CRYSTAL SUGAR COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                  (INFORMATION WITH RESPECT TO THE NINE-MONTH
        PERIODS ENDED MAY 31, 1997, AND 1996, IS UNAUDITED) (CONTINUED)

commercial paper to meet its short-term borrowing requirements. As of May 31, 1997, and August 31, 1996, American Crystal had outstanding short-term debt with the Commodity Credit Corporation of $0 million and $8.6 million, respectively. As of May 31, 1997, and August 31, 1996, American Crystal had short-term debt outstanding with the St. Paul Bank for Cooperatives of $109 million and $5 million, respectively. As of May 31, 1997, American Crystal had commercial paper issues outstanding of $75 million. There was no outstanding issues as of August 31, 1996. During the nine months ended May 31, 1997, and the year ended August 31, 1996, American Crystal had available short-term lines of credit totaling $250 million and $220 million respectively.

    Average interest rates for short-term debt for the years ended August 31, 1996, and 1995, and nine months ended May 31, 1997, are shown below:

                                                                                           AUGUST 31,
                                                                          MAY 31,    ----------------------
                                                                           1997        1996        1995
                                                                        -----------  ---------     -----
Average interest rates................................................        6.03%       5.77%        6.8%
                                                                               ---         ---          --
                                                                               ---         ---          --

    The terms of the loan agreements with the St. Paul Bank for Cooperatives contain certain covenants related to, among other matters, the: level of working capital; ratio of term liabilities to members' investments; ratio of short-term debt balances to working capital; level of term debt to net funds generated; and investment in bank stock in amounts prescribed by the bank. As of May 31, 1997, American Crystal was in compliance with the terms of the loan agreements.

    Interest paid was $16.1 million, $16.8 million and $10.3 million for the years ended August 31, 1996, 1995, and 1994, respectively, and $12.9 million and $14.6 million for the nine months ended May 31, 1997, and 1996, respectively. Interest expense incurred was $11.3 million, $14.5 million and $7.9 million for the years ended August 31, 1996, 1995, and 1994, respectively, and $13.0 million and $11.7 million for the nine months ended May 31, 1997, and 1996, respectively. Interest capitalized was $3.8 million, $1.5 million, and $1.4 million for the years ended August 31, 1996, 1995, and 1994, respectively, and $2.3 million and $1.1 million for the nine months ended May 31, 1997, and 1996, respectively.

(6) FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The fair value of financial instruments is generally defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced liquidation sale. Quoted market prices are generally not available for the Company's financial instruments. Accordingly, fair values are based on judgments regarding anticipated cash flows, future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates involve uncertainties and matters of judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

    The estimated fair values of the Company's financial instruments as of May 31, 1997, and August 31, 1996, and 1995, are as follows:

    LONG-TERM DEBT--Based upon current borrowing rates with similar maturities, the fair value of the long-term debt approximates the carrying value.

    INVESTMENTS IN BANKS FOR COOPERATIVES. INVESTMENTS IN MARKETING COOPERATIVES AND INVESTMENTS IN PROGOLD LIMITED LIABILITY COMPANY--American Crystal believes it is not practical to estimate the fair value

                         AMERICAN CRYSTAL SUGAR COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                  (INFORMATION WITH RESPECT TO THE NINE-MONTH
        PERIODS ENDED MAY 31, 1997, AND 1996, IS UNAUDITED) (CONTINUED)

(6) FAIR VALUE OF FINANCIAL INSTRUMENTS: (CONTINUED) of these investments without incurring excessive costs because there is no established market for these securities and it is inappropriate to estimate future cash flows that are largely dependent on future earnings of these organizations.

(7) EMPLOYEE BENEFIT PLANS:

    COMPANY-SPONSORED DEFINED BENEFIT PENSION PLANS

    Substantially all employees who meet eligibility requirements of age and length of service are covered by a company-sponsored retirement plan. Plan A (nonunion employees) and Plan B (union employees) are defined benefit, noncontributory plans. The plans provide for vesting after 5 years of service with benefits for early retirement, normal retirement and disability or death.

    The assets of the plans are held by an insurance company. American Crystal's funding policy for Plan A is to contribute the normal cost of the plan determined under the entry age normal actuarial cost method, plus amounts necessary to amortize changes over 30 years. The funding policy for Plan B is to contribute the minimum required amount determined under the frozen initial liability actuarial cost method. The actuarial assumptions are shown below:

                                                                                   1996       1995       1994
                                                                                 ---------  ---------  ---------
Discount Rate..................................................................        7.5%       7.5%      8.25
Compensation Rate Increase (Plan A Only).......................................        5.0%       5.0%       5.0%
Rate of Return.................................................................        9.0%       9.0%       9.0%

    During 1996, the Company adopted a non-qualified Supplemental Executive Retirement Plan for a select group of management and employees. The plan is unfunded and provides for vesting after 5 years of service with benefits for early retirement, normal retirement and disability or death.

                         AMERICAN CRYSTAL SUGAR COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                  (INFORMATION WITH RESPECT TO THE NINE-MONTH
        PERIODS ENDED MAY 31, 1997, AND 1996, IS UNAUDITED) (CONTINUED)

(7) EMPLOYEE BENEFIT PLANS: (CONTINUED)
    The plans' status as of August 31, 1996, and 1995, is shown below:

                                                                                                1996       1995
                                                                                              ---------  ---------
                                                                                                 (IN THOUSANDS)
Normal Service Cost.........................................................................  $   1,366  $   1,281
Interest Cost on Projected Benefit Obligation...............................................      3,718      3,388
Return on Plan Assets.......................................................................     (7,414)    (3,458)
Multiple Employer Adjustment................................................................        (17)       (21)
Net Amortization (Deferral).................................................................      4,739        511
                                                                                              ---------  ---------
Net Pension Expense.........................................................................  $   2,392  $   1,701
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Actuarial Present Value of Benefit Obligations:
  Estimated Present Value of Vested Benefits................................................  $  44,933  $  41,855
  Estimated Present Value of Non-Vested Benefits............................................      3,368      2,901
                                                                                              ---------  ---------
Accumulated Benefit Obligation..............................................................     48,301     44,756
Value of Future Pay Increases...............................................................      7,239      6,086
                                                                                              ---------  ---------
Projected Benefit Obligation................................................................     55,540     50,842
Estimated Market Value of Plan Assets.......................................................     43,853     37,385
                                                                                              ---------  ---------
Projected Benefit Obligation in Excess of Plan Assets.......................................     11,687     13,457
Unrecognized Net Costs......................................................................    (14,407)   (17,262)
Unrecognized Net Assets.....................................................................      2,049      2,345
Minimum Pension Liability Adjustment........................................................      6,872      9,043
                                                                                              ---------  ---------
Net Pension Liability.......................................................................  $   6,201  $   7,583
                                                                                              ---------  ---------
                                                                                              ---------  ---------

    As required by Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions," American Crystal has recognized, as of August 31, 1996, a minimum pension liability of $6.9 million, an intangible pension asset of $2.4 million and a direct equity reduction of $4.5 million.

    For the period ended May 31, 1997, and 1996, American Crystal has recognized a minimum pension liability of $6.9 and $9.0 million and a pension expense of $1.4 and $1.7 million, respectively. The liability and expense recorded for the interim period ended May 31, 1997, and 1996, has been based upon management's best estimate as actuarial information is not available.

    LONG TERM INCENTIVE PLAN

    The Long Term Incentive Plan provides deferred compensation to certain key executives of American Crystal Sugar Company effective September 1, 1995. The Plan creates financial incentives that reward executives for long-term commitment to the Company and for successfully implementing the Company's long-term growth strategies. Such incentives are based upon contract rights which are available to the executive under the terms of the Plan, the value of which is related to the value of preferred shares of the Company.

                         AMERICAN CRYSTAL SUGAR COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                  (INFORMATION WITH RESPECT TO THE NINE-MONTH
        PERIODS ENDED MAY 31, 1997, AND 1996, IS UNAUDITED) (CONTINUED)

(7) EMPLOYEE BENEFIT PLANS: (CONTINUED)
    The plan allows participants to purchase a limited number of contract rights at the end of each three-year cycle. The plan establishes both minimum and maximum ownership levels. When an executive reaches his minimum ownership level he may sell any vested shares over the minimum to any qualified grower. The participant may also sell any vested shares at the time of his termination, disability or death. At the point of sale, the contract right becomes a share of preferred stock which the Company issues to the purchasing grower. The executive receives the proceeds of the sale less appropriate taxes. The long-term cost of the stock will not be to the Company, but to the grower who eventually purchases the stock from the executive.

    POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS OTHER THAN PENSIONS

    The components of accumulated other postretirement and postemployment benefit (OPEB) obligations and the periodic OPEB cost are set forth in the following table. The rates used in determining the actuarial present value of the accumulated OPEB obligations at August 31, 1996 and 1995, were a discount rate of 7.5%, a trend rate for the increase in future health care costs of 9.75% and 10.5% respectively, and an ultimate health care trend rate in 2002 of 5.5%. If the health care cost trend rate was increased by one percentage point for each year, OPEB expense would have increased approximately $271,000 in 1996, and the actuarial present value of accumulated OPEB obligations at August 31, 1996, would have increased approximately $1.9 million.

                                                                                      1996       1995
                                                                                    ---------  ---------
                                                                                       (IN THOUSANDS)
Actuarial Present Value of Accumulated OPEB Obligations:
    Retiree Benefits..............................................................  $   3,552  $   3,261
    Other Fully Eligible Active Plan Participants.................................      2,295      1,934
    Other Active Plan Participants................................................      7,186      5,292
                                                                                    ---------  ---------
    Present Value of Accumulated OPEB Obligations.................................     13,033     10,487
Unrecognized Net Gain from Experience Different from Actuarial Assumptions........      1,255      2,627
                                                                                    ---------  ---------
      Total Accrued OPEB Obligation...............................................     14,288     13,114
      Less Current Portion........................................................        831        397
                                                                                    ---------  ---------
      Noncurrent Accrued OPEB Obligation..........................................  $  13,457  $  12,717
                                                                                    ---------  ---------
                                                                                    ---------  ---------

                                                                                      1996       1995
                                                                                    ---------  ---------
                                                                                       (IN THOUSANDS)
Net Periodic OPEB Cost:
  Service Cost....................................................................  $     903  $     770
  Interest Cost...................................................................        742        802
  Amortization....................................................................       (100)       (11)
                                                                                    ---------  ---------
  Net Periodic OPEB Cost..........................................................  $   1,545  $   1,561
                                                                                    ---------  ---------
                                                                                    ---------  ---------

                         AMERICAN CRYSTAL SUGAR COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                  (INFORMATION WITH RESPECT TO THE NINE-MONTH
        PERIODS ENDED MAY 31, 1997, AND 1996, IS UNAUDITED) (CONTINUED)

(7) EMPLOYEE BENEFIT PLANS: (CONTINUED)
    DEFINED CONTRIBUTION PLANS

    American Crystal also has qualified 401(k) plans for all eligible employees. The plans provide for immediate vesting of benefits. Participants contribute a percentage of their gross earnings each pay period as provided in the participation agreement. The Company matches the nonunion and union participants' contribution up to 4% and 1% respectively, of their gross earnings. The company's contributions to this plan were $936,000, $887,000 and $580,000 for the years ended August 31, 1996, 1995, and 1994, respectively, and $746,000 and $653,000 for the nine-month period ended May 31, 1997, and 1996, respectively.

(8) ENVIRONMENTAL MATTERS:

    American Crystal is subject to extensive federal and state environmental laws and regulations with respect to water pollution, discharge permits, air pollution, noise pollution and solid waste disposal. American Crystal conducts an on-going pollution control program designed to meet these environmental laws and regulations. American Crystal was cited in May, 1994, by the State of Minnesota for noncompliance with nitrous oxide emissions for the pulp driers at the East Grand Forks facility. The Company was assessed a penalty of $61,000 by virtue of noncompliance with the air quality permit. This amount was charged to expense in 1995. The Company has installed natural gas pulp driers at the East Grand Forks facility at a cost of approximately $1.4 million. These driers are designed to bring the East Grand Forks facility into compliance with emission standards as well as provide operational efficiencies. A notice of violation was received in April 1995, from the State of North Dakota regarding emissions from the pulp drier at the Hillsboro factory. The Company retested emissions from the drier and is in compliance with North Dakota emission limits.

(9) COMMITMENTS AND CONTINGENCIES:

    American Crystal had outstanding letters of credit totaling $28.9 million and $3.9 million at May 31, 1997, and August 31, 1996, respectively. As of May 31, 1997, $1.4 million of Midwest Agri-Commodities Company debt was guaranteed by American Crystal.

    During 1995, the United Sugars' Board of directors authorized the construction of a sugar storage facility at the Crookston factory at a total estimated cost of approximately $6.5 million. American Crystal is responsible for the construction of this asset and all costs incurred are reimbursed by United Sugars. As of May 31, 1997, costs incurred related to the sugar storage facility were $6.1 million. The company was also committed to an additional $.4 million for the sugar storage facility as of May 31, 1997.

    American Crystal has outstanding commitments totaling $36.7 million as of May 31, 1997, for consulting services, equipment and construction contracts related to various capital projects.

    Under the terms of the ProGold Limited Liability Company (ProGold) Member Control Agreement, the ProGold Board of Governors can require American Crystal to provide additional capital contributions not to exceed $2.3 million per year. ProGold Grain, a division of the American Crystal, acts as an agent to procure corn to satisfy the obligations of American Crystal, Minn-Dak Farmers Cooperative and Golden Growers Cooperative to deliver corn to ProGold. To reduce the price risk of market fluctuations,

                         AMERICAN CRYSTAL SUGAR COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                  (INFORMATION WITH RESPECT TO THE NINE-MONTH
        PERIODS ENDED MAY 31, 1997, AND 1996, IS UNAUDITED) (CONTINUED)

(9) COMMITMENTS AND CONTINGENCIES: (CONTINUED)
American Crystal follows a policy of hedging substantially all corn purchase contracts and related sweetener sale contracts on behalf of ProGold.

    American Crystal is subject to various lawsuits and claims which arise in the ordinary course of its business. Management believes the disposition of all such proceedings, individually or in the aggregate, should not have a material adverse effect on the Company's financial condition.

(10) CHANGE IN ACCOUNTING PRINCIPLE:

    During 1994, American Crystal adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" and Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits." The new standards changed the method of accounting for the postretirement and postemployment benefits from a cash basis to the accrual basis. The result of these changes in accounting principle resulted in a reduction of net proceeds resulting from member and non-member business of $13.6 million in 1994. Prior fiscal years were not restated and the cumulative effect of the change on periods prior to the year ended August 31, 1994, totaling $12.2 million was charged, net of tax, against 1994 net proceeds resulting from member and nonmember business. This change had no effect on the growers' 1994 or 1995 net beet payments.

(11) SUPPLEMENTARY INCOME STATEMENT INFORMATION:

                                                 MAY 31,                             AUGUST 31,
                                       ----------------------------  -------------------------------------------
                                           1997           1996           1996           1995           1994
                                       -------------  -------------  -------------  -------------  -------------
Selling, general and administrative
  expenses:
  Maintenance and repairs............  $  19,662,000  $  19,381,000  $  32,852,000  $  30,641,223  $  29,524,000
  Research and development...........      3,188,000      3,112,000      4,301,000      3,899,000      4,566,000
  Advertising........................        *              *              *              *              *

Other income (expense):
  Gain on sale of stock held for
    investment.......................                                      567,560
  Marketing cooperative earnings.....       (340,000)       (74,014)      (256,545)      (151,962)       (97,420)
  Sale of sugarbeets to Minn-Dak
    Farmers Cooperative..............                                                                  4,463,000

------------------------

* American Crystal's advertising expense is paid by United Sugars Corporation. See Note 3 for further discussion regarding United Sugars Corporation.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR AN OFFER TO PURCHASE ANY SECURITIES OTHER THAN THE COMMON STOCK AND PREFERRED STOCK TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary...................................................................    3
Selected Financial Data...................................................    6
Risk Factors..............................................................    7
Determination of Offering Price...........................................   10
Use of Proceeds...........................................................   11
Dilution..................................................................   13
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   14
Description of Business...................................................   20
Property and Processing Facilities........................................   29
Employees.................................................................   30
Management................................................................   30
Executive Compensation....................................................   35
Description of Common Stock and Preferred Stock...........................   39
Plan of Distribution......................................................   41
Legal Proceedings.........................................................   45
Related Party Transactions................................................   45
Financial Statements......................................................   45

                                   500 SHARES
                                OF COMMON STOCK
                                      AND
                                 61,500 SHARES
                               OF PREFERRED STOCK

                                     [LOGO]

                                AMERICAN CRYSTAL
                                 SUGAR COMPANY

                                  COMMON STOCK
                                      AND
                                PREFERRED STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS:

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC registration fee..............................................  $  27,956
NASD review fee...................................................  $       0
Accounting fees and expenses......................................  $  25,000
Legal fees and expenses...........................................  $  60,000
Printing expenses.................................................  $  40,000
Blue Sky fees and expenses........................................  $   1,000
Miscellaneous.....................................................  $   3,544
                                                                    ---------
    Total.........................................................  $ 157,500
                                                                    ---------
                                                                    ---------

    Except for the SEC registration fee, all of the foregoing expenses have been estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's Bylaws provide for the indemnification of certain corporate agents, including the Company's directors, officers and employees. Such indemnification is provided to the full extent provided by Minnesota Statutes
Section 300.082 and acts amendatory thereof or supplementary thereto. The indemnification provided to the Company's directors, officers and employees includes coverage for amounts actually and reasonably incurred by such individuals in connection with proceedings arising by reason of each such individual's status as an officer, director or employee. The amount for which the director, employee or officer is to be indemnified includes expenses, including attorney's fees, judgments, fines and amounts paid in settlement of claims.

    The Registrant also carries a directors' and officers' liability insurance policy in the amount of $15,000,000.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    The Company has borrowed a total principal amount of $5,500,000 from the City of East Grand Forks, Minnesota; the funds required for the City of East Grand Forks to provide such a loan were obtained from the issuance of "Pollution Control Revenue Refunding Bonds", in transactions exempt from the registration requirements of the federal and state securities laws.

    In 1994, 1995 and 1996 the Company also issued negotiable commercial paper notes (the "Notes") in an amount of $25,000,000 per year. In 1997, the Company issued negotiable commercial paper notes (the "Notes") in an amount of $75,000,000. The Notes were issued to institutional purchasers and sophisticated individual investors. The Notes issued in 1994, 1995 and 1996 have been repaid; a portion of the notes issued in 1997 have not yet become due and therefore have not been repaid. The Notes were issued in reliance on the exemption from registration provided by Section 3(a)(3) of the Securities Act of 1933, as amended, and in reliance on a No-Action Letter from the Securities and Exchange Commission to the Company dated October 13, 1987.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

 *3(i) Restated Articles of Incorporation of American Crystal Sugar Company.

 #3(ii) Restated By-laws of American Crystal Sugar Company.

  5.1  Opinion of Doherty, Rumble & Butler Professional Association.

#10(f) Growers' Contract (5-year Agreement).

*10(g) Growers' Contract (Annual Contract).

*10(h) Coal Supply Agreement between Registrant and Spring Creek Coal Company, dated August 1, 1986.

*10(i) Coal Transportation Agreement between Registrant and Northern Coal
         Transportation Company, dated August 1, 1986.

*10(j) Beet Loading and Hauling Agreement between Registrant and Transystems,
         Inc., dated May 18, 1993.

*10(k) Form of Uniform Member Marketing Agreement between Registrant and United
         Sugars Corporation, dated January 1, 1994.

*10(l) Trademark License Agreement between Registrant and United Sugars
         Corporation, dated November 1, 1993.

*10(m) Uniform Member Marketing Agreement, Pool Basis between Registrant and
         Midwest Agri-Commodities Company, dated April 14, 1992.

*10(n) Stipulation Agreement between Registrant and State of Minnesota Pollution
         Control Agency.

*10(o) Master Agreement between Registrant, United Sugars Corporation, American
         Federation of Grain Millers, AFL-CIO, CLC, et al.

*10(p) Loan Agreement between Registrant and St. Paul Bank for Cooperatives, dated December 20, 1993.

*10(q) Amended and Restated Loan Agreement between Registrant and First Bank
         National Association, dated November 22, 1993.

*10(r) Pension Contract and Amendments.

*10(s) Compensation, Severance and Loan Agreement with Mr. J. Famalette, dated
         March 2, 1992.

*10(t) Compensation and Loan Agreement with Mr. J. Famalette, dated October 1,
         1993.

*10(u) Form of Operating Agreement between Registrant and ProGold Limited
         Liability Company.

*10(v) Form of Member Control Agreement between Registrant and ProGold Limited
         Liability Company.

*10(w) Administrative Services Agreement between Registrant and ProGold Limited
         Liability Company

*10(x) Uniform Member Marketing Agreement.

#10(y) Coal Supply Agreement between Registrant and Spring Creek Coal Company, dated August 25, 1995 (Confidential treatment granted as to certain provisions).

#10(z) Coal Transportation Agreement between Registrant and Northern Coal
         Transportation Company, dated August 25, 1995 (Confidential treatment granted as to certain provisions).

#10(aa) Gas Sales Contract between Registrant and Coastal Gas Marketing Company, dated as of March 20, 1996 (Confidential treatment granted as to certain provisions.)

#10(bb) Employment Agreement with Mr. Daniel McCarty, dated as of April 8, 1996.

 10(cc) Amendment to Employment Agreement with Mr. Daniel McCarty, dated as of
         July, 1997.

 10(dd) Form of Subscription Agreement for Preferred Stock (Current Members).
         Subscription Document A.

 10(ee) Form of Indication of Interest in Purchasing Additional Shares of
         Preferred Stock (Current Members). Subscription Document B.

 10(ff) Form of Indication of Interest in Purchasing Pool 3 Shares of Preferred
         Stock. Subscription Document C.

 10(gg) Form of Statement of Representations and Warranties for New Members
         (Prospective Members). Subscription Document D.

 10(hh) Subscription Documents Instructions. (To be filed by amendment)

 23    Consent of Independent Public Accountant.

 24    Power of Attorney (included in the signature page to the Registration
         Statement).

------------------------

* Incorporated by reference from the Company's Registration Statement on Form S-1 (File No. 33-83868), declared effective November 23, 1994.

#  Incorporated by reference from the Company's Registration Statement on Form
    S-1 (File No. 33-11693), declared effective November 13, 1996.

    (b) Financial Statement Schedules.

           None.

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

                                   SIGNATURES

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MOORHEAD, STATE OF MINNESOTA ON JULY 23, 1997.

                                AMERICAN CRYSTAL SUGAR COMPANY

                                By             /s/ DANIEL J. MCCARTY
                                     -----------------------------------------
                                     Daniel J. McCarty, CHIEF EXECUTIVE OFFICER
                                                Dated: July 23, 1997

    EACH OF THE UNDERSIGNED OFFICERS AND DIRECTORS OF AMERICAN CRYSTAL SUGAR COMPANY HEREBY APPOINTS DANIEL J. MCCARTY, SAMUEL S.M. WAI, JAMES J. HORVATH AND JOSEPH J. TALLEY, AND EACH OF THEM (WITH FULL POWER TO ACT ALONE), AS ATTORNEYS AND AGENTS FOR THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION, FOR AND IN THE NAME, PLACE AND STEAD OF THE UNDERSIGNED, TO SIGN AND FILE WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) AND EXHIBITS TO THIS REGISTRATION STATEMENT AND ANY AND ALL APPLICATIONS, INSTRUMENTS, OR DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PERTAINING TO THE REGISTRATION OF THE SECURITIES COVERED HEREBY, WITH FULL POWER AND AUTHORITY TO DO AND PERFORM ANY AND ALL ACTS AND THINGS WHATSOEVER REQUISITE AND NECESSARY OR DESIRABLE.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ DANIEL J. MCCARTY
------------------------------  Chief Executive Officer        July 23, 1997
      Daniel J. McCarty

     /s/ JAMES J. HORVATH
------------------------------  Chief Financial Officer        July 23, 1997
       James J. Horvath

     /s/ SAMUEL S. M. WAI
------------------------------  Corporate Controller           July 23, 1997
       Samuel S. M. Wai

    /s/ MICHAEL A. ASTRUP
------------------------------  Director                       July 23, 1997
      Michael A. Astrup

     /s/ JERRY D. BITKER
------------------------------  Director                       July 23, 1997
       Jerry D. Bitker

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

       /s/ PAUL BORGEN
------------------------------  Director                       July 23, 1997
         Paul Borgen

     /s/ AIME J. DUFAULT
------------------------------  Director                       July 23, 1997
       Aime J. Dufault

    /s/ STEVEN M. GOODWIN
------------------------------  Director                       July 23, 1997
      Steven M. Goodwin

     /s/ COURT G. HANSON
------------------------------  Director                       July 23, 1997
       Court G. Hanson

       /s/ LONN M. KIEL
------------------------------  Director                       July 23, 1997
         Lonn M. Kiel

     /s/ DAVID J. KRAGNES
------------------------------  Director                       July 23, 1997
       David J. Kragnes

  /s/ FRANCIS L. KRITZBERGER
------------------------------  Director                       July 23, 1997
    Francis L. Kritzberger

       /s/ WAYNE LANGEN
------------------------------  Director                       July 23, 1997
         Wayne Langen

     /s/ PATRICK D. MAHAR
------------------------------  Director                       July 23, 1997
       Patrick D. Mahar

      /s/ BARRY W. MALME
------------------------------  Director                       July 23, 1997
        Barry W. Malme

   /s/ RONALD E. REITMEIER
------------------------------  Director                       July 23, 1997
     Ronald E. Reitmeier

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ G. TERRY STADSTAD
------------------------------  Director                       July 23, 1997
      G. Terry Stadstad

     /s/ ROBERT VIVATSON
------------------------------  Director                       July 23, 1997
       Robert Vivatson

                               INDEX TO EXHIBITS

 EXHIBITS                                                                                                     PAGE
-----------                                                                                                 ---------
        *3(i) Restated Articles of Incorporation of American Crystal Sugar Company.........................

        #3(ii) Restated By-laws of American Crystal Sugar Company...........................................

         5.1 Opinion of Doherty, Rumble & Butler Professional Association.................................

       #10(f) Growers' Contract (5-year Agreement).........................................................

       *10(g) Growers' Contract (Annual Contract)..........................................................

       *10(h) Coal Supply Agreement between Registrant and Spring Creek Coal Company, dated August 1,
               1986.......................................................................................

       *10(i) Coal Transportation Agreement between Registrant and Northern Coal Transportation Company, dated August 1, 1986.......................................................................

       *10(j) Beet Loading and Hauling Agreement between Registrant and Transystems, Inc., dated May 18,
               1993.......................................................................................

       *10(k) Form of Uniform Member Marketing Agreement between Registrant and United Sugars Corporation, dated January 1, 1994......................................................................

       *10(l) Trademark License Agreement between Registrant and United Sugars Corporation, dated November
               1, 1993....................................................................................

       *10(m) Uniform Member Marketing Agreement, Pool Basis between Registrant and Midwest
               Agri-Commodities Company, dated April 14, 1992.............................................

       *10(n) Stipulation Agreement between Registrant and State of Minnesota Pollution Control Agency.....

       *10(o) Master Agreement between Registrant, United Sugars Corporation, American Federation of Grain
               Millers, AFL-CIO, CLC, et al...............................................................

       *10(p) Loan Agreement between Registrant and St. Paul Bank for Cooperatives, dated December 20,
               1993.......................................................................................

       *10(q) Amended and Restated Loan Agreement between Registrant and First Bank National Association, dated November 22, 1993....................................................................

       *10(r) Pension Contract and Amendments..............................................................

       *10(s) Compensation, Severance and Loan Agreement with Mr. J. Famalette, dated March 2, 1992........

       *10(t) Compensation and Loan Agreement with Mr. J. Famalette, dated October 1, 1993.................

       *10(u) Form of Operating Agreement between Registrant and ProGold Limited Liability Company.........

       *10(v) Form of Member Control Agreement between Registrant and ProGold Limited Liability Company....

       *10(w) Administrative Services Agreement between Registrant and ProGold Limited Liability Company...

       *10(x) Uniform Member Marketing Agreement...........................................................

       #10(y) Coal Supply Agreement between Registrant and Spring Creek Coal Company, dated August 25, 1995
               (Confidential treatment granted as to certain provisions)..................................

       #10(z) Coal Transportation Agreement between Registrant and Northern Coal Transportation Company, dated August 25, 1995 (Confidential treatment granted as to certain provisions)............

 EXHIBITS                                                                                                     PAGE
-----------                                                                                                 ---------
       #10(aa) Gas Sales Contract between Registrant and Coastal Gas Marketing Company, dated as of March
               20, 1996 (Confidential treatment granted as to certain provisions.)........................

       #10(bb) Employment Agreement with Mr. Daniel McCarty, dated as of April 8, 1996......................

        10(cc) Amendment to Employment Agreement with Mr. Daniel McCarty, dated as of July, 1997............

        10(dd) Form of Subscription Agreement for Preferred Stock (Current Members). Subscription Document
               A..........................................................................................

        10(ee) Form of Indication of Interest in Purchasing Additional Shares of Preferred Stock (Current
               Members). Subscription Document B..........................................................

        10(ff) Form of Indication of Interest in Purchasing Pool 3 Shares of Preferred Stock. Subscription
               Document C.................................................................................

        10(gg) Form of Statement of Representations and Warranties for New Members (Prospective Members).
               Subscription Document D....................................................................

        10(hh) Subscription Documents Instructions. (To be filed by amendment)..............................

        23   Consent of Independent Public Accountant.....................................................

        24   Power of Attorney (included in the signature page to the Registration Statement).............

------------------------

* Incorporated by reference from the Company's Registration Statement on Form S-1 (File No. 33-83868), declared effective November 23, 1994.

#  Incorporated by reference from the Company's Registration Statement on Form
    S-1 (File No. 33-11693), declared effective November 13, 1996.